Exhibit 10.4

THE BANK OF NOVA SCOTIA,

as Administrative Agent

- and -

THE BANK OF NOVA SCOTIA and

BANK OF AMERICA, N.A., CANADA BRANCH,

as Co-Lead Arrangers and Joint Bookrunners

- and -

BANK OF AMERICA, N.A., CANADA BRANCH

as Syndication Agent

- and -

THE BANK OF NOVA SCOTIA and

BANK OF AMERICA, N.A., CANADA BRANCH,

as Lenders

- and -

ANIXTER CANADA INC. and TRI-ED ULC

as Borrowers

- and -

ANIXTER MID HOLDINGS B.V.,

as Guarantor

CREDIT AGREEMENT

OCTOBER 5, 2015

Fasken Martineau DuMoulin LLP

333 Bay Street

Suite 2400, Bay-Adelaide Centre

Toronto, Ontario M5H 2T6

(continued)

3.10	Evidence of Indebtedness.	47
3.11	General Provisions Relating to Letters.	47
3.12	Notice Periods.	49
3.13	Swingline Advances.	50
3.14	Administrative Agent’s Discretion to Allocate.	51

ARTICLE 4 DRAWDOWNS		52

4.1	Drawdown Notice.	52
4.2	Drawdown Restriction.	52

ARTICLE 5 ROLLOVERS		52

5.1	Bankers’ Acceptances.	52
5.2	LIBOR Loans and BA Equivalent Loans.	52
5.3	Rollover Notice.	53

ARTICLE 6 CONVERSIONS		53

6.1	Converting Loan to Other Type of Loan.	53
6.2	Converting Loan to Bankers’ Acceptances.	53
6.3	Converting Bankers’ Acceptances to Loan.	53
6.4	Conversion Notice.	54
6.5	Absence of Notice.	54
6.6	Conversion After Default.	54

ARTICLE 7 INTEREST AND FEES		54

7.1	Interest Rates.	54
7.2	Interest In Advance.	55
7.3	Calculation and Payment of Interest.	55
7.4	General Interest Rules.	55
7.5	Selection of Interest Periods.	56
7.6	Acceptance Fees.	56
7.7	Standby Fee.	57
7.8	Letter Fees.	57
7.9	Interest and Fee Adjustment.	57

ARTICLE 8 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS		58

8.1	Increased Costs.	58
8.2	Failure to Fund as a Result of Change of Circumstances.	59
8.3	Indemnity Relating to Credits.	60
8.4	Indemnity for Transactional and Environmental Liability.	61
8.5	Payments Free and Clear of Taxes.	62

ARTICLE 9 REPAYMENTS AND PREPAYMENTS		64

9.1	Repayment of Credit Facilities.	64

(continued)

9.2	Voluntary Prepayments.	65
9.3	Mandatory Prepayments under the NRT Facility.	65
9.4	Prepayment Notice.	66
9.5	Reimbursement Obligation for Maturing Bankers’ Acceptances.	66
9.6	Reimbursement or Conversion on Presentation of Letters.	67
9.7	Letters Subject to an Order.	68
9.8	Repayment of Credit Excess.	68
9.9	Currency of Repayment.	68

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		68

10.1	Representations and Warranties.	68
10.2	Survival of Representations and Warranties.	77

ARTICLE 11 COVENANTS		78

11.1	Affirmative Covenants.	78
11.2	Performance of Covenants by Administrative Agent.	88
11.3	Restrictive Covenants.	88
11.4	Deposit Arrangements and Subordinate Debt Documents.	91

ARTICLE 12 CONDITIONS PRECEDENT TO OBTAINING CREDIT		92

12.1	Conditions Precedent to All Credit.	92
12.2	Conditions Precedent to Effectiveness of Agreement.	92
12.3	Waiver.	96
12.4	Existing Letters of Credit.	96

ARTICLE 13 DEFAULT AND REMEDIES		96

13.1	Events of Default.	96
13.2	Refund of Overpayments.	100
13.3	Remedies Cumulative.	100
13.4	Set-Off.	101

ARTICLE 14 THE ADMINISTRATIVE AGENT		101

14.1	Appointment and Authorization of Administrative Agent.	101
14.2	Interest Holders.	102
14.3	Consultation with Counsel.	102
14.4	Documents.	102
14.5	Administrative Agent as Finance Party.	102
14.6	Responsibility of Administrative Agent.	103
14.7	Action by Administrative Agent.	103
14.8	Notice of Events of Default.	103
14.9	Responsibility Disclaimed.	104
14.10	Indemnification.	104
14.11	Credit Decision.	104

(continued)

14.12	Successor Administrative Agent.	105
14.13	Delegation by Administrative Agent.	106
14.14	Waivers and Amendments.	106
14.15	Determination by Administrative Agent Conclusive and Binding.	107
14.16	Adjustments among Lenders after Acceleration.	108
14.17	Redistribution of Payment.	108
14.18	Distribution of Notices.	109
14.19	Determination of Exposures.	109
14.20	Decision to Enforce Security.	110
14.21	Enforcement.	110
14.22	Application of Cash Proceeds of Realization.	110
14.23	Security Documents.	111
14.24	Entering into Contracts.	111
14.25	Discharge of Security.	111
14.26	Survivorship.	112

ARTICLE 15 GUARANTEE		112

15.1	Guarantee.	112
15.2	Nature of Guarantee.	112
15.3	Credit Parties not Bound to Exhaust Recourse.	113
15.4	Evidence of Finance Obligations.	114
15.5	Guarantee in Addition to Other Security.	114
15.6	Reinstatement.	114
15.7	Waiver of Notice, Etc.	114
15.8	Subrogation Rights, Assignment and Postponement of Claim.	114
15.9	Advance After Certain Events.	115
15.10	Parallel Debt (Covenant to pay the Administrative Agent).	115

ARTICLE 16 MISCELLANEOUS		116

16.1	Waivers.	116
16.2	Notices.	116
16.3	Severability.	116
16.4	Counterparts.	116
16.5	Successors and Assigns; No Third Party Rights or Liabilities.	116
16.6	Assignment.	117
16.7	Entire Agreement.	118
16.8	Judgment Currency.	118
16.9	Forum Selection and Consent to Jurisdiction.	119
16.10	Confidentiality.	120
16.11	USA PATRIOT Act Notice.	120
16.12	Anti-Money Laundering Legislation.	120
16.13	Waivers of Jury Trial.	121
16.14	Further Assurances.	121

(continued)

SCHEDULE A INDIVIDUAL COMMITMENTS	N-1

SCHEDULE B COMPLIANCE CERTIFICATE

SCHEDULE C FORM OF ASSIGNMENT

SCHEDULE D FORM OF DRAWDOWN NOTICE

SCHEDULE E FORM OF ROLLOVER NOTICE

SCHEDULE F FORM OF CONVERSION NOTICE

SCHEDULE G -1 CORPORATE STRUCTURE -(PRE- HDS ACQUISITION)

SCHEDULE G-2 CORPORATE STRUCTURE (POST- HDS ACQUISITION)

SCHEDULE H GUARANTEE AND SECURITY DOCUMENTS

SCHEDULE I QUALIFIED AFFILIATE INSTRUMENT OF ADHESION

SCHEDULE J PRIMARY OBLIGOR INSTRUMENT OF ADHESION

SCHEDULE K BORROWER INSTRUMENT OF ADHESION

SCHEDULE L CAPITAL OF PLEDGED COMPANIES

SCHEDULE M APPLICABLE MARGIN

SCHEDULE N LETTERS OF CREDIT UNDER EXISTING CREDIT AGREEMENT

THIS CREDIT AGREEMENT made as of the 5th day of October, 2015.

B E T W E E N:

THE BANK OF NOVA SCOTIA, a Canadian chartered bank

(herein, in its capacity as administrative agent of the Lenders, called the “Administrative Agent”)

- and -

THE BANK OF NOVA SCOTIA and BANK OF AMERICA, N.A., CANADA BRANCH, and one or more Persons to whom the foregoing or its permitted assigns may from time to time assign an undivided interest in the Loan Documents (as defined herein) and who agree to be bound by the terms hereof as a Lender (as defined herein)

(herein, in their capacities as lenders to the Borrowers, collectively called the “Lenders” and individually called a “Lender”)

- and -

ANIXTER CANADA INC., a corporation incorporated under the laws of Canada, as a borrower

(herein called “Anixter Canada”)

- and -

TRI-ED ULC, an unlimited liability company organized under the laws of the Province of British Columbia, as a borrower

(herein called “Tri-Ed”)

- and -

ANIXTER MID HOLDINGS BV, a company formed under the laws of the Netherlands, as a guarantor

(herein called “Anixter Mid Holdings”)

WHEREAS Anixter Canada has requested the Lenders to provide it with a certain non-revolving term credit facility and the Borrowers have requested that the Lenders provide it with a certain revolving term credit facility, in each case for the purposes set forth in Section 11.1(e) of this agreement;

AND WHEREAS such Lenders are each willing to provide such credit facilities to the relevant Borrowers for the aforementioned purposes upon the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms.

The following defined terms shall for all purposes of this agreement, or any amendment, substitute, supplement, replacement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

“Acquisition” means:

(a)	if the acquisition is a share purchase, Anixter Canada shall Control the entity being acquired immediately following the completion of such acquisition; or

(b)	if the acquisition is an asset purchase, all or substantially all of the assets of the vendor (or of a division or unit of the vendor) are being acquired.

“Additional Guarantor” means any Person which becomes a Guarantor pursuant to Section 11.1(s).

“Adjusted Consolidated Basis” means, in respect of any calculation, computation, results of operations, financial position or similar analysis or results during any fiscal period of Anixter Canada from and including January 1, 2015, the results of such calculations, computations, results of operations, financial position or similar analysis or results of Anixter Canada on a consolidated basis in accordance with GAAP but excluding the results of such calculations, computations, results of operations, financial position or similar analysis or results of any directly or indirectly owned Subsidiary incorporated or formed outside of Canada or any province or territory thereof.

“Affiliate” shall have the meaning ascribed thereto in the Canada Business Corporations Act.

“Agency Fee Letter” means the agency fee letter dated July 31, 2015 between Anixter Canada and The Bank of Nova Scotia, as the same may be amended, modified, supplemented or replaced from time to time.

“Alternate Base Rate Canada” means, at any particular time, the greater of (a) the Base Rate Canada at such time and (b) the Federal Funds Effective Rate at such time plus  1⁄2 of 1% per annum.

“AML/CTF Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any other anti-money laundering or counter-terrorism financing laws or regulations including without limitation, any laws or regulations imposing “know your customer” or other identification checks or procedures, that apply to a Credit Party, in any jurisdiction in connection with the Loan Documents.

“Applicable Law” means all public laws, statutes, ordinances, decrees, judgments, codes, standards, acts, orders, by-laws, rules, regulations, Official Body Consents, permits and requirements of all Official Bodies, in each case having the force of law and which now or hereafter may be lawfully applicable to and enforceable against any Company or its property or any part thereof.

“Applicable Margin” means, at any particular time, the applicable margin or fee rate, as the case may be, expressed as basis points per annum which are in effect at such time based upon the Total Leverage Ratio for the Fiscal Quarter that is the subject of the compliance certificate delivered by the Borrowers to the Administrative Agent at the time this agreement becomes effective or otherwise most recently delivered by the Borrowers to the Administrative Agent pursuant to Section 11.1(b)(iii), as set forth in the tables at Schedule M hereto; provided that (i) changes in the Applicable Margin shall be effective as set forth in Section 7.9 and (ii) changes in the Applicable Margin shall apply, as at the effective dates of such changes, to Loans and Letters outstanding on such dates, but only for those portions of applicable terms falling within those times during which the changes in the Applicable Margin are effective, as provided above. For the period from the date hereof until the Reporting Date with respect to the first full Fiscal Quarter after the Closing Date, the Applicable Margin shall be established pursuant to the compliance certificate delivered pursuant to Section 12.2(h)(viii) but in no event shall be less than Level 4.

“Asset Sale Prepayment Trigger Event” means the receipt by any Secured Obligor of any cash proceeds in an amount equal to or greater than $2,000,000 or the Exchange Equivalent thereof, from any sale of assets made in reliance in Section 11.3(m)(v) where such proceeds, or any portion thereof, have not been committed or reinvested by the relevant Secured Obligor within 365 days of the relevant asset sale.

“Available RT Credit” means, at any particular time, the amount, if any, by which the RT Credit Limit at such time exceeds the amount of credit outstanding under the RT Facility in favour of the Borrowers at such time.

“BA Discounted Proceeds” means, in respect of any Bankers’ Acceptances to be accepted by a Lender on any day, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated on such day by multiplying:

(a)	the aggregate face amount of such Bankers’ Acceptances; by

the amount equal to one divided by the sum of one plus the product of:

(a)	the BA Rate which is applicable to such Bankers’ Acceptance (expressed as a decimal); and

(b)	a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptances and the denominator of which is 365;

with the amount as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Equivalent Loan” shall have the meaning ascribed thereto in Section 3.5.

“BA Non-Schedule I Rate” means, with respect to an issue of Bankers’ Acceptances with the same maturity date to be accepted by a Non-Schedule I Lender hereunder, the lesser of (i) the discount rate per annum, calculated on the basis of a year of 365 days, determined by the Administrative Agent as being the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of the Non-Schedule I Lenders determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances, for bankers’ acceptances having a comparable face value and maturity date to the face value and the maturity date of such issue of Bankers’ Acceptances and (ii) the BA Schedule I Rate with respect to an issue of Bankers’ Acceptances with the same maturity date to be accepted by a Schedule I Lender hereunder on the same date plus 0.10% per annum.

“BA Proceeds” means, with respect to a particular Bankers’ Acceptance, the BA Discounted Proceeds with respect thereto less the amount of the acceptance fees in respect of such Bankers’ Acceptance calculated in accordance with Section 7.6.

“BA Rate” means the BA Schedule I Rate or the BA Non-Schedule I Rate, as the case may be.

“BA Schedule I Rate” means, with respect to an issue of Bankers’ Acceptances with the same maturity date to be accepted by a Schedule I Lender hereunder, the discount rate per annum, calculated on the basis of a year of 365 days, (i) equal to, as determined by the Administrative Agent, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of the Schedule I Lenders that appear on the Reuters Screen CDOR Page (or any page substituted therefor) for the Schedule I Lenders at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances, for bankers’

acceptances having a comparable face value and maturity date to the face value and maturity date of such issue of Bankers’ Acceptances or (ii) if such Page or any substitute therefor is not available, equal to, as determined by the Administrative Agent, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of the Schedule I Lenders determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of acceptance of such Bankers’ Acceptances, for bankers’ acceptances having a comparable face value and maturity date to the face value and maturity date of such issue of Bankers’ Acceptances.

“Bankers’ Acceptance” means a bill of exchange under the Bills of Exchange Act (Canada) or a depository bill under the Depository Bills and Notes Act (Canada) (a) drawn by a Borrower and accepted by a Lender, (b) denominated in dollars, (c) having a term of 30 to 180 days, as selected by such Borrower, (d) issued and payable only in Canada and (e) having a face amount of an integral multiple of $1,000.

“Banking Day” means any day, other than Saturday and Sunday, on which banks generally are open for business in Toronto, Ontario and Chicago, Illinois and, when used in respect of LIBOR Loans, means any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario, Chicago, Illinois and London, England and on which transactions can be carried on in the London interbank market.

“Base Rate Canada” means the variable rate of interest per annum equal to the rate of interest determined by the Administrative Agent from time to time as its base rate for United States dollar loans made by the Administrative Agent to commercial borrowers in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Administrative Agent, calculated on the basis of a year of 365 days or 366 days in the case of a leap year.

“Base Rate Canada Loan” means monies lent by the Lenders to the Borrowers in United States dollars and upon which interest accrues at a rate referable to the Alternate Base Rate Canada.

“Borrowers” means Anixter Canada, Tri-Ed and any other Subsidiary of Anixter Canada which has complied with Section 11.1(t) and “Borrower” means any one of the Borrowers.

“BMG Account” means Anixter’s Canada’s deposit account maintained with Bank Mendes Gans N.V. for the purpose of the deposit arrangements referenced at Section 11.4.

“Borrowing Group” means, at any particular time, Anixter Canada, and each of its direct and indirectly owned Subsidiaries which are incorporated under the laws of Canada or any province or territory thereof at such time.

“Borrowing Group EBITDA” means the Net Income, in accordance with generally accepted accounting principles for the most recently completed four consecutive Fiscal Quarters plus, to the extent deducted in the calculation of Net Income:

(a)	the provision for depreciation and amortization expense of the Borrowing Group for such period;

(b)	income taxes of the Borrowing Group for such period; and

(c)	net Interest Charges for such period;

Provided that, to the extent included in the calculation of Net Income, there shall be excluded from Borrowing Group EBITDA any non-cash, non-operating gains or losses (including, without limitation, extraordinary or unusual charges or gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses) during such period and further provided that, the Borrowing Group EBITDA for periods up to and including the four consecutive completed Fiscal Quarters ending on or about September 30, 2016 shall be calculated on a pro forma basis as if both the Target and Tri-Ed had been operating as part of the Borrowing Group for all of those four consecutive completed Fiscal Quarters, and that the results of the fasteners business divested prior to the HDS Acquisition are excluded for all of those four completed Fiscal Quarters.

“Branch of Account” means the Wholesale Banking Operations of the Administrative Agent located at 720 King Street West, Toronto, Ontario, or such other branch of the Administrative Agent located in Canada as the Borrowers and the Administrative Agent may agree upon.

“Canadian Dollar Equivalent” means the Exchange Equivalent in Canadian dollars of any amount of United States dollars.

“Capital Expenditures” means, for any particular period, the aggregate amount (expressed in Canadian dollars) of those expenditures of Anixter Canada which would, in accordance with generally accepted accounting principles and on an Adjusted Consolidated Basis, be considered expenditures for capital assets of Anixter Canada for such period, all as determined in accordance with Section 1.16.

“Capital Market Agreements” means each present or future agreement which evidences any commodity hedging transaction, spot or forward foreign exchange transaction, interest rate swap transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction.

“Capital Market Obligations” of a particular Obligor means all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to the Qualified Capital Market Lenders or any of them, or remaining unpaid to the Qualified Capital Market Lenders or any of them, under or in connection with all Secured Capital Market Agreements to which such Obligor is a party; provided, however, that “Capital Market Obligations” of a particular Obligor shall exclude any Excluded Obligations with respect to such Obligor.

“Cash” means, with respect to any Person at any particular time, cash and Cash Equivalents of such Person at such time.

“Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or by the government of Canada or any province thereof, in each case, having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit, money market deposits of, and bankers’ acceptances and commercial papers issued by, any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of U.S. $50,000,000 or of any Canadian chartered bank, in each case, with maturities of not more than one year from the date of acquisition by such Person, and (iii) investments in money market funds substantially all of whose assets are comprised of securities or instruments of the types described in clauses (i) and (ii) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearing house, and other cash management arrangements between any Obligor, on the one hand, and any one of the Qualified Cash Management Lenders (for so long as the relevant financial institution remains a Qualified Cash Management Lender hereunder), on the other.

“Change in Law” means the occurrence, after the date of this agreement, of any of the following: (a) the phase-in, adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any Applicable Law by any Official Body or the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Official Body provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the last condition precedent set forth in Section 12.2 of this agreement has been satisfied or otherwise waived by the Lenders.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and any successor statute.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” means, collectively, Anixter Canada and all direct and indirectly owned Subsidiaries of Anixter Canada and “Company” means any of the Companies.

“Control” means, with respect to control of a body corporate by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or affiliates of that Person of securities of such body corporate or the right to vote or direct the voting of securities of such body corporate to which, in the aggregate, are attached more than 50% of the votes that may be cast to elect directors of the body corporate, provided that the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate, and “Controlled” shall have a similar meaning.

“Conversion Notice” shall have the meaning ascribed thereto in Section 6.4.

“Credit Facilities” means the RT Facility and the NRT Facility and “Credit Facility” means either of the Credit Facilities.

“Credit Excess” means, as at a particular date, the amount, if any, by which the amount of credit outstanding under a particular Credit Facility as at the close of business on such date exceeds the corresponding Credit Limit as at the close of business on such date.

“Credit Limit” means the RT Credit Limit or the NRT Credit Limit, as applicable.

“Credit Parties” means the Administrative Agent, the Issuing Lender, the Swingline Lender and each Lender.

“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Defaulting Lender” means any relevant Lender that (a) has failed to fund any portion of any extension of credit required to be funded by it hereunder within two Banking Days of the date required to be funded by it hereunder unless such failure has been cured or unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other relevant Lender any other amount required to be paid by it hereunder within three Banking Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Administrative Agent that such Lender does not intend to fund its commitments hereunder (unless such notice relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice) cannot be satisfied),, (d) has been determined by a court of competent jurisdiction or regulator to be insolvent or is unable to meet its obligations or admits in writing it is unable to pay its debts as they generally become due, (e) is the subject of a bankruptcy or insolvency proceeding or (f) is subject to or is seeking the appointment of an administrator, regulator, conservator, liquidator, receiver, trustee, custodian or other similar official over any portion of its assets or business.

“Designated Account” means, with respect to transactions in a particular currency for a particular Borrower, the account of such Borrower maintained by the Administrative Agent at the Branch of Account for the purposes of transactions in such currency under this agreement.

“Distribution” means:

(a)	the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of a Secured Obligor, other than a dividend declared, paid or set aside for payment by a Secured Obligor which is payable in Shares;

(b)	the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of a Secured Obligor or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital of a Secured Obligor, including, without limitation, options, warrants, conversion or exchange privileges and similar rights; and

(c)	the payment of interest or the repayment of principal with respect to any Indebtedness which is subordinated and/or postponed to the Obligations.

“Draft” means any draft, bill of exchange, receipt, acceptance, demand or other request for payment drawn or issued under or in respect of a Letter.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.

“Environmental Laws” means all national, international, foreign, federal, state provincial or local statutes, laws, ordinances, codes, rules, regulations, guidelines, consent decrees and administrative orders applicable to any facilities or property operated or used by any Obligor having the force of law and relating to: (i) public health, (ii) the protection of the environment, or (iii) any hazardous or toxic waste, substance or material.

“EPA” means the Environmental Protection Act (Ontario), as amended from time to time, and any successor statute.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer under section 414 of the Code, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Companies” means the Obligors and the ERISA Affiliates and “ERISA Company” means any of the ERISA Companies.

“Event of Default” means any one of the events set forth in Section 13.1.

“Excess Cash Flow” means, for any Fiscal Year, the aggregate of Borrowing Group EBITDA for such Fiscal Year plus the proceeds of all asset sales by any member of the Borrower Group during such Fiscal Year which were not prohibited by Section 11.3(m) (to the extent such proceeds were not used to prepay the NRT Facility pursuant to Section 9.3(a)) less the following amounts (without duplication): (i) income and capital tax of Anixter Canada on an Adjusted Consolidated Basis paid in cash during such Fiscal Year; (ii) unfunded Capital Expenditures for such Fiscal Year; (iii) Interest Charges paid during such Fiscal Year; (iv) scheduled principal payments in respect of Indebtedness for borrowed money and the principal portion of scheduled Financing Lease payments and Purchase Money Obligation payments paid by the Borrowing Group during such Fiscal Year; (v) any voluntary and mandatory prepayments made pursuant to this agreement in such Fiscal Year; (vi) cash payments made by the Borrowing Group on account of Acquisitions and Investments not otherwise prohibited by this agreement; and (vii) the amount of the fees and expenses incurred by the Borrowers in connection with the Loan Documents and the Purchase Agreement.

“Exchange Equivalent” means, as of any particular date, with reference to any amount (the “original amount”) expressed in a particular currency (the “original currency”), the amount of the other currency into which the original amount of the original currency may be converted using the mid-rate quoted by the Administrative Agent (that is, the average of the Administrative Agent’s spot buying and selling rates) for such date. For the purpose of calculating any standby fee, or if the Exchange Equivalent is being determined at any time in respect of a previous day, the noon spot rate of the Bank of Canada on that day shall be used instead of the Administrative Agent’s mid-rate.

“Excluded Obligation” means, with respect to a particular Obligor, any Capital Market Obligation of such Obligor and such Obligor’s obligation under all or a portion of a Guarantee of any Capital Market Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee becomes effective with respect to such related Capital Market Obligation and each time the related Capital Market Obligation is amended or modified. If a Capital Market Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Capital Market Obligation that is attributable to swaps for which the relevant Guarantee is or becomes illegal.

“Excluded Taxes” means, with respect to each Credit Party or any other recipient of any payment to be made by or on account of any obligation of the Borrowers under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it (in lieu of net income taxes) and capital Taxes imposed on it, in each case by any jurisdiction (or any political subdivision thereof) as a result of a present or former connection between the relevant Credit Party and the jurisdiction imposing such tax (other than any such connection arising solely from a Credit Party having executed, delivered, become party to, or performed its obligations, or perfected a security interest under, or received a payment under, or engaged in any transaction in respect of, or enforced, any Loan Document), and (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction as a result of a connection described in clause (a) above, (c) withholding Taxes imposed by Part XIII of the Income Tax Act (Canada) on amounts payable by the Borrower to a Credit Party at the time such Credit Party becomes a party to this Agreement (other than pursuant to an assignment at such time that a Default has occurred and is continuing), except to the extent that, pursuant to Section 8.5, additional amounts with respect to such Taxes were payable to such Credit Party’s assignor immediately before such Credit Party became a party hereto, (d) withholding Taxes payable under Part XIII of the Income Tax Act (Canada) that are imposed on amounts payable to or for the account of a Credit Party as a consequence of the Credit Party not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Borrower at the time of such payment, (e) withholding Taxes payable under Part XIII of the Income Tax Act (Canada) that are imposed on amounts payable to or for the account of a Credit Party as a consequence of the Credit Party being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Borrower, or not dealing at arm’s length

(within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Borrower, and (f) U.S. withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the credit agreement dated as of November 18, 2005 entered into among Anixter Canada Inc., as borrower, Anixter Inc., Anixter International Inc., Anixter-Real Estate Inc., Anixter Information Systems Corporation, Anixter Financial Inc., Anixter Procurement Corporation and WireXpress Ltd., as guarantors and The Bank of Nova Scotia, as administrative agent and lender.

“Existing Letters of Credit” means those letters of credit referenced in Schedule N hereto which were issued pursuant to the Existing Credit Agreement.

“Exposure” means, with respect to a particular Finance Party at a particular time, the amount of the Finance Obligations owing to such Finance Party at such time, determined by such Finance Party in good faith in accordance with Section 14.19.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Facilities Termination Date” means the date on which all Obligations owing to the Credit Parties or any of them, or remaining unpaid to the Credit Parties or any of them, under this agreement have been satisfied in full and the Credit Facilities have terminated pursuant to Section 2.5.

“FATCA” means Section 1471 through 1474 of the Code, as amended as of the date of this agreement (or any amended or successor version that is substantially comparable, and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a year of 360 days and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Finance Documents” means the Loan Documents, the Secured Capital Market Agreements and the Cash Management Agreements and “Finance Document” means any of the Finance Documents.

“Finance Obligations” shall mean all indebtedness, obligations and liabilities (other than Excluded Obligations), present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Finance Documents and Finance Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Finance Documents to which such Obligor is a party. For certainty, “Finance Obligations” shall include interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate (including any rate applicable upon any Default or Event of Default to the extent lawful) specified herein, whether or not such interest is an allowable claim in such bankruptcy proceeding and shall exclude any Excluded Obligations with respect to such Obligor.

“Finance Obligations Termination Date” means the date on which all Finance Obligations owing to the Finance Parties or any of them, or remaining unpaid to the Finance Parties or any of them, under all Finance Documents have been irrevocably satisfied and paid in full and no Finance Party has any obligation to extend credit or services to any Obligor under any Finance Document.

“Finance Parties” means the Credit Parties, the Qualified Capital Market Lenders and the Qualified Cash Management Lenders.

“Financial Statements” means the audited consolidated financial statements of Anixter Canada for the 2014 Fiscal Year and the unaudited consolidated financial statements of Anixter Canada for the Fiscal Quarter ended on or about June 30, 2015, including any notes to the financial statements.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on the balance sheet of the lessee.

“Fiscal Quarter” means a 13 week (or periodically a 14 week) accounting period of Anixter Canada ending on or about the last day of each of March, June, September and December in each calendar year.

“Fiscal Year” means any of Anixter Canada’s accounting periods of four consecutive Fiscal Quarters ending on or about the last day of December in each calendar year. Any reference to, for example, the 2015 Fiscal Year, means the Fiscal Year ending closest to December 31, 2015.

“generally accepted accounting principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public

Accountants and statements and pronouncements of the financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantees” means one or more guarantees which have been entered into or are to be entered into by the Guarantors in favour of the Administrative Agent, each in form and substance satisfactory to the Administrative Agent, and pursuant to which each Guarantor guarantees the Finance Obligations of each other Obligor from time to time, including the guarantees described in Part I of Schedule H and the guarantee set forth in Article 15 hereof.

“Guarantors” means, from time to time, each Person which has executed and delivered to the Administrative Agent a Guarantee (including, without limitation, each Additional Guarantor) and “Guarantor” means any of the Guarantors.

“Hazardous Materials” means:

(a)	any petroleum product, asbestos, polychlorinated biphenyl (PCB), natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel; or

(b)	any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any applicable federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material or concerning the environment or public health, all as in effect on the applicable date.

“HDS Acquisition” means the Acquisition of all of the issued and outstanding Shares of Pro Canadian Holdings I, ULC by Anixter Canada pursuant to the Purchase Agreement.

“Hypothecary Representative” is defined in Section 14.1.

“Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money of such Person and such Person’s redemption obligations in respect of mandatorily redeemable Preferred Stock, (ii) Purchase Money Obligations of such Person, (iii) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iv) obligations of such Person under any Financing Lease, (v) all obligations of any Person under any Capital Market Agreement (or any other similar transaction including any option to enter into any Capital Market Agreement) measured on a marked-to-market basis at the time of determination, (vi) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (vii) contingent obligations of such Person with respect to the Indebtedness of another Person (including any guarantee or indemnity of such Person in respect of Indebtedness of another Person (to the extent, with respect to any such indemnity, of the amount of such indemnity which is not in dispute)) and (viii) actual end of day indebtedness under any Cash Management Agreements. For certainty, “Indebtedness” shall not include trade payables and other accrued liabilities incurred by such Person in the ordinary course of business.

“Indebtedness Prepayment Trigger Event” means the receipt by any Obligor of any proceeds from the issuance or incurrence of Indebtedness which is not Permitted Indebtedness.

“Indemnified Person” shall have the meaning ascribed thereto in Section 8.4(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document.

“Individual Commitment” means, with respect to a particular Lender and a particular Credit Facility, the amount set forth in Schedule A attached hereto, as reduced or amended from time to time pursuant to Sections 2.4, 8.2 and 16.6, as the Individual Commitment of such Lender with respect to such Credit Facility, provided that, upon the termination of a Credit Facility pursuant to Section 2.5, the Individual Commitment of each Lender with respect to such Credit Facility shall thereafter be equal to the amount of outstanding credit extended to the Borrowers by such Lender under such Credit Facility immediately prior to the termination of such Credit Facility.

“Insurance Prepayment Trigger Event” means the receipt by any Obligor of any property insurance proceeds (other than business interruption insurance proceeds or cargo insurance proceeds) in excess of $2,000,000 or the U.S. Dollar Equivalent thereof, where such proceeds or any portion thereof have not been used or committed by such Obligor to repair or replace the subject assets within 365 days of such Obligor’s receipt thereof.

“Intellectual Property” shall mean all of the (a) Canadian, United States and foreign registered and unregistered trade names, trademarks, service marks, domain names and other Internet addresses or identifiers, trade dress, corporate names and similar rights thereto, including any registrations for and applications (including intent to use applications) to register any of the foregoing, all renewals thereof and all goodwill associated therewith; (b) Canadian, United States and foreign patents and patent applications, including all provisional, divisions, continuations, continuations in part and reissues; (c) Canadian, United States and foreign registered and unregistered copyrights and applications for registration, renewals and extensions in connection any such registrations, together with all translations thereof; (d) trade secrets, know-how, inventions, invention disclosures, methods, processes, technical data, specifications, techniques, research and development information, technology, product roadmaps, drawings, designs, plans, proposals, financial, marking and business data, pricing and cost information, customer and supplier lists and any other confidential information (collectively, “Trade Secrets”); and (e) moral rights, publicity rights, database rights, mask works, utility and industrial models and registrations and applications for registration thereof, and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by trademarks, patents, copyrights or Trade Secrets.

“Intercompany Debt” means any Indebtedness from time to time owing by any member of the Borrowing Group to the Ultimate Parent or any Affiliate thereof including, without limitation Indebtedness owing under the Intercompany Notes.

“Intercompany Notes” means:

(a)	the promissory note dated December 31, 2014 made by Anixter Canada in favour of 9112855 Canada Inc. in the principal amount of Cdn $105,856,600; and

(b)	the amended and restated promissory note dated May 1, 2015 made by Anixter Canada in favour of XpressConnect Supply Inc. in the principal amount of Cdn $197,300,000.

“Interest Charges” means, for any period, for the Borrowing Group on a combined basis, the sum, without duplication, of (a) combined interest expenses determined in accordance with generally accepted accounting principles minus (b) the amount of non-cash interest (including interest on the Intercompany Notes, to the extent that it is a non-cash payment).

“Interest Coverage Ratio” means the ratio of (a) Borrowing Group EBITDA for the period of the four most recently completed consecutive Fiscal Quarters ending on the last day of such period to, provided that , for the purposes of calculating the Interest Coverage Ratio, Borrowing Group EBITDA shall be calculated on a pro forma basis in accordance with generally accepted accounting principles to the extent necessary to give effect to (i) any Acquisition made by the Borrowing Group during such period (without giving effect to any increase in Borrowing Group EBITDA reflecting projected synergies resulting from such Acquisition) so long as, and to the extent that, (X) Anixter Canada delivers to the Administrative Agent (which shall promptly deliver to each Lender) a summary in reasonable detail of the assumptions underlying, and the calculations made, in computing Borrowing Group EBITDA on a pro forma basis, and (Y) the Majority Lenders do not object to such assumptions and/or calculations within 10 Banking Days after receipt thereof, and (ii) any divestiture of a Subsidiary, division or other operating unit made during such period to (b) Interest Charges for the corresponding period.

“Interest Period” means, in the case of any LIBOR Loan, the applicable period for which interest on such LIBOR Loan shall be calculated in accordance with Article 7 of this agreement.

“Investment” shall mean any advance, loan, extension of credit or capital contribution to, purchase of Shares, bonds, notes, debentures or other securities of, or any other investment made in, any Person but shall exclude any Acquisition, any acquisition of tangible personal property and any Capital Expenditures. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by the Borrowers.

“Issuing Lender” means The Bank of Nova Scotia or any other Lender selected by the Administrative Agent and acceptable to the Borrowers who assumes in writing the obligation of issuing Letters under the RT Facility.

“Lead Arranger Fee Letter” means the lead arranger fee letter dated July 31, 2015 between Anixter Canada, The Bank of Nova Scotia and Bank of America N.A., Canada Branch, as the same may be amended, modified, supplemented or replaced from time to time.

“Letter” means a standby letter of credit or letter of guarantee denominated in Canadian or United States dollars (or such other currency agreed to by the Issuing Lender in its sole discretion) and in form satisfactory to and issued by an Issuing Lender for a term not exceeding one year, or as otherwise agreed to by such Issuing Lender, whereby such Issuing Lender, acting at the request and on the credit of a Borrower and in accordance with the instructions of such Borrower, is to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party.

“Letter Fee Letter” means the fee letter of even date herewith entered into between the Issuing Lender and the Borrowers establishing a customary fronting fee for Letters issued hereunder at all times that there are two or more Lenders with Individual Commitments under the RT Facility.

“LIBOR” means, with respect to any Interest Period applicable to a LIBOR Loan, the per annum rate of interest determined by the Administrative Agent, based on a 360 day year as the rate for deposits in United States dollars appearing on the display referred to as the “LIBOR 01 Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service for a period equal to the number of days in the applicable Interest Period, at or about 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period. If such “LIBOR 01 Page” is not available, then “LIBOR” shall mean, with respect to any such Interest Period, the per annum rate of interest, based on a 360 day year

(rounded upwards, if necessary, to the nearest 1/100th of one percent) determined by the Administrative Agent at approximately 11:00 a.m. (London, England time) (or so soon thereafter as practicable) on the second Banking Day prior to the first day of such Interest Period offered to the Administrative Agent by leading banks in the London interbank market for the placing of United States dollar deposits with the Administrative Agent having a term comparable to such Interest Period and in an amount comparable to the principal amount of the applicable LIBOR Loan. In no event shall LIBOR be less than zero.

“LIBOR Loan” means monies lent by the Lenders to a Borrower in United States dollars and upon which interest accrues at a rate referable to LIBOR.

“Lien” means any mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege, supplier’s right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any Indebtedness or liability or the observance or performance of any obligation.

“Loan Documents” means this agreement, the Guarantees, the Security Documents, the Postponement and Subordination Agreements, the Post-Closing Undertaking, the Perfection Certificates, the Agency Fee Letter, the Letter Fee Letter, the Lead Arranger Fee Letter, the Parent Indemnity and each other agreement, document or instrument executed and delivered pursuant hereto or thereto.

“Loan Parties” means, at any particular time, the Obligors and any Subsidiary of the Ultimate Parent which is a party to a Postponement and Subordination Agreement at such time and “Loan Party” means any one of the Loan Parties.

“Loans” means Prime Rate Loans, BA Equivalent Loans, Base Rate Canada Loans and LIBOR Loans.

“Majority Lenders” (i) means, with respect to a matter relating solely to a particular Credit Facility and at any particular time up to the termination of such Credit Facility pursuant to Section 2.3, such group of relevant Lenders (and, if there is more than one relevant Lender, at least two relevant Lenders) whose Individual Commitments with respect to such Credit Facility aggregate at least 66.7% of the Total Commitment Amount for such Credit Facility at such time and, at any particular time after the termination of such Credit Facility pursuant to Section 2.5 until the Facilities Termination Date, such group of relevant Lenders which have, in the aggregate, extended credit which is outstanding under such Credit Facility in an amount at least 66.7% of the aggregate amount of credit outstanding under the such Credit Facility at such time after giving effect to all necessary adjustments pursuant to Section 14.16, or (ii) means, if not referable to a matter relating solely to a particular Credit Facility, at any particular time up to the termination of the Credit Facilities pursuant to Section 2.5, such group of Lenders (and, if there is more than one Lender, at least two Lenders) whose

Individual Commitments aggregate at least 66.7% of the Total Commitment Amount for both Credit Facilities at such time and, at any particular time after the termination of the Credit Facilities pursuant to Section 2.5 until the Facilities Termination Date, such group of Lenders which have, in the aggregate, extended credit which is outstanding hereunder in an amount at least 66.7% of the aggregate amount of credit outstanding hereunder at such time after giving effect to all necessary adjustments pursuant to Section 14.16.

“Material Adverse Change” means any change of circumstances or any event which has a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which, cumulatively, result in a material adverse effect) on:

(a)	the business, operations, property, assets or financial condition of Obligors considered as a whole; or

(b)	the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents to which they are a party.

“Material Canadian Subsidiary” means, at any particular time, any direct or indirect Subsidiary of Anixter Canada which is incorporated or otherwise formed under the laws of Canada or any province or territory thereof and in respect of which:

(a)	the product obtained by multiplying (i) the percentage of the equity Shares of such Subsidiary directly or indirectly owned by Anixter Canada at such time by (ii) the gross revenues of such Subsidiary for the most recently completed four consecutive Fiscal Quarters, is greater than or equal to 5% of the gross revenues of Anixter Canada on an Adjusted Consolidated Basis for the most recently completed four consecutive Fiscal Quarters, in each case expressed in Canadian dollars; or

(b)	the product obtained by multiplying (i) the percentage of the equity Shares directly or indirectly owned by Anixter Canada at such time by (ii) the book value of the assets of such Subsidiary as at the last day of the most recently completed fiscal year of such Subsidiary, is greater than or equal to 5% of the assets of Anixter Canada on an Adjusted Consolidated Basis as of the last day of the most recently completed Fiscal Quarter, in each case expressed in Canadian dollars.

“Material Contracts” means any contract (other than any Finance Document) to which an Obligor (or, solely for the purpose of Section 10.1(c), another Loan Party) is or becomes a party at any time that, if terminated, has or could reasonably be expected to have a Material Adverse Effect.

“Material Permit” means any Official Body Consent issued at any time to an Obligor (or, solely for the purpose of Section 10.1(c), another Loan Party) that, if terminated, has or could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means October 5, 2020.

“Multiemployer Plan” shall mean any “multiemployer plan” (as such term is defined in section 3(37) or section 4001(a)(3) of ERISA).

“Net Cash Proceeds” means, with respect to any Prepayment Trigger Event, the gross cash proceeds (including payments from time to time in respect of installment obligations, if any) received by or on behalf of an Obligor in respect of such Prepayment Trigger Event less the sum of:

(a)	the amount, if any, of all Taxes paid or estimated to be payable by or on behalf of the Obligor in connection with such Prepayment Trigger Event;

(b)	amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien ranking in priority to the Security on any property disposed of in connection with such Prepayment Trigger Event;

(c)	the amount of any reasonable reserve required to be established in accordance with GAAP against any liabilities (except Taxes deducted pursuant to item (a) above) (i) associated with any property disposed of in connection with such Prepayment Trigger Event, and (ii) retained by the Obligor, provided that the amount of any subsequent reduction of the reserve (except in connection with a payment in respect of any liability) shall be deemed to be Net Cash Proceeds received on the date of the reduction; and

(d)	reasonable and customary fees, commissions, expenses, issuance costs, deductibles, discounts and other costs paid by or on behalf of the Obligor in connection with such Prepayment Trigger Event.

“Net Income” means, for any particular period, the amount (expressed in Canadian dollars) which would be classified as the net income of the Borrowing Group for such period as net income, determined in accordance with Section 1.16; provided that Net Income shall be exclusive of any non-recurring, unusual and extraordinary gain or loss and dividend and interest income.

“Non-FATCA Compliant Lender” means any Lender hereunder who is in breach of its obligations under FATCA.

“Non-Schedule I Lenders” means the Lenders that are not Schedule I Lenders, including Lenders that are listed in Schedule II or Schedule III to the Bank Act (Canada).

“Non-U.S. Plan” shall mean any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any of the Companies primarily for the benefit of employees of such member residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“NRT Credit Limit” means $300,000,000 or the U.S. Dollar Equivalent thereof, as such amount may be reduced from time to time pursuant to Section 2.4.

“NRT Drawn Amount” means the principal amount of credit under the NRT Facility drawn by Anixter Canada on the date of the sole drawdown thereunder.

“NRT Facility” shall have the meaning ascribed thereto in Section 2.1(b).

“NRT Obligations Termination Date”means the date on which all Obligations of Anixter Canada under the NRT Facility have been irrevocably paid in full and the relevant Lenders have no commitments to provide credit to Anixter Canada thereunder.

“Obligations” shall mean only those Finance Obligations which arise under or pursuant to the Loan Documents.

“Obligors” means, at any particular time, the Borrowers and the Guarantors at such time and “Obligor” means any of the Obligors.

“Official Body” means any national government or government of any political subdivision thereof, or any parliament, legislature, council, agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator or arbitrator, whether foreign or domestic, in each case having jurisdiction in the relevant circumstances.

“Official Body Consent” means any licence, right, permit, franchise, privilege, registration, direction, decree, consent, order, permission, approval or authority issued or provided by an Official Body.

“Order” means an order, judgment, injunction or such other determination of an Official Body restricting payment by an Issuing Lender under and in accordance with a Letter or extending such Issuing Lender’s liability under a Letter beyond the expiration date stated therein.

“Parent” means Anixter, Inc., a corporation incorporated under the laws of Delaware.

“Parent Indemnity” means the indemnity agreement dated the date hereof between the Parent and the Administrative Agent pursuant to which the Parent has agreed to indemnify the Credit Parties in respect of cash on deposit in the BMG Account.

“PBGC” means Pension Benefit Guaranty Corporation or any governmental body succeeding to its functions.

“Pension Plan” means (a) a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or pension benefits standards legislation in any jurisdiction of Canada and is applicable to employees resident in Canada of an Obligor, and (b) any other defined benefit, supplemental pension benefit plan or similar arrangement applicable to any employee of an Obligor.

“Perfection Certificate” means, in respect of each Obligor, the certificate of a Senior Officer of such Obligor, addressed to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and pursuant to which certain factual matters relating to such Obligor and the Secured Assets of such Obligor are certified true and correct, together with all schedules and exhibits attached thereto or referred to therein, as the same may be updated from time to time pursuant to Section 11.1(b)(vi).

“Permitted Acquisitions” means any Acquisition with respect to which:

(a)	the business of the entity being acquired is, (in the case of a share Acquisition) or the assets being acquired are used in or relate to, (in the case of an asset Acquisition) a business that is permitted under Section 11.3(d);

(b)	no Default exists at the time of such proposed Acquisition and no Default would exist immediately after the implementation of any such proposed Acquisition;

(c)	the financial covenants set out in Sections 11.1(g) and (h) would in each case, on a pro forma basis immediately after giving effect to the implementation of any such Acquisition be inside .25 of the stated financial covenant levels set forth therein (i.e. the pro forma Interest Coverage Ratio would be greater than or equal to 2.75 to 1 and the Total Leverage Ratio would be less than or equal to 4.00 to 1, 3.50 to 1 or 3.0 to 1 dependent upon the timing of the subject Acquisition).

“Permitted Distribution” means

(a)	the payment of Cash dividends to any Secured Obligor; and

(b)	the payment of Cash dividends by Anixter Canada in an amount equal to

(i)	50% of Excess Cash Flow at any time that the Total Leverage Ratio, calculated on a pro forma basis after accounting for such Distribution, would be less than 3.00 to 1 but greater than or equal to 2.00 to 1.00; or

(ii)	100% of Excess Cash Flow at any time that the Total Leverage Ratio, calculated on a pro forma basis after accounting for such Distribution, would be less than 2.00,

provided, in each of the foregoing cases, no Default has occurred and is continuing at the time of, and no Default would occur or arise immediately after or as a result of, the relevant Distribution.

“Permitted Indebtedness” means (without duplication):

(a)	the Finance Obligations;

(b)	Indebtedness consented to by the Majority Lenders;

(c)	Indebtedness secured by a Permitted Lien;

(d)	Financing Leases and Purchase Money Obligations in an aggregate amount not to exceed $20,000,000;

(e)	corporate credit card or purchasing card arrangements subject to an aggregate limit of $2,000,000;

(f)	Intercompany Debt;

(g)	Indebtedness under the Subordinate Debt Documents to the extent the creditor under any such Subordinate Debt Document has executed and delivered to the Administrative Agent a Postponement and Subordination Agreement and any other Indebtedness owed to the Ultimate Parent or any Affiliate thereof which is subject to a Postponement and Subordination Agreement;

(h)	Permitted Investment Indebtedness;

(i)	unsecured obligations of a Company in respect of performance, bid, appeal and surety bonds or other similar instruments in respect of its contracts, in each case in the ordinary course of business or consistent with past practice provided that the aggregate amount thereof does not at any time exceed $50,000,000 in the aggregate;

(j)	Indebtedness under Capital Market Agreements that do not contravene Section 11.3(i); and

(k)	other Indebtedness (not otherwise referred to in this definition) of the Companies other than the Borrowing Group, at any particular time, in an aggregate principal amount outstanding not exceeding US $125,000,000.

“Permitted Investment Indebtedness” means any Indebtedness of any Obligor resulting from a Permitted Investment or a Permitted Acquisition which existed prior to, and not in contemplation of, such Investment or Acquisition (or any Indebtedness incurred in refinancing such Indebtedness of any Obligor provided that the amount thereof is not increased).

“Permitted Investments” means the following Investments:

(a)	such Investment is a Secured Asset;

(b)	Investments in Cash and Cash Equivalents;

(c)	extensions of trade credit and asset purchases in the ordinary course of business;

(d)	Investments made by any Obligor in any Secured Obligor; and

(e)	Investments in Companies other than the Secured Obligors that (i) exist as of the date of this agreement, (ii) are made after the date of this agreement in an aggregate amount outstanding of up to $30,000,000 for all Secured Obligors at any time, or (iii) may be considered to be made as a result of the deposit and related arrangements referred to in Section 11.4.

“Permitted Liens” means, with respect to any Person, the following:

(a)	liens for taxes, assessments or governmental charges or levies which are not yet due, or for which installments have been paid based on reasonable estimates pending final assessments, or the validity of which is being contested in good faith by appropriate proceedings and for which the Person has recorded the liability in accordance with GAAP and which do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(b)	inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, material men, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, in respect of which adequate holdbacks are being maintained as required by Applicable Laws and (i) which have not at such time been filed or exercised and of which none of the Lenders have been given notice, or (ii) which relate to obligations not due or payable or if due, the validity of which is being contested in good faith by appropriate proceedings and for which such Person has recorded the liability in accordance with GAAP and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(c)	easements, rights-of-way, licences, servitudes, restrictions, restrictive covenants, and similar rights in real property comprised in the assets of the Person or interests therein (including in respect of sewers, drains, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(d)	title defects or irregularities which are of a minor nature and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(e)	the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, employment insurance, surety or appeal bonds, costs of litigation when required by Applicable Laws and other similar obligations, in each case in the ordinary course of business;

(f)	the Lien created by a judgment of a court of competent jurisdiction; provided, however, that the Lien is in existence for less than 20 days after its creation or the execution or other enforcement of the Lien is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings and do not result in the occurrence of an Event of Default;

(g)	the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(h)	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(i)

servicing agreements, development agreements, site plan agreements, and other agreements with Official Body pertaining to the use or development of any of the assets of the Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(j)	the right reserved to or vested in any Official Body by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(k)	Liens in favour of the Administrative Agent created by the Security Documents including Liens over Secured Assets;

(l)	landlords’ rights of distraint and similar rights of a landlord (including in Quebec a landlord’s hypothec) on tangible personal or moveable property of the Person located solely on the premises leased by the landlord to the Person and securing only the obligations of the Person under the applicable lease of the premises, so long as the exercise of such rights do not result in the occurrence of an Event of Default;

(m)	Liens securing the Indebtedness referenced in paragraph (d) of the definition of Permitted Indebtedness;

(n)	Liens over Property of Companies other than the Borrowing Group securing Indebtedness of those Companies up to an aggregate principal amount of US$25,000,000 outstanding at any time;

(o)	Lien on the BMG Account in favour of Bank Mendes Gans N.V. as security for its account netting exposure pursuant to the banking arrangement referenced in Section 11.4; and

(p)	the extension, renewal or refinancing of any Permitted Lien, provided that such Liens do not extend to any additional assets, property or undertaking of the relevant Company.

“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA and other than a Multiemployer Plan) subject to Title IV of ERISA, or Section 412 of the Code that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Borrower or any ERISA Affiliate or with respect to which any Borrower or any ERISA Affiliate may have any liability.

“Pledged Companies” means those Companies the Shares of which have been pledged to the Administrative Agent pursuant to a Security Document, including, without limitation each Company referenced under the column “Pledged Company” in Schedule L hereto.

“Post-Closing Undertaking” means the post-closing undertaking dated the date hereof entered into by the Borrowers in favour of the Administrative Agent pursuant to which the Borrowers covenant and agree to deliver, or cause to be delivered, the documents referenced therein.

“Postponement and Subordination Agreement” means each postponement and subordination agreement to be entered into from time to time by the Ultimate Parent or any Subsidiary thereof (other than an Obligor) which is a creditor of an Obligor, in form and substance satisfactory to the Administrative Agent.

“PPSA” means the Personal Property Security Act (Ontario), as amended.

“Preferred Stock” shall mean any class of Shares of a corporation that is preferred over any other class of Shares of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Prepayment Notice” shall have the meaning ascribed thereto in Section 9.4.

“Prepayment Trigger Event” means an Indebtedness Prepayment Trigger Event, an Insurance Prepayment Trigger Event or the Asset Sale Prepayment Trigger Event.

“Primary Obligors” means Anixter Mid Holdings and the Borrowers and includes the Parent and the Ultimate Parent if they become Guarantors pursuant to Section 14.25(b) and “Primary Obligor” means any one of the Primary Obligors.

“Prime Rate” means the greater of (i) the variable rate of interest per annum equal to the rate of interest determined by the Administrative Agent from time to time as its prime rate for Canadian dollar loans made by the Administrative Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Administrative Agent calculated on the basis of a year of 365 days or 366 days in the case of a leap year and (ii) the sum of (a) the BA Schedule I Rate for a 30 day term, and (b) 1% per annum.

“Prime Rate Loan” means monies lent by the Lenders to a Borrower hereunder in Canadian dollars and upon which interest accrues at a rate referable to the Prime Rate.

“Pro Rata Share” means:

(a)	when used with reference to a particular Credit Facility at any particular time and with respect to a particular Lender, the ratio of the Individual Commitment of such Lender with respect to such Credit Facility at such time to the aggregate of the Individual Commitments of all of the Lenders with respect to such Credit Facility at such time; and

(b)	when used without reference to a particular Credit Facility but at any particular time and with respect to a particular Lender, the ratio of the aggregate Individual Commitments of such Lender with respect to both of the Credit Facilities at such time to the aggregate of the Individual Commitments of all of the Lenders with respect to both of the Credit Facilities at such time.

“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Secured Assets or received from any Obligor pursuant to a Guarantee or a Security Document (i) after any notice being sent by the Administrative Agent to the Borrowers pursuant to Section 13.1 declaring all indebtedness of the Borrowers hereunder to be immediately due and payable, (ii) upon any dissolution, liquidation, winding-up, reorganization, bankruptcy, insolvency or receivership of a Borrower (or any other arrangement or marshalling of the Secured Assets that is similar thereto) or (iii) upon the enforcement of, or any action taken with respect to, any of the Guarantees or the Security Documents.

“Property” means all present or future real property which is owned, leased, operated, occupied, controlled or used by the Companies.

“Purchase Agreement” means the purchase agreement dated as of July 15, 2015 entered into among HD Supply, Inc., HD Supply Holdings LLC, HD Supply GP & Management, Inc., HD Supply Power Solutions Group, Inc., and Brafaso Holdings II, Inc., as vendors and the Parent, as purchaser and Anixter Canada, as assignee of certain of the Parent’s rights thereunder.

“Purchase Agreement Representations” means the representations and warranties made by the Vendors in the Purchase Agreement as are material to the interests of the Lead Arrangers.

“Purchase Money Obligations” means Indebtedness arising in the ordinary course of business which is assumed as part of, or issued or incurred to pay or provide funds to pay, all or a part of the purchase price of any personal or moveable property but specifically excluding Indebtedness under Financing Leases.

“Qualified Affiliate” means an Affiliate of a Lender who has executed and delivered to the Administrative Agent an instrument of adhesion in the form set forth in Schedule I.

“Qualified Capital Market Lender” means (x) any Person that enters into a Secured Capital Market Agreement at a time when such Person is a Lender or (y) any Qualified Affiliate that enters into a Secured Capital Market Agreement at a time when the Lender with which such Qualified Affiliate is affiliated is a Lender.

“Qualified Cash Management Lender” means (x) any Person that enters into a Cash Management Agreement at a time when such Person is a Lender or (y) any Qualified Affiliate that enters into a Cash Management Agreement at a time when the Lender with which such Qualified Affiliate is affiliated is a Lender.

“Qualified ECP Guarantor” means, in respect of any Capital Market Obligation, each Obligor that has total assets exceeding U.S. $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Capital Market Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Release” means a “discharge”, as such term is defined in the EPA.

“Reporting Date” means, for each of the first three Fiscal Quarters of each Fiscal Year, the date which is 45 days after the end of each such Fiscal Quarter and, for the fourth Fiscal Quarter of each Fiscal Year, the date which is 90 days after the end of each such Fiscal Quarter.

“Rollover Notice” shall have the meaning ascribed thereto in Section 5.3.

“RT Credit Limit” means $25,000,000 or the U.S. Dollar Equivalent thereof, as such amount may be reduced from time to time pursuant to Section 2.4.

“RT Facility” shall have the meaning ascribed thereto in Section 2.1(a).

“Sanctioned Activities” means business activities that are subject to sanctions/embargos imposed by Canada, by the Swiss State Secretariat for Economic Affairs, the United Nations, the European Union and/or the United States (including the Office of Foreign Assets Control).

“Sanctioned Countries” means, at any time, countries that are then subject to Sanctions.

“Sanctioned Persons” means persons or entities named on any sanctions lists issued by one of the Swiss State Secretariat for Economic Affairs, the United Nations Security Council, the European Union, the United States Office of Foreign Assets Control and/or the United States Department of the Treasury.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by:

(a)	the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State; or

(b)	the Canadian government, the United Nations, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Schedule I Lenders” means the Lenders that are listed in Schedule I to the Bank Act (Canada).

“Secured Assets” means:

(a)	all of the present and future assets, property and undertaking of each Borrower, Anixter Canadian Holdings ULC, WireXpress Ltd., 9112855 Canada Inc. and each Additional Guarantor;

(b)	all of the present and future Shares issued by Anixter Canada; and

(c)	any and all proceeds of any of the foregoing.

“Secured Capital Market Agreement” means any Capital Market Agreement which any Obligor enters into in the ordinary course of business with a Qualified Capital Market Lender.

“Secured Obligor” means a Person which has granted, or is required pursuant to the terms hereof to grant, to the Administrative Agent a perfected Lien in all of its present and after acquired property pursuant to one or more Security Documents.

“Security” means the collateral security constituted by the Security Documents.

“Security Documents” means the security documents which, in the reasonable opinion of the Administrative Agent, are required to be entered into from time to time by certain of the Obligors in favour of the Administrative Agent in order to grant to the Administrative Agent a Lien on the Secured Assets as continuing collateral security for the payment and performance of the Finance Obligations, such security documents to be in form and substance satisfactory to the Administrative Agent and to include the security documents described in Schedule H hereto, but notwithstanding any other term of this agreement, (i) no security document will create a fixed charge or hypothec on a freehold or leasehold interest in real or immovable property and (ii) no security or pledge agreement governed by Dutch law shall be required for the purpose of charging the BMG Account.

“Shares”, as applied to the shares of any corporation or other entity, means the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends or distributions and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity.

“Specified Representations” means the representations and warranties in Sections 10.1(a), (b), (c), (g) (to the extent that (g) relates to AML/CTF Laws, Sanctioned Activities, Sanctioned Countries and Sanctioned Persons), (y), (z), (bb) and (dd).

“Subordinate Debt Documents” means:

(a)	the Intercompany Notes;

(b)	the amended and restated Forward Subscription and Purchase Agreement dated May 1, 2015, between Anixter Canada and Anixter Mid Holdings;

(c)	the forward subscription agreement dated May 1, 2015 between XpressConnect Supply Inc. and Anixter Total Holdings C.V.; and

(d)	the guarantee dated May 1, 2015 made by XpressConnect Supply Inc. in favour of Anixter Canada, whereby XpressConnect Supply Inc. guarantees the obligations of Anixter Mid Holdings under the Forward Subscription and Purchase Agreement referred to in item (b) immediately above.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person. For greater certainty, “Subsidiary” shall include, at any time, as to any Person, any general partnership in which such first mentioned Person owns, directly or indirectly, a majority of the partnership interests therein.

“Swingline Availability” has the meaning given to it in Section 3.1(a)(ii)).

“Swingline Lender” means The Bank of Nova Scotia.

“Target” means Pro Canadian Holdings I, ULC, an unlimited liability company formed under the laws of Nova Scotia.

“Tax” or “Taxes” means any and all taxes, assessments, fees, rates, levies, imposts, deductions, dues, duties and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Official Body (including a federal, provincial, territorial, municipal or foreign Official Body), and whether disputed or not.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“Total Commitment Amount” means, with respect to a particular Credit Facility or both Credit Facilities, as the context so requires, at any particular time, the aggregate of the Individual Commitments with respect thereto of all of the relevant Lenders at such time.

“Total Debt” means, at any time, the aggregate, without duplication, of all Indebtedness of the Borrowing Group at such time.

“Total Leverage Ratio” means, at any time, the ratio calculated by dividing (a) Total Debt (excluding the amount of the Intercompany Debt) at that time by (b) Borrowing Group EBITDA for the four most recently completed consecutive Fiscal Quarters, provided that, for the purposes of calculating the Total Leverage Ratio, Borrowing Group EBITDA shall be calculated on a pro forma basis in accordance with generally accepted accounting principles to the extent necessary to give effect to (i) any Acquisition made by the Borrowing Group during such period (without giving effect to any increase in Borrowing Group EBITDA reflecting projected synergies resulting from such Acquisition) so long as, and to the extent that, (X) Anixter Canada delivers to the Administrative Agent (which shall promptly deliver to each Lender) a summary in reasonable detail of the assumptions underlying, and the calculations made, in computing Borrowing Group EBITDA on a pro forma basis, and (Y) the Majority Lenders do not object to such assumptions and/or calculations within 10 Banking Days after receipt thereof, and (ii) any divestiture of a Subsidiary, division or other operating unit made during such period.

“Trade Secrets” shall have the meaning specified in the definition of “Intellectual Property”.

“Transaction Documents” means the Purchase Agreement and the assignment agreement dated October 1, 2015 between the Parent and Anixter Canada pursuant to which the Parent assigned certain of its rights under the Purchase Agreement to Anixter Canada.

“Ultimate Parent” means Anixter International, Inc., a corporation incorporated under the laws of Delaware.

“Vendors” means those parties referenced as vendors in the definition of Purchase Agreement.

“Welfare Plan” means any life, medical, health, dental, hospitalization, disability, travel, accident, accidental health and dismemberment insurance or other employee benefit or welfare plan, agreement or arrangement, other than a Pension Plan, applicable to any employee of any Obligor, whether or not insured and whether or not subject to any Applicable Laws, but excludes any statutory plans with which any Obligor is required to comply, including the Canada Pension Plan or plans administered pursuant to applicable provincial health, workers’ compensation and employment insurance legislation.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Other Usages.

References to “this agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Credit Agreement and not to any particular Article, Section or other subdivision of this agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.3	Plural and Singular.

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4	Headings.

The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.5	Currency.

Unless otherwise specified herein, all statements of or references to dollar amounts in this agreement shall mean lawful money of Canada. Whenever it is provided herein that an amount shall be expressed in Canadian dollars but such amount is denominated in United States dollars, such amount shall be expressed as the Canadian Dollar Equivalent of the amount denominated in United States dollars.

1.6	Applicable Law.

This agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.7	Time of the Essence.

Time shall in all respects be of the essence of this agreement.

1.8	Non-Banking Days.

Subject to Section 7.5(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.9	Consents and Approvals.

Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for herein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10	Amount of Credit.

Any reference herein to the amount of credit outstanding under the Credit Facilities shall mean, at any particular time:

(a)	in the case of a Prime Rate Loan or a BA Equivalent Loan, the principal amount thereof;

(b)	in the case of a Bankers’ Acceptance, the face amount of the Bankers’ Acceptance;

(c)	in the case of a LIBOR Loan or a Base Rate Canada Loan, the Canadian Dollar Equivalent of the principal amount thereof;

(d)	in the case of a Letter denominated in Canadian dollars, the contingent liability of the relevant Issuing Lender thereunder; and

(e)	in the case of a Letter denominated in United States dollars, the Canadian Dollar Equivalent of the contingent liability of the relevant Issuing Lender thereunder.

1.11	Schedules.

Each and every one of the schedules which is referred to in this agreement and attached to this agreement shall form a part of this agreement.

1.12	Paramountcy.

In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of any other Loan Document, the provisions of this agreement shall prevail and be paramount. If any covenant, representation, warranty or event of default contained in any other Loan Document is in conflict with or is inconsistent with a provision of this agreement relating to the same specific matter, such covenant, representation, warranty or event of default shall be deemed to be amended to the extent necessary to ensure that it is not in conflict with or inconsistent with the provision of this agreement relating to the same specific matter.

1.13	Extension of Credit.

For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit hereunder.

1.14	Documents in English.

The parties expressly request that this agreement as well as all documents relating thereto be drawn up in English. Les parties ont expressément exigé que cette convention de prêt ainsi que tous les documents s’y rattachant soient rédigés en anglais.

1.15	Statute References.

Any reference in this agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.16	Calculations, Computations.

All computations and calculations determining compliance with financial covenants or the calculation or computation of other financial information for the purposes of this agreement shall be made and prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved on an Adjusted Consolidated Basis. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in conformity with those used in the preparation of the Financial Statements. Subject to Section 1.21, any change in the Borrowing Group’s accounting treatment for the purposes of Section 11.1(f) or 11.1(g) shall only be done in accordance with generally accepted accounting principles and, in such event, the Majority Lenders shall have the right (if such change results in a material change to the ratios calculated under Section 11.1(f) or 11.1(g)), acting reasonably, to restructure Section 11.1(f) or 11.1(g) in a manner which eliminates the effect of any such change; provided that any such restructuring shall afford the Borrowing Group the same degree of operational flexibility as do the current Sections.

1.17	Successors and Permitted Assigns of Parties.

Any reference in this agreement to a party to this agreement shall include the successors and permitted assigns of such party.

1.18	Meaning of Include.

The words “include”, “includes” and “including”, when used in this agreement, shall be deemed to be followed by the phrase “without limitation”.

1.19	Rule of Construction.

The Loan Documents have been negotiated by each party hereto or thereto with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Loan Documents.

1.20	Relevant Lenders.

For the purposes hereof, the relevant Lenders in respect of a particular Credit Facility shall be the Lenders who have an Individual Commitment with respect to such Credit Facility.

1.21	Change in Accounting Policies.

Whereas the Borrowing Group may adopt new accounting policies from time to time, whereby such adoption is compelled by accounting or regulatory bodies having jurisdiction or at its own discretion, and whereas these accounting changes may result in a material change in the calculation of the financial covenants or financial covenant thresholds or terms used in this agreement or any other Loan Document, then the Borrowers, the Administrative Agent and the Lenders agree to enter into good faith negotiations in order to amend such provisions of this agreement or such Loan Document, as applicable, so as to equitably reflect such accounting changes with the desired result that the criteria for evaluating the Borrowing Group’s financial condition, financial covenants, financial covenant thresholds or terms used in this agreement or any other Loan Document shall be the same after such accounting changes as if such accounting changes had not been made; provided, however, that the agreement of the Majority Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. If Anixter Canada and the Majority Lenders cannot agree upon the required amendments prior to the date of implementation of any accounting policy change, then all calculations of financial covenants, financial covenant thresholds or terms used in this agreement or any other Loan Document shall be prepared and delivered without reflecting the accounting policy change.

1.22	Joint and Several Obligations.

(a)	All obligations hereunder which are stated to be obligations of the Borrowers or any one of them to the Credit Parties shall be joint and several obligations of the Borrowers. The obligation of any Borrower with respect to its joint and several liability for the credit extended to any of the other Borrowers shall not be wholly or partially satisfied by such first mentioned Borrower repaying the credit extended to such first mentioned Borrower hereunder. The Lenders shall not be bound to exhaust their recourse against any Borrower or others or any security or guarantees they may at any time hold before being entitled to payment from any of the other Borrowers and each of the Borrowers renounces all benefits of discussion and division.

(b)	In addition to all such rights of indemnity and subrogation as the Borrowers may have under applicable law, in the event a payment shall be made by any Borrower (the “Claiming Borrower”) in respect of credit extended to another of the Borrowers (the “Borrowing Borrower”) as a result of the Claiming Borrower’s joint and several liability hereunder, the Borrowing Borrower shall indemnify such Claiming Borrower for the full amount of such payment and, subject to clause (c) below, such Claiming Borrower shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.

(c)	None of the Borrowers shall exercise any rights which it may acquire by way of indemnity, subrogation or contribution by reason of its joint and several liability hereunder, by any payment made hereunder or otherwise, until the Finance Obligations Termination Date. Any amount paid to a Borrower on account of any such rights prior to the Finance Obligations Termination Date shall be held in trust for the benefit of the Credit Parties and shall immediately be paid to the Credit Parties, and credited and applied against outstanding credit hereunder, whether matured or unmatured, in accordance with the terms hereof.

1.23	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)	obtaining unconditional positive advice (advies) from each competent works council;

(b)	a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(c)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(d)	a liquidator includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(g)	an attachment includes a beslag.

ARTICLE 2

CREDIT FACILITIES

2.1	Establishment of Credit Facilities.

Subject to the terms and conditions hereof, the relevant Lenders hereby establish:

(a)	in favour of the Borrowers a revolving term credit facility (the “RT Facility”) in the aggregate amount of the RT Credit Limit; and

(b)	in favour of Anixter Canada a non-revolving term credit facility (the “NRT Facility”) in the aggregate amount of the NRT Credit Limit.

2.2	Credit Restrictions.

Subject to the terms and conditions hereof, the aggregate amount of credit outstanding under the RT Facility shall not at any time exceed the RT Credit Limit. At no time shall the aggregate amount of credit outstanding under the NRT Facility exceed the NRT Credit Limit other than any such excess that results solely from currency fluctuations. Any extension of credit hereunder by way of Prime Rate Loans (other than Prime Rate Loans made pursuant to the Swingline Availability) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof. Any extension of credit hereunder by way of Base Rate Canada Loans (other than Base Rate Canada Loans made pursuant to the Swingline Availability) shall be in a minimum amount of U.S.$1,000,000 and in integral multiples of U.S.$100,000 in excess thereof. Any extension of credit hereunder by way of Bankers’ Acceptances shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000 in excess thereof. Any extension of credit hereunder by way of LIBOR Loans shall be in a minimum amount of U.S.$1,000,000 and in integral multiples of U.S.$100,000 in excess thereof.

2.3	Lenders’ Commitments.

Subject to the terms and conditions hereof, the relevant Lenders severally agree to extend credit to the Borrowers under the relevant Credit Facility from time to time provided that the aggregate amount of credit extended by each relevant Lender under a particular Credit Facility shall not at any time exceed the Individual Commitment of such Lender with respect to such Credit Facility and further provided that the aggregate amount of credit outstanding under a particular Credit Facility shall not at any time exceed the relevant Credit Limit. All credit requested under a particular Credit Facility shall be made available to the applicable Borrower contemporaneously by all of the Lenders with an Individual Commitment with respect to such Credit Facility. Each relevant Lender shall provide to the Administrative Agent its Pro Rata Share of each credit, whether such credit is extended by way of drawdown, rollover or conversion. No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit nor shall the Individual Commitment of any Lender with respect to a Credit Facility be increased as a result of any such default of another Lender in extending credit under such Credit Facility. The failure of any Lender to make available to a Borrower its Pro Rata Share of any credit shall not relieve any other Lender of its obligation hereunder to make available to the applicable Borrower its Pro Rata Share of the credit.

2.4	Reduction of Credit Limits.

The Borrowers may, from time to time and at any time, by notice in writing to the Administrative Agent, permanently reduce the RT Credit Limit to the extent it is not being utilized. The amount of the RT Credit Limit will not be permanently reduced by any prepayment or repayment under the RT Facility pursuant to Section 9.2 or 9.8 but will be reduced at the time of and by the amount of any prepayment or repayment of the RT Facility pursuant to Section 9.1. The amount of the NRT Credit Limit will be permanently reduced at the time of and by the amount of any prepayment or repayment under the NRT Facility pursuant to Section 9.1, 9.2, 9.3 or 9.8. The amount of the NRT Credit Limit will be permanently reduced to an amount equal to the amount of the single drawdown under the NRT Facility on the relevant date of such drawdown. Any repayment of outstanding credit which forms part of any conversion from one type of credit to another type of credit under Article 6 shall not cause any reduction in the amount of the relevant Credit Limit. Upon any reduction of a Credit Limit, the Individual Commitment of each Lender with respect to the relevant Credit Facility shall thereupon be reduced by an amount equal to such Lender’s Pro Rata Share of the amount of such reduction of such Credit Limit.

2.5	Termination of Credit Facilities.

A Credit Facility shall terminate upon the earliest to occur of:

(a)	the Maturity Date;

(b)	the termination of such Credit Facility in accordance with Section 13.1;

(c)	the date on which, pursuant to Section 2.4, the relevant Credit Limit has been permanently reduced to zero; and

(d)	in the case of the NRT Facility only, January 15, 2016, if the sole permitted drawdown under the NRT Facility has not occurred on or before such date.

Upon the termination of a Credit Facility, the right of the Borrower(s) to obtain any credit under such Credit Facility and all of the obligations of the Lenders to extend credit under such Credit Facility shall automatically terminate.

ARTICLE 3

GENERAL PROVISIONS RELATING TO CREDITS

3.1	Types of Credit Availments.

Subject to the terms and conditions hereof, a Borrower may obtain credit under a particular Credit Facility as follows:

(a)	the Borrowers may obtain credit under the RT Facility by way of one or more of the following:

(i)	Prime Rate Loans, Base Rate Canada Loans, LIBOR Loans, Bankers’ Acceptances, BA Equivalent Loans and Letters; and/or

(ii)	by incurring overdrafts at any particular time in an aggregate amount not exceeding the Available RT Credit at such time (“Swingline Availability”) in their Canadian dollar and U.S. dollar accounts with the Swingline Lender, which overdrafts shall be deemed to be, as applicable, Prime Rate Loans or Base Rate Canada Loans;

(b)	Anixter Canada may obtain credit under the NRT Facility by way of one or more Prime Rate Base Rate Canada Loans, LIBOR Loans, Bankers’ Acceptances and BA Equivalent Loans.

3.2	Funding of Loans.

Each relevant Lender shall make available to the Administrative Agent at the Branch of Account its Pro Rata Share of the principal amount of each Loan under the relevant Credit Facility to a relevant Borrower prior to 1:00 p.m. (Toronto time) on the date of the extension of credit. The Administrative Agent shall, upon fulfilment by the relevant Borrower of the terms and conditions set forth in Article 12, make such funds available to the applicable Borrower by 3:00 p.m. (Toronto time) on the date of the extension of credit by crediting the relevant Designated Account. Unless the Administrative Agent has been notified by a Lender at least one Banking Day prior to the date of the extension of credit that such Lender will not make available to the Administrative Agent its Pro Rata Share of such Loan, the Administrative Agent may assume that such Lender has made such portion of the Loan available to the Administrative Agent on the date of the extension of credit in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the then prevailing interbank rate for each day from the date such amount is made available to the applicable Borrower until the date such amount is paid or repaid to the Administrative Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, the applicable Borrower shall, without prejudice to any rights that such Borrower might have against such Lender, repay such amount to the Administrative Agent forthwith after demand therefor by the Administrative Agent. The amount payable by each Lender to the Administrative Agent pursuant hereto shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the applicable Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable. If such Lender makes the payment to the Administrative Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Loan for purposes of this agreement and shall entitle the relevant Lender to all rights and remedies against the applicable Borrower in respect of such Loan.

3.3	Failure of Lender to Fund Loan.

If any Defaulting Lender fails to make available to the Administrative Agent its Pro Rata Share of any Loan as required and the Administrative Agent has not funded pursuant to Section 3.2, the Administrative Agent shall forthwith give notice of such failure by the Defaulting Lender to the applicable Borrower and the other relevant Lenders and such notice shall state that any relevant Lender may make available to the Administrative Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Administrative Agent be obliged to do so) in the place and stead of the Defaulting Lender. If more than one relevant Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the applicable Borrower. In addition to interest as aforesaid, the applicable Borrower shall pay all amounts owing by such Borrower to the Defaulting Lender hereunder (with respect to the amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender) to the Contributing Lenders until such time as the Defaulting Lender pays to the Administrative Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender. For purposes of this agreement, “the then prevailing interbank rate” means,

(i)	if the relevant availment is denominated in U.S. dollars, the Federal Funds Effective Rate; and

(ii)	if the relevant availment is denominated in Canadian dollars, the BA Schedule I Rate for Bankers’ Acceptances having a term of one month.

3.4	Funding of Bankers’ Acceptances.

(a)	If the Administrative Agent receives a Drawdown Notice, Rollover Notice or Conversion Notice requesting a drawdown of, a rollover of or a conversion into Bankers’ Acceptances, the Administrative Agent shall notify each of the relevant Lenders, prior to 1:00 p.m. (Toronto time) on the second Banking Day prior to the date of such extension of credit, of such request and of each relevant Lender’s Pro Rata Share of such extension of credit. The Administrative Agent shall also at such time notify the applicable Borrower of each relevant Lender’s Pro Rata Share of such extension of credit. Subject to Section 3.5, each relevant Lender shall, not later than 1:00 p.m. (Toronto time) on the date of each extension of credit by way of Bankers’ Acceptance, accept drafts of the applicable Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Lender’s Pro Rata Share of the total extension of credit being made available by way of Bankers’ Acceptances on such date, as advised by the Administrative Agent. Each Lender shall purchase the Bankers’ Acceptances which it has accepted for a purchase price equal to the BA Discounted Proceeds therefor. Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any and all Bankers’ Acceptances accepted and purchased by it.

(b)	Each Borrower hereby waives presentment for payment of Bankers’ Acceptances by the Lenders and any defence to payment of amounts due to a Lender in respect of a Bankers’ Acceptance which might exist by reason of such Bankers’ Acceptance being held at maturity by the Lender which accepted it and agrees not to claim from such Lenders any days of grace for the payment at maturity of Bankers’ Acceptances.

(c)	In the case of a drawdown by way of Bankers’ Acceptance, each relevant Lender shall, forthwith after the acceptance of drafts of the applicable Borrower as aforesaid, make available to the Administrative Agent the BA Proceeds with respect to the Bankers’ Acceptances accepted by it. The Administrative Agent shall, upon fulfilment by the applicable Borrower of the terms and conditions set forth in Article 12, make such BA Proceeds available to such Borrower on the date of such extension of credit by crediting the relevant Designated Account. In the case of a rollover of or conversion into Bankers’ Acceptances, each relevant Lender shall retain the proceeds of the Bankers’ Acceptance accepted by it and shall not be required to make any funds available to the Administrative Agent for deposit to the relevant Designated Account; however, forthwith after the acceptance of drafts of the applicable Borrower as aforesaid, such Borrower shall pay to the Administrative Agent on behalf of the relevant Lenders an amount equal to the aggregate amount of the acceptance fees in respect of such Bankers’ Acceptances calculated in accordance with Section 7.6 plus the amount by which the aggregate face amount of such Bankers’ Acceptances exceeds the aggregate BA Discounted Proceeds with respect thereto.

(d)	Any Bankers’ Acceptance may, at the option of the applicable Borrower, be executed in advance by or on behalf of such Borrower (as otherwise provided herein), by mechanically reproduced or facsimile signatures of any officers of such Borrower who are properly so designated and authorized by such Borrower from time to time. Any Bankers’ Acceptance so executed and delivered by such Borrower to the relevant Lenders shall be valid and shall bind such Borrower and may be dealt with by the relevant Lenders to all intents and purposes as if the Bankers’ Acceptance had been signed in the executing officers’ own handwriting.

(e)	The applicable Borrower shall notify the Lenders as to those officers of such Borrower whose signatures may be reproduced and used to execute Bankers’ Acceptances in the manner provided in Section 3.4(d). Bankers’ Acceptances with the mechanically reproduced or facsimile signatures of designated officers may be used by the Lenders and shall continue to be valid, notwithstanding the death, termination of employment or termination of authorization of either or both of such officers or any other circumstance.

(f)	Each Borrower hereby indemnifies and agrees to hold harmless the Lenders against and from all losses, damages, expenses and other liabilities caused by or attributable to the use of the mechanically reproduced or facsimile signature instead of the original signature of an authorized officer of such Borrower on a Banker’s Acceptance prepared, executed, issued and accepted pursuant to this agreement, except to the extent determined by a court of competent jurisdiction to be due to the gross negligence or wilful misconduct of the Lenders.

(g)	Each of the Lenders agrees that, in respect of the safekeeping of executed drafts of the Borrowers which are delivered to it for acceptance hereunder, it shall exercise the same degree of care which it gives to its own property, provided that it shall not be deemed to be an insurer thereof.

(h)	All Bankers’ Acceptances to be accepted by a particular Lender shall, at the option of such Lender, be issued in the form of depository bills made payable originally to and deposited with CDS Clearing and Depository Services Inc. (or other recognized clearing house) pursuant to the Depository Bills and Notes Act (Canada).

(i)	In order to facilitate the issuance of Bankers’ Acceptances pursuant to this agreement, each Borrower hereby authorizes each Lender, and appoints each Lender as such Borrower’s attorney, to complete, sign and endorse drafts or depository bills (each such executed draft or bill being herein referred to as a “BA Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Drawdown Notice, Rollover Notice or Conversion Notice and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this agreement and then if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this agreement. BA Drafts so completed, signed, endorsed and negotiated on behalf of the applicable Borrower by such Lender shall bind such Borrower as fully and effectively as if so performed by an authorized officer of such Borrower. Each draft of a Bankers’ Acceptance completed, signed or endorsed by a Lender shall mature on the last day of the term thereof.

(j)	If at any time on or prior to the proposed first day of the term of a proposed issue of Bankers’ Acceptances the Administrative Agent determines (which determination shall be made acting reasonably and in good faith, but shall be conclusive and bind the applicable Borrower) that:

(i)	the issuance or discount of any Bankers’ Acceptances for the proposed term thereof has been made impossible or impracticable by reason of the occurrence of any event affecting the Canadian money markets or any national or international financial, political, terrorist or economic event; or

(ii)	there does not exist a normal money market in Canada for the purchase and sale of bankers’ acceptances or such money market has been disrupted by the occurrence of an extraordinary event or an act of terrorism,

(a “BA Disruption Event”) then the Administrative Agent will promptly notify the applicable Borrower and each Lender of such determination. Thereafter, and until the Administrative Agent notifies the applicable Borrower and the Lenders that the BA Disruption Event no longer exists or applies, the right of such

Borrower to request an extension of credit by way of Bankers’ Acceptances shall be suspended and any Drawdown Notice, Rollover Notice or Conversion Notice given by such Borrower with respect to any proposed issue of Bankers’ Acceptances that has not yet been made shall be deemed to be replaced by a Drawdown Notice, Rollover Notice or Conversion Notice for a Prime Rate Loan in the same amount as the requested issue of Bankers’ Acceptances.

3.5	BA Equivalent Loans.

If, in the sole judgement of a Lender, such Lender is unable to extend credit by way of Bankers’ Acceptances in accordance with this agreement, such Lender shall give an irrevocable notice to such effect to the Administrative Agent and the applicable Borrower prior to 12:00 p.m. (Toronto time) on the date of the requested credit extension and shall make available to such Borrower prior to 1:00 p.m. (Toronto time) on the date of such requested credit extension a Canadian dollar loan (a “BA Equivalent Loan”) in the principal amount equal to such Lender’s Pro Rata Share of the total credit to be extended by way of Bankers’ Acceptances, such BA Equivalent Loan to be funded in the same manner as a Loan is funded pursuant to Sections 3.2 and 3.3. Such BA Equivalent Loan shall have the same term as the Bankers’ Acceptances for which it is a substitute and shall bear such rate of interest per annum throughout the term thereof as shall permit such Lender to obtain the same effective rate as if such Lender had accepted and purchased a Bankers’ Acceptance at the same acceptance fee and pricing at which such Lender would have accepted and purchased such Bankers’ Acceptance at approximately 1:00 p.m. (Toronto time) on the date such BA Equivalent Loan is made, on the basis that, and each Borrower hereby agrees that, for such a BA Equivalent Loan, interest shall be payable in advance on the date of the extension of credit by the Lender deducting the interest payable in respect thereof from the principal amount of such BA Equivalent Loan. All BA Equivalent Loans to be made by a particular Lender shall, at the option of such Lender, be evidenced by a promissory note in the form of a depository note made payable originally to and deposited with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

3.6	Inability to Fund U.S. Dollar Advances in Canada.

If a Lender determines in good faith, which determination shall be final, conclusive and binding on the applicable Borrower, and the Administrative Agent notifies such Borrower that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of United States dollars are unavailable to such Lender in Canada, (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR or Alternate Base Rate Canada, as the case may be, (iii) the making or continuation of United States dollar advances in Canada has been made impracticable by the occurrence of a contingency which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR or the Alternate Base Rate Canada, as the case may be, or by reason of a change since the date hereof in any applicable law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible Canadian chartered bank would comply) or in the interpretation thereof by any Official Body affecting such Lender or any relevant financial market, which results in LIBOR or the Alternate Base Rate Canada, as the case may be, no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iv) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible Canadian chartered bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for such Lender to make or maintain or give effect to its obligations in respect of United States dollar advances in Canada as contemplated herein, then

(a)	the right of the applicable Borrower to obtain any credit in United States dollars by way of Base Rate Canada Loans or LIBOR Loans, as applicable, shall be suspended until such Lender determines, acting reasonably, that the circumstances causing such suspension no longer exist and such Lender so notifies such Borrower;

(b)	if any credit in United States dollars by way of Base Rate Canada Loans or LIBOR Loans, as applicable, is not yet outstanding, any applicable Drawdown Notice shall be cancelled and the advance requested therein shall not be made;

(c)	if any LIBOR Loan is already outstanding at any time when the right of such Borrower to obtain credit by way of a LIBOR Loan is suspended, it shall, subject to such Borrower having the right to obtain credit by way of a Base Rate Canada Loan at such time, be converted to a Base Rate Canada Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) or, if such Borrower does not have the right to obtain credit by way of a Base Rate Canada Loan at such time, such LIBOR Loan shall be converted to a Prime Rate Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of such LIBOR Loan; and

(d)	if any Base Rate Canada Loan is already outstanding at any time when the right of the applicable Borrower to obtain credit by way of a Base Rate Canada Loan is suspended, it shall, subject to such Borrower having the right to obtain credit by way of a LIBOR Loan at such time, be immediately converted to a LIBOR Loan in the principal amount equal to the principal amount of the Base Rate Canada Loan and having an Interest Period of one month or, if such Borrower does not have the right to obtain credit by way of a LIBOR Loan at such time, it shall be immediately converted to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of the Base Rate Canada Loan.

In the event that any of the events listed above results in a limitation of the amount of loans made by such Lender which can bear interest at the applicable LIBOR or the Alternate Base Rate Canada, as the case may be, or the amount of United States dollar advances which such Lender can make in Canada, such Lender agrees to use good faith to allocate, in reasonable fashion, the available amounts amongst its borrowers as is reasonably practicable.

3.7	Timing of Credit Availments.

No Bankers’ Acceptance, BA Equivalent Loan or LIBOR Loan may have a maturity date later than the Maturity Date. Each Letter shall have a term that is not more than one year after its issuance date or renewal date (which may extend beyond the then-current Maturity Date), but may provide for automatic renewal of its term for successive periods of up to one year each as long as the Issuing Lender has the right to avoid automatic renewal by giving notice to the beneficiary of the Letter before the extension becomes effective. On the cancellation of the RT Facility, the Borrowers shall arrange for all outstanding Letters to be returned to the Issuing Bank for cancellation or provide Cash to the Issuing Bank in an amount sufficient to fully secure all outstanding Letters and all fees relating to Letters for the remainder of their respective terms, in which case the Cash shall be held by the Issuing Bank in place of the Security.

3.8	Time, Place and Source of Payments.

Unless otherwise expressly provided herein, the Borrowers shall make all payments pursuant to this agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit by or on behalf of the Borrowers to the relevant Designated Account before 12:00 noon (Toronto time) on the day specified for payment and the Administrative Agent or its designee shall be entitled to withdraw the amount of any payment due to the Administrative Agent or the Lenders hereunder from such accounts on the day specified for payment. Any such payment received on the day specified for such payment but after 12:00 noon (Toronto time) shall be deemed to have been received prior to 12:00 noon (Toronto time) on the Banking Day immediately following such day specified for payment.

3.9	Remittance of Payments.

Forthwith after the withdrawal from the relevant Designated Account by the Administrative Agent or its designee of any payment of principal, interest, fees or other amounts for the benefit of the relevant Lenders pursuant to Section 3.8, the Administrative Agent shall, subject to Sections 3.3, 8.2 and 14.22 remit to each relevant Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment (except to the extent such payment results from a Loan with respect to which a Lender had failed, pursuant to Section 3.2, to make available to the Administrative Agent its Pro Rata Share and, where any other Lender has made funds available in the place and stead of a Defaulting Lender); provided that if the Administrative Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount under a particular Credit Facility, remits to each relevant Lender its Pro Rata Share of such payment and the applicable Borrower fails to make such payment, each of the relevant Lenders agrees to repay to the Administrative Agent, forthwith on demand, to the extent that such amount is not recovered from the applicable Borrower on demand and after reasonable efforts by the Administrative Agent to collect such amount (without in any way obligating the Administrative Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the relevant Lenders until the date such amount is paid or repaid to the Administrative Agent, the exact amount of the repayment required to be made by the relevant Lenders pursuant hereto to be as set forth in a certificate delivered by the Administrative Agent to each relevant Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.10	Evidence of Indebtedness.

The Administrative Agent shall open and maintain accounts wherein the Administrative Agent shall record the amount of credit outstanding, each payment of principal and interest on account of each Loan, each Bankers’ Acceptance accepted and cancelled, each Letter issued and drawn upon and all other amounts becoming due to and being paid to the Lenders or the Administrative Agent hereunder. As against the Borrowers but not the Lenders, the Administrative Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers pursuant to this agreement.

3.11	General Provisions Relating to Letters.

(a)	Each Borrower shall indemnify and save harmless the relevant Lenders, the Issuing Lenders and the Administrative Agent (except to the extent caused by the gross negligence or wilful misconduct of any of the relevant Lenders, the Issuing Lenders or the Administrative Agent) against all claims, losses, costs, expenses or damages to the relevant Lenders, the Issuing Lenders and the Administrative Agent arising out of or in connection with any Letter, the issuance thereof, any payment thereunder or any action taken by the relevant Lenders, the Issuing Lenders or the Administrative Agent or any other Person in connection therewith, including, without limitation, all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain any Issuing Lender from accepting or paying any Draft or any amount under any such Letter.

(b)	Each Borrower hereby acknowledges and confirms to each Issuing Lender that such Issuing Lender shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Letter issued by such Issuing Lender and payment by such Issuing Lender pursuant to a Letter shall not be withheld by such Issuing Lender by reason of any matters in dispute between the beneficiary thereof and such Borrower. The sole obligation of any Issuing Lender with respect to Letters issued by such Issuing Lender is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter and for such purpose such Issuing Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter.

(c)	No Issuing Lender shall have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Letter and each Borrower unconditionally assumes all risks with respect to the same. Each Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter with respect to the use by such beneficiary of the relevant Letter.

(d)	The obligations of each Borrower hereunder with respect to Letters shall be absolute, unconditional and irrevocable and shall not be reduced by any event or occurrence including, without limitation:

(i)	any lack of validity or enforceability of this agreement or any such Letter;

(ii)	any amendment or waiver of or any consent to departure from this agreement;

(iii)	the existence of any claim, set-off, defence or other rights which such Borrower may have at any time against any beneficiary or any transferee of any such Letter (or any person or entities for whom any such beneficiary or any such transferee may be acting), any Lender, any Issuing Lender or any other Person;

(iv)	any Draft, statement or other document presented under any such Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v)	any non-application or misapplication by the beneficiary of such Letter of the proceeds of any drawing under such Letter;

(vi)	the surrender or impairment of any Security;

(vii)	any reduction or withdrawal of any Issuing Lender’s credit rating by any rating agency; or

(viii)	any other circumstance, happening or omission, whether or not similar to any of the foregoing.

The obligations of each Borrower hereunder with respect to Letters shall remain in full force and effect and shall apply to any amendment to or extension of the expiration date of any such Letter.

(e)

Any action, inaction or omission taken or suffered by any Issuing Lender or any of such Issuing Lender’s correspondents under or in connection with a Letter issued by such Issuing Lender or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulations or customs applicable thereto, shall be binding upon the relevant Borrower and shall not place such Issuing Lender or any of its correspondents under any resulting liability to such Borrower except in the case of such Issuing Lender’s gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Issuing Lender and its correspondents may receive, accept or pay as complying with the terms of a Letter issued by such Issuing Lender, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, such beneficiary or its successors and assigns. Each Borrower covenants that it will not take any steps, issue any instructions to any Issuing Lender or any of its correspondents or institute any proceedings intended to derogate from the right or ability of such Issuing Lender or its correspondents to honour and pay any Draft or Drafts.

(f)	Each Borrower agrees that the Lenders, the Issuing Lenders and the Administrative Agent shall have no liability to it for any reason in respect of or in connection with any Letter, the issuance thereof, any payment thereunder, or any other action taken by the Lenders, the Issuing Lenders or the Administrative Agent or any other person in connection therewith, other than on account of any Issuing Lender’s gross negligence or wilful misconduct.

(g)	Save to the extent expressly provided otherwise in this Section 3.11, the rights and obligations between the Issuing Bank and each Borrower with respect to each Letter shall be determined in accordance with the applicable provisions of the (i) Uniform Customs and Practice for Documentary Credits (2007 Revision), ICC Publications 600 or (ii) the International Standby Practices - ISP98, ICC Publication No. 590, as applicable.

(h)	Notwithstanding any other provision hereof, no Issuing Lender shall be obligated to issue a Letter hereunder if, at the time of such issuance, any of the relevant Lenders is a Defaulting Lender unless either such Defaulting Lender or the Borrower has cash collateralized the reimbursement obligations of such Defaulting Lender to such Issuing Lender with respect to such Letter and all other Letters then outstanding to the satisfaction of such Issuing Lender.

3.12	Notice Periods.

Each Drawdown Notice, Rollover Notice, Conversion Notice and Prepayment Notice shall be given to the Administrative Agent:

(a)	prior to 11:00 a.m. (Toronto time) on the third Banking Day prior to the date of any voluntary prepayment pursuant to Section 9.2, any drawdown by way of issuance of a Letter or any drawdown of, rollover of, conversion into or conversion of a LIBOR Loan;

(b)	prior to 11:00 a.m. (Toronto time) on the second Banking Day prior to the date of any drawdown, rollover of or conversion into or conversion of a Bankers’ Acceptance; and

(c)	prior to 11:00 a.m. (Toronto time) on the first Banking Day prior to the date of any other drawdown, rollover or conversion.

3.13	Swingline Advances.

(a)	At any time that the Swingline Lender is not the sole Lender with an Individual Commitment under the Swingline Availability, its participation in extensions of credit under the RT Facility which are not made under the Swingline Availability (“Non Swingline Advances”) shall be reduced, and the participations of the other relevant Lenders in such Non Swingline Advances shall be increased, and such participations may be adjusted from time to time, as determined by the Administrative Agent, so that each relevant Lender’s Pro Rata Share of the aggregate of all extensions of credit made under the RT Facility is, to the greatest extent practicable, as provided in Schedule A to this Agreement. For greater certainty, the aggregate of Advances outstanding under the Swingline Availability and Non Swingline Advances made by the Swingline Lender shall not at any time exceed The Bank of Nova Scotia’s Individual Commitment under the RT Facility, and if it does, the Borrowers shall repay the Credit Excess resulting therefrom in accordance with Section 9.8.

(b)	Notwithstanding that extensions of credit under the Swingline Availability are from time to time made by the Swingline Lender and the Swingline Lender’s participation in Non Swingline Advances is reduced, and the participation of the other Lenders in Non Swingline Advances is increased in accordance with Section 3.13(a), it is the intention of the parties hereto that the ultimate credit risk and exposure of each relevant Lender in respect of the RT Facility be in accordance with its Pro Rata Share of the RT Facility Total Commitment Amount. Accordingly, upon the Obligations becoming due and payable under Section 9.1, each relevant Lender shall (and hereby absolutely, unconditionally and irrevocably agrees to) do all such things, including delivery of indemnity agreements and assignments to other relevant Lenders of extensions of credit to the Borrowers made by the Swingline Lender under the Swingline Availability or assignments to the Swingline Lender of Non Swingline Advances made by other relevant Lenders as shall be required to ensure that result. Any such action on the part of the relevant Lenders shall be binding on the Obligors. If any relevant Lender fails to take the actions required by this Section 3.13, the Administrative Agent may, without prejudice to the other rights of the relevant Lenders, make such adjustments to the payments to the defaulting relevant Lender under this Agreement as are necessary to compensate the other relevant Lenders for the defaulting Lender’s failure.

(c)

Subject to the provisions of Section 3.13(b) regarding the assignment of interests in extensions of credit under the Swingline Availability in the event of acceleration of payment of the Obligations, the provisions of this Agreement do not apply to extensions of credit under the Swingline Availability to the extent that the provisions contemplate the participation by any relevant Lender other than the Swingline Lender in making extensions of credit under the RT Facility and receiving payments in respect of extensions of credit under the Swingline Availability. All extensions of credit under the Swingline Availability shall be made solely by the Swingline Lender and records concerning such extensions of credit shall be maintained solely by the Swingline Lender. All payments of principal, interest, fees and other amounts relating to extensions of credit under the Swingline Availability shall be made solely to the Swingline Lender. Any notices by a Borrower in connection with the Swingline Availability shall be made to the Swingline Lender. The parties hereto agree that notice and minimum amount requirements in respect of extensions of credit under the RT Facility shall not apply to extensions of credit by way of overdraft under the Swingline Availability. Similarly, subject to any assignment of interests in extended credit under the Swingline Availability in the event of acceleration of payment of the Obligations as contemplated in Section 3.13(b), references in this Agreement to the relevant Lenders shall, in the context of the Swingline Availability, be interpreted as referring only to the Swingline Lender. No relevant Lender other than the Swingline Lender shall have any right to receive payments in respect of extensions of credit under the Swingline Availability or any obligations to make extensions of credit under the Swingline Availability.

(d)	Extensions of credit under the Swingline Availability are available by way of overdraft only. Upon presentation to the Swingline Lender for payment of any cheque or other item drawn by a Borrower on any of its Canadian dollar or U.S. dollar current accounts at the Branch of Account which, when charged against the applicable account, creates or increases an overdraft in that account, the Swingline Lender shall pay the cheque or other item provided that, after doing so, the aggregate amount of the overdrafts outstanding in such accounts of the Borrower do not exceed the Available RT Credit (which overdrafts shall, in the case of the Borrowers’ Canadian dollar accounts, be deemed to be Prime Rate Loans, and, in the case of the Borrowers’ U.S. Dollar accounts, be deemed to be Base Rate Canada Loans). The Borrowers hereby request and authorize the Swingline Lender to make such Prime Rate Loans and Base Rate Canada Loans to cover such overdrafts, subject to the terms of this Agreement, and this standing authorization to the Administrative Agent shall be deemed for the purposes of this Agreement to constitute a Drawdown Notice on each date such extensions of credit are made by the Swingline Lender to cover any such overdraft. All of the provisions applicable to Prime Rate Loans and Base Rate Loans under this Agreement shall apply to extensions of credit under the Swingline Availability, respectively, other than minimum notice or minimum amount requirements.

(e)	The aggregate principal amount of the Loans made under the Swingline Availability shall not exceed $25,000,000 or the U.S. Dollar Equivalent thereof.

3.14	Administrative Agent’s Discretion to Allocate.

Notwithstanding the provisions of Sections 3.2, 3.4 and 9.6 with respect to the funding of Loans and Bankers’ Acceptances and reimbursing with respect to Letters in accordance with each relevant Lender’s Pro Rata Share, the Administrative Agent shall be entitled to reallocate the funding or reimbursement obligations among the relevant Lenders in order to ensure, to the greatest extent practicable, that after such funding the aggregate amount of credit extended hereunder by each Lender coincides with such Lender’s Pro Rata Share of the aggregate amount of credit extended under the RT Facility by all of the relevant Lenders, provided that no such allocation shall result in the aggregate amount of credit extended under the RT Facility by any Lender exceeding such Lender’s Individual Commitment with respect to the RT Facility.

ARTICLE 4

DRAWDOWNS

4.1	Drawdown Notice.

Subject to the terms and conditions hereof and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrowers or waived by the relevant Lenders in accordance with Section 14.14, any of the Borrowers may have credit extended to it under any Credit Facility from time to time by way of drawdown by giving to the Administrative Agent an irrevocable notice (“Drawdown Notice”) in accordance with Section 3.12, in substantially the form of Schedule D.

4.2	Drawdown Restriction.

Anixter Canada may only obtain credit under the NRT Facility by means of a single drawdown thereunder on or before January 15, 2016.

ARTICLE 5

ROLLOVERS

5.1	Bankers’ Acceptances.

Subject to the terms and conditions hereof and provided that a Borrower has, by giving notice to the Administrative Agent in accordance with Section 5.3, requested the relevant Lenders to accept drafts of such Borrower to replace all or a portion of outstanding Bankers’ Acceptances as they mature, each relevant Lender shall, on the maturity of such Bankers’ Acceptances, accept such Borrower’s draft or drafts having an aggregate face amount equal to its Pro Rata Share of the aggregate face amount of the matured Bankers’ Acceptances or the portion thereof to be replaced.

5.2	LIBOR Loans and BA Equivalent Loans.

Subject to the terms and conditions hereof and provided that the applicable Borrower has, by giving notice to the Administrative Agent in accordance with Section 5.3, requested the relevant Lenders to continue to extend credit by way of LIBOR Loans or BA Equivalent Loans, as the case may be, to replace all or a portion of an outstanding LIBOR Loan or BA Equivalent Loan, as the case may be, as it matures, each relevant Lender shall, on the maturity of such LIBOR Loan or BA Equivalent Loan, as the case may be, continue to extend credit to such Borrower by way of a LIBOR Loan or BA Equivalent Loan, as the case may be, (without a further advance of funds to such Borrower) in the principal amount equal to such Lender’s Pro Rata Share of the principal amount of the matured LIBOR Loan or the matured BA Equivalent Loan, as the case may be. The provisions of Section 3.5 with respect to the payment of interest on a BA Equivalent Loan shall apply mutatis mutandis to any rollover of a BA Equivalent Loan pursuant to this Section 5.2.

5.3	Rollover Notice.

The notice to be given to the Administrative Agent pursuant to Section 5.1 or 5.2 (“Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.12 and shall be substantially in the form of Schedule E hereto.

ARTICLE 6

CONVERSIONS

6.1	Converting Loan to Other Type of Loan.

Subject to the terms and conditions hereof and provided that the applicable Borrower has, by giving notice to the Administrative Agent in accordance with Section 6.4, requested the relevant Lenders to convert all or a portion of an outstanding Loan (other than a BA Equivalent Loan) into another type of Loan (other than a BA Equivalent Loan) under a particular Credit Facility, each relevant Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the date on which the Loan matures), continue to extend credit to such Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted in the aggregate principal amount equal to such Lender’s Pro Rata Share of the principal amount of the Loan being converted or the Exchange Equivalent thereof.

6.2	Converting Loan to Bankers’ Acceptances.

Subject to the terms and conditions hereof and provided that a Borrower has, by giving notice to the Administrative Agent in accordance with Section 6.4, requested the relevant Lenders to accept its drafts to replace all or a portion of an outstanding Loan and, if a LIBOR Loan or a BA Equivalent Loan is to be replaced the date of conversion is the date on which such Loan matures, each relevant Lender shall, on the date of conversion, accept such Borrower’s draft or drafts having an aggregate face amount equal to its Pro Rata Share of the aggregate principal amount of such Loan or the portion thereof which is being converted.

6.3	Converting Bankers’ Acceptances to Loan.

Each relevant Lender shall, on the maturity date of a Bankers’ Acceptance which such Lender has accepted, pay to the holder thereof the face amount of such Bankers’ Acceptance. Provided that a Borrower has, by giving notice to the Administrative Agent in accordance with Section 6.4, requested the relevant Lenders to convert all or a portion of outstanding maturing Bankers’ Acceptances into a Loan, each relevant Lender shall, upon the maturity date of such Bankers’ Acceptances and the payment by such Lender to the holders of such Bankers’ Acceptances of the aggregate face amount thereof and concurrent with the payment by or on behalf of such Borrower to such Lender of the aggregate face amount of such Bankers’ Acceptances, extend credit to the Borrower by way of the Loan into which the matured Bankers’ Acceptances or a portion thereof are converted in the aggregate principal amount equal to its Pro Rata Share of the aggregate face amount of the matured Bankers’ Acceptances or the portion thereof which are being converted or the Exchange Equivalent thereof. Where a particular Lender has funded a Borrower by way of a BA Equivalent Loan rather than by way of Bankers’ Acceptances, the provisions of this Section 6.3 as they relate to Bankers’ Acceptances shall apply mutatis mutandis to such BA Equivalent Loan.

6.4	Conversion Notice.

The notice to be given to the Administrative Agent pursuant to Section 6.1, 6.2 or 6.3 (“Conversion Notice”) shall be irrevocable, shall be given in accordance with Section 3.12 and shall be substantially in the form of Schedule F hereto.

6.5	Absence of Notice.

Subject to the terms and conditions hereof, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing LIBOR Loan shall be automatically converted to a Base Rate Canada Loan and a maturing Bankers’ Acceptance or BA Equivalent Loan shall be automatically converted to a Prime Rate Loan as though a notice to such effect had been given in accordance with Section 6.4.

6.6	Conversion After Default.

If a Default has occurred and is continuing at 11:00 a.m. (Toronto time) on the third Banking Day prior to the maturity date of a LIBOR Loan, BA Equivalent Loan or Bankers’ Acceptance, such LIBOR Loan shall automatically convert to a Base Rate Canada Loan and such BA Equivalent Loan or Bankers’ Acceptance shall automatically convert to a Prime Rate Loan on the relevant maturity date as though a notice to such effect had been given in accordance with Section 6.4.

ARTICLE 7

INTEREST AND FEES

7.1	Interest Rates.

The applicable Borrower shall pay to the relevant Lenders, in accordance with Section 3.8, interest on the outstanding principal amount from time to time of each Loan (other than BA Equivalent Loans) and on the amount of overdue interest thereon from time to time, at the rate per annum equal to:

(i)	the Prime Rate plus the Applicable Margin in the case of each Prime Rate Loan;

(ii)	the Alternate Base Rate Canada plus the Applicable Margin in the case of each Base Rate Canada Loan; and

(iii)	LIBOR plus the Applicable Margin in the case of each LIBOR Loan.

7.2	Interest In Advance.

Interest on each BA Equivalent Loan shall be paid in advance as provided in Section 3.5.

7.3	Calculation and Payment of Interest.

(a)	Interest on the outstanding principal amount from time to time of each Loan (other than BA Equivalent Loans) and on the amount of overdue interest thereon from time to time shall accrue from day to day from and including the date on which credit is obtained by way of such Loan or the date on which such payment of overdue interest was due, as the case may be, to but excluding the date on which such Loan or such overdue interest, as the case may be, is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or 366 in the case of a leap year (in the case of a Prime Rate Loan or Base Rate Canada Loan) or divided by 360 days (in the case of a LIBOR Loan).

(b)	Accrued interest shall be paid,

(i)	in the case of interest on Prime Rate Loans and Base Rate Canada Loans, monthly in arrears on the 21st day of each calendar month; and

(ii)	in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period; provided that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period and on the date on which such Loans are otherwise required to be repaid.

7.4	General Interest Rules.

(a)	For the purposes hereof, whenever interest is calculated on the basis of a year of 360 or 365 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, respectively.

(b)	Interest on each Loan shall be payable in the currency in which such Loan is denominated during the relevant period.

(c)

If a Borrower fails to pay any fee or other amount of any nature payable by it to the Administrative Agent or the relevant Lenders hereunder (other than principal or interest) on the due date therefor or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, such Borrower shall pay to the relevant Lenders interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to:

(i)	the Alternate Base Rate Canada plus the Applicable Margin plus 2% per annum in the case of overdue amounts denominated in U.S. dollars payable; or

(ii)	the Prime Rate plus the Applicable Margin plus 2% per annum in the case of all other overdue amounts.

Such interest on overdue amounts shall become due and be paid on demand by the Administrative Agent.

7.5	Selection of Interest Periods.

With respect to each LIBOR Loan, the applicable Borrower shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:

(a)	Interest Periods for LIBOR Loans shall have a duration of 1 month, 2 months, 3 months or 6 months; other Interest Periods will be available in the sole discretion of the Lenders;

(b)	the first Interest Period for a LIBOR Loan shall commence on and include the day on which credit is obtained by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(c)	if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

7.6	Acceptance Fees.

Upon the acceptance of any draft of a Borrower pursuant hereto, such Borrower shall pay to the relevant Lenders, in accordance with Section 3.8, in advance, an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days equal to the Applicable Margin on the face amount of such Bankers’ Acceptance for its term, being the actual number of days in the period commencing on the date of acceptance of such Borrower’s draft and ending on but excluding the maturity date of the Bankers’ Acceptance. With respect to each drawdown by way of Bankers’ Acceptances, such acceptance fees shall be paid by the relevant Lenders deducting the amount thereof from the BA Discounted Proceeds before the relevant Lenders remit the BA Proceeds to the Administrative Agent as provided in Section 3.4(c). With respect to each rollover of and conversion into Bankers’ Acceptances, such acceptance fees shall be paid by the applicable Borrower to the Administrative Agent as provided in Section 3.4(c). Each such payment is non-refundable and fully earned when due.

7.7	Standby Fee.

Upon the last day of each calendar quarter and upon the termination of the RT Facility pursuant to Section 2.5, the Borrowers shall pay to the relevant Lenders in accordance with Section 3.8, in arrears, a standby fee on the applicable Available RT Credit, calculated and accruing daily from the date of this agreement becoming effective, at the rate per annum, calculated on the basis of a year of 365 days or 366 days in the case of a leap year, equal to the Applicable Margin during such period.

7.8	Letter Fees.

The relevant Borrower shall pay to the relevant Lenders, in accordance with Section 3.8, an issuance fee quarterly in arrears on the last day of each calendar quarter, calculated at a rate per annum, on the basis of a year of 365 days or 366 days in the case of a leap year, equal to the Applicable Margin and on the amount of each such Letter for the period of time equal to the number of days in the preceding Fiscal Quarter on which such Letter was outstanding.

7.9	Interest and Fee Adjustment.

Subject to the second sentence hereof, the changes in the interest rates, acceptance fees, standby fees and Letter issuance fees contemplated in the definition of Applicable Margin shall be effective as of the date of receipt by the Administrative Agent of the compliance certificate required to be delivered by the Borrowers to the Administrative Agent pursuant to Section 11.1(b)(iii) (and, for greater certainty in the case of interest on LIBOR Loans and Letter issuance fees shall be effective for that portion of the term of any LIBOR Loans or Letters on and after such date and in the case of interest on any outstanding BA Equivalent Loans and acceptance fees shall only be effective at the end of the term of such BA Equivalent Loan or Bankers’ Acceptance). The aforesaid changes shall be effective as of the relevant Reporting Date if the compliance certificate required to be delivered by the Borrowers to the Administrative Agent pursuant to Section 11.1(b)(iii) is delivered after the relevant Reporting Date if such compliance certificate evidences an increase in the Applicable Margin. If, however, any such compliance certificate delivered after the relevant Reporting Date evidences a decrease in the Applicable Margin, the aforesaid changes shall only be effective as and from the date of receipt by the Administrative Agent of such compliance certificate. Upon receipt of any compliance certificate which is delivered to the Administrative Agent after the relevant Reporting Date which evidences an increase in the Applicable Margin, the Administrative Agent shall determine the amount of the underpayment of interest, acceptance fees, standby fees and Letter issuance fees during the period from the relevant Reporting Date to and including the date of actual delivery thereof and notify the Borrowers and the Lenders of such amounts. Such determination by the Administrative Agent shall constitute, in the absence of manifest error, prima facie evidence of the amount of such underpayment. The Borrowers shall, upon receipt of such notice, pay to the Lenders, in accordance with Section 3.8, the amount of such underpayment.

ARTICLE 8

RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1	Increased Costs.

(a)	If from time to time any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, a Credit Party;

(ii)	subject a Credit Party to any Tax of any kind whatsoever with respect to this agreement, any Letter, any participation in a Letter, or any extension of credit made by it, (including, without limitation, any “transaction tax” not based on income), or change the basis of taxation of payments to a Credit Party in respect thereof, except for (A) Indemnified Taxes or Other Taxes covered by Section 8.4, and (B) any Excluded Tax payable by the Credit Party; or

(iii)	impose on a Credit Party or any applicable interbank market any other condition, cost or expense affecting this agreement or extensions of credit made by such Credit Party;

and the result of any of the foregoing shall be to increase the cost to a Credit Party of making or maintaining any extension of credit (or of maintaining its obligation to make any such extensions of credit), or to reduce the amount of any sum received or receivable by a Credit Party hereunder (whether of principal, interest or any other amount), then upon request of the relevant Credit Party from time to time the Borrowers will pay to the relevant Credit Party such additional amount or amounts as will compensate it for such additional costs incurred or reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the relevant Credit Party, acting reasonably.

(b)	If a Credit Party determines in its sole and absolute discretion that any Change in Law affecting such Credit Party or any lending office of the Credit Party regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital as a consequence of this agreement, the commitments of the Credit Party under any Loan Document or the credit extended by the Lender hereunder, to a level below that which the Credit Party could have achieved but for such Change in Law (taking into consideration the Credit Party’s policies with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrowers will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for any such reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of such Credit Party, acting reasonably.

(c)	A certificate of a Credit Party setting forth the amount or amounts necessary to compensate the Lender as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrowers from time to time shall be conclusive absent manifest error. The Borrowers shall pay the relevant Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Failure or delay on the part of a Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation, except that the Borrowers shall not be required to compensate a Credit Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Credit Party notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

8.2	Failure to Fund as a Result of Change of Circumstances.

If any Lender but not all of the Lenders who have Individual Commitments seeks additional compensation pursuant to Section 8.1(a) or requires a Borrower to make any additional payment in respect of Taxes under Section 8.5 or becomes a Defaulting Lender or a Non-FATCA Compliant Lender (in each case, the “Affected Lender”), then the applicable Borrower or Borrowers may indicate to the Administrative Agent in writing that it desires to replace the Affected Lender with one or more of the other Lenders, and the Administrative Agent shall then forthwith give notice to the other relevant Lenders that any such Lender or Lenders may, in the aggregate, advance all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitments and obligations under the relevant Credit Facility and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other Loan Documents to the extent they relate to such Credit Facility (but in no event shall any other relevant Lender or the Administrative Agent be obliged to do so). If one or more relevant Lenders shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such advance, acquisition and assumption, the Pro Rata Share of such credit of each Assenting Lender and the Individual Commitments and the obligations of such Assenting Lender under such Credit Facility and the rights and obligations of such Assenting Lender under each of the other Loan Documents shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders under such Credit Facility) of the Affected Lender’s Pro Rata Share of such credit and Individual Commitments and obligations and rights and obligations under each of the other Loan Documents on a date mutually acceptable to the Assenting Lenders and the applicable Borrower or Borrowers. On such date, the Assenting Lenders shall extend to the applicable Borrower or Borrowers the Affected Lender’s Pro Rata Share of such credit and shall prepay to the Affected Lender the advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender hereunder, and, upon such advance and prepayment by the Assenting Lenders, the Affected Lender shall cease to be a “Lender” for purposes of this agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender’s Individual Commitments as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitments of such Assenting Lender by the respective amounts of such assumption. Alternately, the applicable Borrower or Borrowers may require the Affected Lender to assign all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and all (but not part) of the Affected Lender’s Individual Commitments and obligations under the relevant Credit Facility to another Person in compliance with Section 16.6(c).

8.3	Indemnity Relating to Credits.

Upon notice from the Administrative Agent to the applicable Borrower or Borrowers (which notice shall be accompanied by a detailed calculation of the amount to be paid by the applicable Borrower or Borrowers), the applicable Borrower or Borrowers shall pay to the Administrative Agent, the relevant Lenders or the relevant Issuing Lender such amount or amounts as will compensate the Administrative Agent, the relevant Lenders or the relevant Issuing Lender for any loss, cost or expense incurred by them:

(a)	in the liquidation or redeposit of any funds acquired by such Lenders to fund or maintain any portion of a LIBOR Loan or BA Equivalent Loan as a result of:

(i)	the failure of the applicable Borrower or Borrowers to borrow or make repayments on the dates specified under this agreement or in any notice from the applicable Borrower or Borrowers to the Administrative Agent (provided that if any notice specifies the repayment of a LIBOR Loan or a BA Equivalent Loan at any time other than its maturity date, then the applicable Borrower or Borrowers shall be responsible for any loss, costs or expenses referred to above); or

(ii)	the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from the applicable Borrower or Borrowers to the Administrative Agent (provided that if any notice specifies the repayment of a LIBOR Loan or a BA Equivalent Loan at any time other than its maturity date, then the applicable Borrower or Borrowers shall be responsible for any loss, costs or expenses referred to above);

(b)	in converting United States dollars into Canadian dollars or Canadian dollars into United States dollars as a result of the failure of the applicable Borrower or Borrowers to make repayments of outstanding credit hereunder in the currency in which such outstanding credit was denominated; or

(c)

with respect to any Bankers’ Acceptance or Letter, arising from claims or legal proceedings, and including reasonable legal fees and disbursements, respecting the obtaining of credit by the relevant Borrower by way of such Bankers’ Acceptance or Letter, the collection of amounts owed by such Borrower hereunder in respect of such Bankers’ Acceptance or Letter or the enforcement of any Issuing Lender’s or Lender’s rights hereunder in respect of such Bankers’ Acceptance or Letter including, without limitation, legal proceedings attempting to restrain any Issuing Lender or any Lender or any of them from paying any amount under such Bankers’ Acceptance or Letter.

8.4	Indemnity for Transactional and Environmental Liability.

(a)	The Borrowers hereby agree to indemnify, exonerate and hold each Credit Party (collectively, the “Indemnified Persons”, and individually, an “Indemnified Person”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Person is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees, out of pocket disbursements and amounts paid to the Indemnified Persons’ respective affiliates, employees, officers, directors and agents (collectively, in this Section 8.4(a), the “Indemnified Liabilities”), paid, incurred or suffered by the Indemnified Persons or any of them as a result of, or arising out of, or relating to (i) any use made or to be made in whole or in part, directly or indirectly, with the proceeds of any credit obtained hereunder, or (ii) the execution, delivery, performance or enforcement of this agreement and any instrument, document or agreement executed pursuant hereto, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Person’s gross negligence or wilful misconduct.

(b)	Without limiting the generality of the indemnity set out in Section 8.4(a), the Borrowers hereby further agree to indemnify, exonerate and hold the Indemnified Persons free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable legal fees, out of pocket disbursements and amounts paid to the Indemnified Persons’ respective affiliates, employees, officers, directors and agents, of any and every kind whatsoever (collectively, in this Section 8.4(b), the “Indemnified Liabilities”), paid, incurred or suffered by the Indemnified Persons or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any Property of any Hazardous Material or (ii) the breach or violation of any Environmental Law by any Company, except for any such Indemnified Liabilities that a court of competent jurisdiction determines arose on account of the relevant Indemnified Person’s gross negligence or wilful misconduct.

(c)	All obligations provided for in this Section 8.4 shall survive any termination of the Credit Facilities or this agreement and shall not be reduced or impaired by any investigation made by or on behalf of any Credit Party.

(d)	If, for any reason, the obligations of the Borrowers pursuant to this Section 8.4 shall be unenforceable, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under Applicable Law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the gross negligence or wilful misconduct of any Indemnified Person.

8.5	Payments Free and Clear of Taxes.

(a)	Any and all payments made by the Primary Obligors hereunder or under any other Loan Document (any such payment being hereinafter referred to as a “Payment”) to or for the benefit of a Credit Party shall be made without set-off or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any and all present or future Taxes, except to the extent such deduction or withholding is required by Applicable Law or the administrative practice of any Official Body. If the Primary Obligors shall be so required to deduct or withhold any Taxes from or in respect of any Payment made to or for the benefit of a Credit Party, the Borrowers shall:

(i)	promptly notify such Credit Party of such requirement;

(ii)	with respect to Indemnified Taxes, pay to such Credit Party in addition to the Payment to which such Credit Party is otherwise entitled, such additional amount as is necessary to ensure that the net amount received by such Credit Party (free and clear of, and net of, any Indemnified Taxes, including the full amount of any Indemnified Taxes required to be deducted or withheld from any additional amount paid by the Borrowers under this Section 8.5(a), whether assessable against the Primary Obligors or such Credit Party) equals the full amount such Credit Party would have received had no such deduction or withholding been required;

(iii)	make such deduction or withholding;

(iv)	pay to the relevant Official Body in accordance with Applicable Law the full amount of Taxes required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrowers to such Credit Party under this Section 8.5(a)), within the time period required by Applicable Law; and

(v)	as promptly as possible thereafter, forward to such Credit Party an original official receipt (or a certified copy), or other documentation reasonably acceptable to such Credit Party, evidencing such payment to such Official Body.

(b)	In addition, the Primary Obligors agree to pay any and all present or future stamp or documentary taxes or excise or property taxes, charges or levies of a similar nature, which arise from any Payment or from the execution, delivery or registration of, or otherwise with respect to, the Loan Documents and the transactions contemplated thereby (any such amounts being hereinafter referred to as “Other Taxes”).

(c)	The Primary Obligors hereby indemnify and hold harmless each Credit Party for the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed under this Section 8.5(c)) levied, imposed or assessed against (and whether or not paid directly by) a Credit Party. In addition, the Primary Obligors hereby indemnify and hold harmless each Credit Party for all interest, penalties and reasonable expenses, resulting from or relating to a Primary Obligor’s failure to:

(i)	remit to any Credit Party the documentation referred to in Section 8.5(a)(v); or

(ii)	pay any Taxes or Other Taxes when due to the relevant Official Body (including, without limitation, any Taxes imposed by any Official Body on amounts payable under this Section 8.5(c)(ii)).

The provisions of this Section 8.5(c) shall apply whether or not such Taxes or Other Taxes were correctly or legally assessed. Any Credit Party who pays any Indemnified Taxes or Other Taxes, interest, penalties and reasonable expenses, shall promptly notify the Primary Obligors of such payment, provided, however, that failure to provide such notice shall not detract from, or compromise, the obligations of the Borrowers under this Section 8.5. Payment pursuant to this indemnification shall be made within 30 days from the date the relevant Credit Party makes written demand therefor accompanied by a certificate as to the amount of such Indemnified Taxes or Other Taxes, interest, penalties and the calculation thereof, which certificate shall be conclusive absent manifest error.

(d)	If the Primary Obligors determine in good faith that a reasonable basis exists for contesting any Indemnified Taxes for which a payment has been made under this Section 8.5, a Credit Party shall, if so requested by the Primary Obligors, cooperate with the Primary Obligors in challenging such Indemnified Taxes at the Primary Obligors’ expense.

(e)

If a Credit Party receives a refund of Taxes for which a payment has been made by the Primary Obligors under this Section 8.5, which refund in the good faith judgment of the such Credit Party is attributable to the Indemnified Taxes giving rise to such payment made by a Primary Obligor, then such Credit Party shall reimburse the relevant Primary Obligor for such amount (if any, but not exceeding the amount of any payment made under this Section 8.5 that gives rise to such refund), net of out-of-pocket expenses of such Credit Party which such Credit Party determines in its absolute discretion will leave it, after such reimbursement, in no better or worse position than it would have been in if such Indemnified Taxes had not been exigible. The Primary Obligors, upon the request of a Credit Party agree to repay such Credit Party any portion of any such refund paid over to the Primary Obligors that such Credit Party is required to pay to the relevant Official Body and agrees to pay any interest, penalties or other charges paid by such Credit Party as a result of or related to such payment to such Official Body. Notwithstanding the foregoing, such Credit Party shall not be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund.

(f)	The Primary Obligors’ obligations under this Section 8.5 shall survive the termination of the Credit Facilities and this agreement and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

(g)	If a payment made to a Credit Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Primary Obligors and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Primary Obligors or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Primary Obligors or the Administrative Agent as may be necessary for the Primary Obligors and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.5(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Credit Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Primary Obligors and the Administrative Agent in writing of its legal inability to do so.

ARTICLE 9

REPAYMENTS AND PREPAYMENTS

9.1	Repayment of Credit Facilities.

(a)	On the Maturity Date, the Borrowers shall pay to the relevant Lenders the full amount of the credit outstanding under the RT Facility together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto.

(b)	The NRT Drawn Amount shall be repaid by Anixter Canada to the relevant Lenders in installments on the dates and in the amounts set forth below:

Date of Installment	Percentage of NRT Drawn Amount
December 31, 2015	1.25%
March 31, 2016	1.25%
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.25%
December 31, 2017	2.5%
March 31, 2018	2.5%
June 30, 2018	2.5%
September 30, 2018	2.5%
December 31, 2018	2.5%
March 31, 2019	2.5%
June 30, 2019	2.5%
September 30, 2019	2.5%
December 31, 2019	2.5%
March 31, 2020	2.5%
June 30, 2020	2.5%
September 30, 2020	2.5%

The balance of NRT Drawn Amount owing after the last installment, together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto, shall be repaid in full on the Maturity Date. Amounts which are repaid as aforesaid may not be reborrowed.

9.2	Voluntary Prepayments.

Subject to Section 9.4, the Borrowers shall be entitled, at their option, to prepay all or any portion of the outstanding Loans (other than BA Equivalent Loans) under either Credit Facility at any time provided that Section 8.3 shall be complied with in connection with any prepayment. Prepayments under the RT Facility pursuant to this Section 9.2 may be reborrowed. Prepayments under the NRT Facility pursuant to this Section 9.2 may not be reborrowed but shall be applied to the installment payments referenced in Section 9.1(b) in order of maturity, with the result that the next scheduled installment payment(s) after a voluntary prepayment will be reduced or eliminated.

9.3	Mandatory Prepayments under the NRT Facility.

(a)	Anixter Canada shall, within five Banking Days of the occurrence of a Prepayment Trigger Event, prepay outstanding credit under the NRT Facility in an amount equal to 100% of the Net Cash Proceeds in excess of the amount, if any, stipulated in, and in respect of, such Prepayment Trigger Event.

(b)	Unless waived by the Lenders in their sole and absolute discretion, in respect of each Fiscal Year commencing with the 2016 Fiscal Year, Anixter Canada shall prepay, on or before the last day of the first Fiscal Quarter in each immediately following Fiscal Year, outstanding credit under the NRT Facility in an amount equal to:

(i)	50% of Excess Cash Flow if the Total Leverage Ratio was greater than or equal to 2.50 to 1 as at the last day of such Fiscal Year; or

(ii)	25% of Excess Cash Flow if the Total Leverage Ratio was greater than or equal to 2.00 to 1, but less than 2.50 to 1, as at the last day of such Fiscal Year.

(c)	Amounts which are prepaid as aforesaid under the NRT Facility may not be reborrowed and shall be applied to the installment payments referenced in Section 9.1(b) in inverse order of maturity. Section 8.3 shall be complied with in connection with any prepayment pursuant to this Section 9.3.

9.4	Prepayment Notice.

The Borrowers shall give written notice to the Administrative Agent of each voluntary prepayment pursuant to Section 9.2. Such notice (a “Prepayment Notice”) shall be irrevocable, shall be given in accordance with Section 3.12 and shall specify:

(a)	the Credit Facility under which the prepayment is to be made;

(b)	the applicable Borrower making the prepayment;

(c)	the date on which the prepayment is to take place; and

(d)	the type and principal amount of the Loan or the portion thereof which is to be prepaid.

9.5	Reimbursement Obligation for Maturing Bankers’ Acceptances.

The Borrowers hereby unconditionally agrees to pay to each relevant Lender on the maturity date (whether at stated maturity, by acceleration or otherwise) of each Bankers’ Acceptance accepted by such Lender the undiscounted face amount of such then-maturing Bankers’ Acceptance. The obligation of the Borrowers to reimburse the Lenders for then-maturing Bankers’ Acceptances may be satisfied by:

(a)	paying to the relevant Lenders, in accordance with Section 3.8, on the maturity date of the Bankers’ Acceptances an amount equal to the aggregate undiscounted face amount thereof, provided that the applicable Borrower shall notify the Administrative Agent of its intention to reimburse the Lenders in such manner prior to 10:00 a.m. (Toronto time) on such maturity date;

(b)	replacing the maturing Bankers’ Acceptances with new Bankers’ Acceptances in accordance with Section 5.1; or

(c)	converting the maturing Bankers’ Acceptances into a Loan in accordance with Section 6.3, 6.5 or 6.6.

In no event shall any Borrower claim from the Lenders any grace period with respect to the aforesaid obligation of the Borrowers to reimburse the Lenders.

9.6	Reimbursement or Conversion on Presentation of Letters.

(a)	On presentation of a Letter issued by a particular Issuing Lender and payment thereunder by such Issuing Lender, the applicable Borrower shall forthwith pay to the Administrative Agent for the account of such Issuing Lender, and thereby reimburse such Issuing Lender for, all amounts paid by such Issuing Lender pursuant to such Letter; failing such payment, such Borrower shall be deemed to have effected a conversion of such Letter into (x) a Prime Rate Loan (if such Letter is denominated in Canadian dollars) or (y) a Base Rate Canada Loan (if such Letter is denominated in United States dollars or any other currency (other than Canadian dollars), the amount paid under such Letter being the Exchange Equivalent United States dollars of the amount so paid), in each case to the extent of the payment of such Issuing Lender thereunder.

(b)	(i)	If any Issuing Lender makes payment under any Letter issued by such Issuing Lender and the relevant Borrower does not fully reimburse such Issuing Lender on or before the date of payment, then Section 9.6(a) shall apply to deem (x) a Prime Rate Loan (if such Letter is denominated in Canadian dollars) or (y) a Base Rate Canada Loan (if such Letter is denominated in United States dollars or any other currency (other than Canadian dollars), the amount paid under such Letter being the Exchange Equivalent United States dollars of the amount so paid), in each case to be outstanding to the relevant Borrower under this agreement in the manner herein set out. Each relevant Lender shall, on request by the relevant Issuing Lender, immediately pay to such Issuing Lender an amount equal to such Lender’s Pro Rata Share of the amount paid by such Issuing Lender such that each such Lender is participating in the deemed Prime Rate Loan or Base Rate Canada Loan in accordance with its Pro Rata Share.

	(ii)	Each relevant Lender shall immediately on demand indemnify each Issuing Lender to the extent of such Lender’s Pro Rata Share of any amount paid or liability incurred by such Issuing Lender under each Letter issued by it to the extent that the relevant Borrower does not fully reimburse such Issuing Lender therefor.

(c)	For certainty, the obligations in this Section 9.6 shall continue as obligations of each Person who was a relevant Lender at the time each such Letter was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the relevant Issuing Lender specifically releases such Lender from such obligations in writing.

9.7	Letters Subject to an Order.

Each Borrower shall pay to the Administrative Agent for the account of the Issuing Lender an amount equal to the maximum amount available to be drawn under any unexpired Letter which becomes the subject of any Order. Payment in respect of each such Letter shall be due forthwith no later than one Banking Day after demand.

9.8	Repayment of Credit Excess.

The Borrowers shall repay to the Administrative Agent for the account of the relevant Lenders, on demand by the Administrative Agent, the amount of any Credit Excess existing from time to time, any such repayment to be made no later than one Banking Day after the making of such demand. To the extent any such Credit Excess results solely from currency fluctuations, no such demand shall be made (unless a Default has occurred and is continuing) unless the amount of any such Credit Excess at the time of such demand exceeds 105% of the amount of the relevant Total Commitment Amount at such time.

9.9	Currency of Repayment.

All payments and repayments of outstanding credit hereunder shall be made in the currency of such outstanding credit.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties.

To induce the Lenders and the Administrative Agent to enter into this agreement and to extend credit to the Borrowers hereunder from time to time, each Primary Obligor hereby represents and warrants to the Lenders and the Administrative Agent, as at the date this agreement becomes effective, as at the date of each extension of credit hereunder, as at the last day of each Fiscal Quarter and as at the date that any Person becomes an Additional Guarantor or a Primary Obligor as follows and acknowledges and confirms that the Lenders and the Administrative Agent are relying upon such representations and warranties in executing this agreement and in extending credit hereunder:

(a)	Status and Power. Each of the Obligors is validly subsisting under the laws of the jurisdiction of its incorporation, organization or formation and is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required except where the lack of such qualification, registration or licensing could not reasonably be expected to have a Material Adverse Effect. Each of the Obligors has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, to carry on its business as now conducted and to otherwise enter into, and carry out the transactions contemplated by, the Loan Documents to which it is a party.

(b)	Authorization and Enforcement of Loan Documents. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party. Each of the Loan Parties has duly executed and delivered the Loan Documents to which it is a party. The Loan Documents to which each of the Loan Parties is a party are legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party by the other parties thereto in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application limiting the enforcement of creditors’ rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies.

(c)	Compliance with Other Instruments. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, and the consummation of the transactions contemplated herein and therein (i) do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of (A) the articles of incorporation, by-laws or other constating documents of, or any unanimous shareholder agreement or declaration relating to, any Loan Party, (B) any Transaction Document, (C) any Material Contract, (D) any Material Permit or (E) except where such conflict, breach, violation or default could not reasonably be expected to have a Material Adverse Effect, any law, regulation, judgment, decree or order binding on or applicable to any Obligor or to which its property is subject and (ii) do not require the consent or approval of any Official Body or any other Person which has not been obtained and provided to the Administrative Agent except where the lack of such consent or approval could not reasonably be expected to have a Material Adverse Effect.

(d)	Financial Statements.

(i)	The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied in accordance with past practice. The Financial Statements fairly present the financial condition of Anixter Canada as at the respective dates thereof and the Financial Statements fairly present in all material respects the results of operations, cash flow and income of Anixter Canada during the respective fiscal periods covered thereby.

(ii)	The Obligors (other than Anixter Mid Holdings, the Parent and the Ultimate Parent) have no liabilities, contingent or otherwise, not disclosed on the financial statements referred to earlier in Section 10.1(d)(i) and as of such dates and which are of the type required to be disclosed in accordance with generally accepted accounting principles, other than in respect of liabilities and obligations arising in the ordinary course of business.

(e)	Litigation, etc. As of the date hereof, there are no actions, suits, investigations, claims or proceedings which have been commenced or, to the knowledge of any

Primary Obligor, have been threatened in writing against or affecting any of the Obligors before any Official Body which contest the HDS Acquisition or any of the transactions contemplated in any of the Loan Documents or the Transaction Documents. As of the date hereof, there are no actions, suits, investigations, claims or proceedings which have been commenced or, to the knowledge of any Primary Obligor, have been threatened in writing against or affecting any of the Obligors before any Official Body which could reasonably be expected to have a Material Adverse Effect.

(f)	Title to Assets. Each of the Secured Obligors has a good and marketable title to all of its property, assets and undertaking, free from any Liens other than the Permitted Liens, and no Person has any agreement or right to acquire any such property, assets and undertaking except as permitted hereunder.

(g)	Conduct of Business. No Obligor is in violation of any Applicable Law (including, without limitation, AML/CTF Laws) in a manner which could reasonably be expected to have a Material Adverse Effect. Each Obligor has all licenses, certificates of approval, permits, registrations, approvals and consents which are required to own its properties and assets and to operate its businesses where they are currently being operated, other than any the absence of which would not have a Material Adverse Effect. No Obligor has used any of the proceeds under either Credit Facility for prohibited business activities in any Sanctioned Countries. No Company has used any of the proceeds under either Credit Facility for Sanctioned Activities nor has it engaged in business activities with Sanctioned Persons.

(h)	Labour Matters. As of the date hereof, there are no strikes or any other labour disputes against any Obligor pending or threatened which could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of each Obligor have not been in violation of any Applicable Law dealing with such matters which could reasonably be expected to have a Material Adverse Effect. All payments due from each Obligor on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Obligor.

(i)	No Default. No Default exists or would result from the incurring of any Obligations by any Obligor. No Obligor is in default under or with respect to any contractual obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the initial drawdown hereunder, create an Event of Default.

(j)	Tax Returns and Taxes. Each Obligor has filed all tax returns and tax reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

(k)	Environmental Compliance.

(i)	Each Property (including underlying groundwater) is operated or used by each Obligor in compliance with all Environmental Laws applicable to it, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(ii)	There are no commenced or threatened (in writing)

(A)	claims, complaints or notices received by any Obligor from an Official Body with respect to any alleged material violation of any Environmental Law by such Obligor, or

(B)	complaints, notices to, or investigations of, any Obligor from an Official Body regarding potential material liability of such Company under any Environmental Law;

notice of which has not been provided by any Borrower to the Administrative Agent.

(iii)	There are no Releases of Hazardous Materials by any Obligor at, on or under any Property which would constitute a breach of any Environmental Law applicable to it to the extent such Release could reasonably be expected to have a Material Adverse Effect.

(iv)	Each Obligor has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Laws to own its properties and assets and to carry on its businesses, except where the non-issuance or non-compliance could not reasonably be expected to have a Material Adverse Effect.

(l)	Perfection Certificates. Each Secured Obligor has executed and delivered to the Administrative Agent a completed Perfection Certificate and all information in each such Perfection Certificate is true and correct in all material respects as of each date referenced in Section 11.1(b)(iii).

(m)	Consents, Approvals, etc. No consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments which have not already been provided to the Administrative Agent are required to be entered into by any Official Body or any Person (i) to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents, (ii) to ensure the perfection and the intended priority of such Security other than financing statements filed in connection with such Security or (iii) to implement the financing contemplated by the Loan Documents.

(n)	Material Contracts and Material Permits. Each Material Contract to which any Obligor is a party is in full force and effect and no material breach by any party thereto of any of the terms or conditions thereof has occurred and is continuing, there have been no events that are continuing which, but for giving notice, lapse of time or any other condition subsequent, would constitute a default of a material obligation thereunder or would allow the termination of such Material Contract or the imposition of any material sanction on any party to such Material Contract of which it is aware and no party to such Material Contract has any set-off or counterclaim against it relating to or affecting such Material Contract of which it is aware. Each Material Permit to which any Obligor is party or of which any Obligor has the benefit is in full force and effect, without further amendment thereto, and no further or other Official Body Consent is required for any Obligor to carry on its business as conducted, except to the extent that a failure to maintain, comply with, or to have, the same would not or could not reasonably be expected to have a Material Adverse Effect.

(o)	Assets Insured. The Secured Assets are insured with insurers, in amounts, for risks and otherwise on terms which are reasonable in relation to the Secured Assets (subject to the amount of such deductibles as are reasonable and normal in the circumstances) against loss or damage and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by the party or parties insured thereunder of the full amount of any material insured loss. The named insured under all insurance policies maintained by each Secured Obligor are not in default under any of the material provisions contained in any such insurance policies.

(p)	Capital of Pledged Companies. Schedule L sets out, as at the time immediately following completion of the HDS Acquisition (A) the authorized and issued capital of each Pledged Company, all of which issued Shares (in the case of corporations) have been issued and are outstanding as fully paid and non-assessable and (B) the owner of record of all such issued Shares. In each case other than as held by or issued to an Obligor (provided written notice of such has been provided by the Borrowers to the Administrative Agent), there are no outstanding warrants, options or other agreements which require or may require the issuance of any Shares of any Pledged Company or the issuance of any debt or securities convertible into Shares of any Pledged Company, there are no outstanding debt or securities convertible into Shares of any Pledged Company and there are no Shares of any Pledged Company allotted for issuance. There is no unanimous shareholder agreement with respect to any Obligor.

(q)	Corporate Structure. Schedule G-1 accurately sets out, as at the time immediately prior to completion of the HDS Acquisition, the corporate structure of the Companies and evidences intercorporate Share ownership. Schedule G-2 accurately sets out immediately following completion of the HDS Acquisition, the corporate structure of the Companies and evidences intercorporate Share ownership.

(r)	Real Property and Leases. Except as set out in the Perfection Certificates, no Secured Obligor owns any real property as at the date hereof. The Perfection Certificates contain a complete and accurate list, as at the date hereof, of all leases of real property and any amendments or additions thereto to which each Secured Obligor is a party, by which it is bound, or in respect of which it is entitled to benefit. The Borrowers have delivered or made available to the Administrative Agent if requested by the Administrative Agent, true and complete copies of each of such leases and all documents to which each Secured Obligor is a party affecting the rights or obligations of such Secured Obligor thereunder including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attachment agreements and agreements regarding the term or rental of any of such leases. No Secured Obligor is in default of its material obligations thereunder nor has it delivered or received any written notice of default under any such lease (except as may have been promptly disclosed to the Administrative Agent).

(s)	Intellectual Property. Each Obligor owns or is licensed or otherwise has the right to use all Intellectual Property that is used in the operation of their businesses without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which would not have a Material Adverse Effect). No Obligor has received any notice of any claim of infringement or similar claim or proceeding relating to any such Intellectual Property which if determined against such Obligor could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Primary Obligor, no present or former employee of an Obligor and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the Intellectual Property of an Obligor that could reasonably be expected to have a Material Adverse Effect.

(t)	Employment and Labour Agreements. As of the date of this agreement, each Obligor is in compliance with the terms and conditions of all collective bargaining agreements and other labour agreements except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(u)	Liens. The Liens granted to the Administrative Agent pursuant to the Security Documents are fully perfected first priority Liens in and to the Secured Assets, subject only to Permitted Liens.

(v)	Transaction Documents. Each of the Transaction Documents is in full force and effect and is a legal, valid and binding obligation of each of the parties thereto, enforceable by such Person against each of such parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application limiting the enforcement of creditors’ rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies. This Section 10.1(v) speaks only as of the date of the sole extension of credit under the NRT Facility and is not required or deemed to be repeated on any other date.

(w)	Pension and Welfare Plans.

(i)	During the twelve consecutive month period before the date of this Agreement and before the date of any extension of credit hereunder (i) no steps have been taken to terminate or wind-up any Pension Plan (wholly or in part), which could reasonably be expected to result in an Obligor making contributions (including special payments) to the Pension Plan in any twelve month period in excess of 115% of the contributions that were scheduled to be made in the prior twelve consecutive month period, (ii) no failure to remit a contribution in accordance with the terms of any Pension Plan or pension benefits legislation has occurred with respect to any Pension Plan sufficient to give rise to a deemed trust, lien or charge under any pension benefits legislation of any jurisdiction that, individually or in the aggregate would or could reasonably be expected to have a Material Adverse Effect, (iii) no condition exists and no event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by an Obligor of any fines or penalties which would or could reasonably be expected to have a Material Adverse Effect, and (iv) except as disclosed in the financial statements required to be provided pursuant to this Agreement or as otherwise disclosed in writing from time to time to the Agent, the Obligors have no contingent liability with respect to any post-retirement benefit under a Welfare Plan that, individually or in the aggregate would or could reasonably be expected to have a Material Adverse Effect.

(ii)

Each Pension Plan is and has been established, registered, funded, invested and administered in compliance with its terms and all Applicable Laws and (i) all contributions or premiums (including employee contributions or premiums made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agent in accordance with all Applicable Laws and the terms of each Pension Plan or Welfare Plan have been made in accordance with all Applicable Laws and the terms of each Pension Plan or Welfare Plan, (ii) there have, to its knowledge after having made reasonable inquiry, been no withdrawals, applications, payments or transfers of assets from any Pension Plan or Welfare Plan or the trusts or other funding media relating thereto which have not been made or done in accordance with all Applicable Laws, (iii) as at the date of the most recent actuarial report filed with respect to the Pension Plan, all liabilities under each Pension Plan that is a registered pension plan were fully funded in accordance with Applicable Law, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of all Applicable Laws and applicable regulatory authorities using the methods and assumptions set out in such report, and (iv) to its knowledge, no event has occurred and no condition exists with respect to any Pension Plan that has resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused for the purposes of any Applicable Law or being placed under the administration of any relevant pension benefits regulatory authority or the Borrower being required to pay any taxes or penalties under any Applicable Law, except for any exceptions to clauses (i) through (iv) above that, individually or in the aggregate, would not and could not reasonably be expected to have a Material Adverse Effect.

(x)	ERISA.

(i)	Each Obligor and each other Company have operated and administered each Plan in compliance with all Applicable Law except for such instances of non-compliance as have not resulted in and are not reasonably likely to result in a Material Adverse Effect. No Obligor and no other Company has incurred any liability, including by reason of liability of any ERISA Affiliate, pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Obligor or any other Company, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any other Company, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430(k) of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be, individually or in the aggregate, have a Material Adverse Effect.

(ii)	The present value of the aggregate benefit liabilities under each of the Plans, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect, and no Plan is, or is expected to be, in “at risk” status (as defined in section 430 of the Code or section 303 of ERISA). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii)	Each Obligor and each other Company have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect, and no Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under section 432 of the Code or section 305 of ERISA.

(iv)	The expected postretirement benefit obligation of the Obligors and their Subsidiaries does not and is not reasonably likely to have a Material Adverse Effect.

(v)	The execution and delivery of this agreement and the extensions of credit hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

(vi)	No Plan has incurred a “reportable event” within the meaning of section 4043 of ERISA and the regulations issued thereunder (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulations).

(y)	Regulation T, U or X. None of the Obligors is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any credit obtained hereunder shall be used for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the F.R.S. Board. Terms for which meanings are provided in Regulation T, U or X of the F.R.S. Board or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

(z)	Foreign Assets Control Regulations. Neither the execution and delivery of this agreement nor the relevant Borrowers’ use of the proceeds of the Credit Facilities will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Obligor nor any of its Subsidiaries (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Each Obligor and its Subsidiaries are in compliance, in all material respects, with the Title III of Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from the Credit Facilities will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official party capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(aa)	Material Adverse Change. No Material Adverse Change has occurred since December 31, 2014.

(bb)	Solvency after Drawdown. On an unconsolidated basis, after giving effect to the consummation of the HDS Acquisition and the extension of credit under the NRT Facility and thereafter on each extension of credit hereunder,

(i)	the assets of each Borrower shall exceed its respective liabilities, including contingent liabilities;

(ii)	the capital of each Borrower shall not be unreasonably small to conduct its respective business; and

(iii)	no Borrower shall have incurred debts, nor shall have intended to incur debts, beyond its respective ability to pay such debts as they mature.

For the purpose of this Section 10.1(bb), the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

(cc)	Purpose of Credit. No credit advanced to the Borrowers under the Credit Facilities and none of the other services and products to be provided by the Credit Parties to the Obligors under or in connection with the Loan Documents will be used by, on behalf of or for the benefit of any Person other than the Obligors. No Obligor is a charity registered with the Canada Revenue Agency and no Obligor solicits charitable financial donations from the public.

(dd)	Investment Company Act of 1940. None of the Obligors, any Person controlling the Obligors, or any Subsidiary thereof, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(ee)	No Omissions. None of the statements of fact set forth in this Section 10.1 omits to state any fact necessary to make any such statement of fact not misleading in any material respect.

10.2	Survival of Representations and Warranties.

All of the representations and warranties of the Primary Obligors contained in Section 10.1 shall survive the execution and delivery of this agreement and shall continue until the Facilities Termination Date notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or any of the Lenders.

ARTICLE 11

COVENANTS

11.1	Affirmative Covenants.

The applicable Primary Obligors hereby covenant and agree with the Administrative Agent and the Lenders that, until the Facilities Termination Date, and unless waived in writing in accordance with Section 14.14.

(a)	Prompt Payment. Each Primary Obligor shall, and shall cause each other Obligor to, duly and punctually pay or cause to be duly and punctually paid to each Credit Party all amounts payable by the Obligors under the Loan Documents at the times and places and in the currency and manner mentioned therein.

(b)	Financial Reporting. The relevant Primary Obligors shall furnish the Administrative Agent with the following statements and reports (with, if requested by the Administrative Agent, sufficient copies for each Lender):

(i)	within 120 days after the end of the 2015 Fiscal Year and within 90 days after the end of each subsequent Fiscal Year, a copy of the audited combined special purpose financial statements of Anixter Canada prepared on an Adjusted Consolidated Basis and the audited consolidated financial statements of the Ultimate Parent and the respective auditors’ reports thereon;

(ii)	within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited combined special purpose financial statements of Anixter Canada prepared on an Adjusted Consolidated Basis and the Ultimate Parent with respect thereto;

(iii)	within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of each Fiscal Year, a duly executed and completed compliance certificate, in the form attached as Schedule B hereto, evidencing compliance with the terms of this agreement as well as any updated information with respect to Schedule G, Schedule L and/or any Perfection Certificate as required pursuant to Section 11.1(n);

(iv)	within 45 days of the beginning of each Fiscal Year, an annual budgeted income statement, balance sheet and cash flow statement of Anixter Canada prepared on an Adjusted Consolidated Basis for such Fiscal Year together with budgeted Capital Expenditures for such Fiscal Year;

(v)	any information and documents that are within their possession, custody or control reasonably required by any Lender in order for that Lender to comply with any AML/CTF Laws; and

(vi)	such additional financial or operating reports or statements as the Administrative Agent may, from time to time, reasonably require including, upon request, copies of all employment, collective bargaining and other labour agreements covering any employees of any Company.

(c)	Corporate Existence. Subject to the provisos in Section 11.3(c), each Primary Obligor shall, and shall cause each other Obligor to, preserve and maintain its legal existence in good standing and shall, and shall cause each other Obligor to, qualify and remain duly qualified to carry on business and own property in each jurisdiction in which failure to maintain such qualification would have a Material Adverse Effect.

(d)	Conduct of Business. Each Primary Obligor shall, and shall cause each other Obligor to, conduct its business in such a manner so as to comply in all respects with all Applicable Law (including, without limitation, ERISA, the USA Patriot Act, AML/CTF Laws, Environmental Laws and laws relating to the discharge, spill, disposal or emission of Hazardous Materials), so as to observe and perform in all respects all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Primary Obligor shall, and shall cause each other Obligor to, ensure that any breaches of the said obligations and the consequences of any such breach shall be promptly remedied. Each Primary Obligor shall, and shall cause each other Obligor to, obtain and maintain all licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e)	Use of Proceeds. The Borrowers shall apply all of the proceeds obtained under the RT Facility (i) to refinance in its entirety the Credit Facility (as defined in the Existing Credit Agreement), (ii) to partially finance the HDS Acquisition and (iii) otherwise to finance the Borrowers’ general corporate purposes and working capital requirements. Anixter Canada shall apply all of the proceeds obtained under the NRT Facility to partially finance the HDS Acquisition and for general corporate purposes.

(f)	Interest Coverage Ratio. Anixter Canada shall at all times cause the Borrowing Group to maintain the Interest Coverage Ratio (measured at the end of each Fiscal Quarter) for each Fiscal Quarter at greater than or equal to 3.00 to 1.

(g)	Total Leverage Ratio. Anixter Canada shall at all times cause the Borrowing Group to maintain the Total Leverage Ratio (measured at the end of each Fiscal Quarter):

(i)	as at the Closing Date (after giving effect to the HDS Acquisition) and for each subsequent Fiscal Quarter up to and including the end of the 2016 Fiscal Year, at less than or equal to 4.25 to 1;

(ii)	for each subsequent Fiscal Quarter up to and including the end of the 2017 Fiscal Year, at less than or equal to 3.75 to 1; and

(iii)	for each subsequent Fiscal Quarter, at less than or equal to 3.25 to 1.

(h)	Insurance. The Borrowers shall maintain, and shall cause each other Secured Obligor to maintain, on an individual or aggregate basis, with financially sound and reputable insurers, insurance with respect to the properties and business of the Borrowers and the other Secured Obligors against loss, damage, risk or liability on terms which are reasonable in relation to the Secured Assets (subject to the amount of such deductibles as are reasonable and normal in the circumstances). The Borrowers shall cause the Administrative Agent to be named in each such policy to the extent such policy relates to the Secured Assets as secured party or mortgagee and lender’s loss payee and additional insured, as appropriate, in a manner acceptable to the Administrative Agent. The Borrowers shall give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever. All premiums for such insurance shall be paid by the Borrowers or another Secured Obligor, as the case may be, when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Administrative Agent. The Borrowers shall promptly notify the Administrative Agent of any loss, damage, or destruction to the Secured Assets, whether or not covered by insurance, in excess of $2,000,000. In the absence of any Default but subject always to Section 9.3, the Borrowers shall have the right to determine, whether and to what extent such proceeds shall be used for repair or replacement. If, however, any Default shall be continuing, the Majority Lenders may determine, in their sole discretion, whether such proceeds shall be used for repair or replacement.

(i)	Taxes. Each Primary Obligor shall, and shall cause each other Obligor to, pay all material taxes, rates, government fees and dues levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable (save and except when and so long as the validity of any such taxes, rates, fees, dues, levies, assessments or imposts is being contested in good faith by appropriate proceedings and adequate reserves shall have been set aside in the books of such Obligor or such other Obligor, as the case may be), and such Obligor shall, and shall cause each other Obligor to, deliver to the Administrative Agent, when requested, written evidence of such payments.

(j)

Reimbursement of Expenses. The Borrowers shall (i) reimburse the Credit Parties, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by or on behalf of the Credit Parties (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel and any local or special counsel to the Credit Parties) in connection with the negotiation, preparation, execution, delivery, syndication, participation, administration and interpretation of the Loan Documents and the closing documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments and waivers hereto and thereto (whether or not consummated or entered into), the charges of Intralinks and any lien search fees and lien registration fees and (ii) reimburse the Credit Parties, on demand, for all reasonable out-of-pocket costs, charges and expense incurred by or on behalf of any of them (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents.

(k)	Notices.

Each Primary Obligor shall promptly notify the Administrative Agent:

(i)	of the occurrence of any Default and the action which such Primary Obligor proposes to take or has taken with respect thereto;

(ii)	of the occurrence of any breach or non-performance of any obligation of any party to a Transaction Document which could reasonably be expected to result in a claim for an indemnity payment thereunder in respect of the HDS Acquisition; and

(iii)	of any matter including (A) breach or non-performance of, or any default under, a contractual obligation of any Obligor; (B) any dispute, litigation, investigation, proceeding or suspension of or before any Official Body affecting an Obligor; or (C) the commencement of, or any material development in, any litigation or proceeding affecting an Obligor, in each case which has resulted or is reasonably likely to result in a Material Adverse Effect.

Each notice under this Section shall be accompanied by a written statement by a senior officer of the applicable Primary Obligor setting forth details of the occurrence referred to therein, and stating what action such Borrower proposes to take with respect thereto and at what time. Each notice under clause (i) above shall describe with particularity any and all clauses or provisions of this agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

(l)	Inspection of Assets and Operations. Each Borrower shall, and shall cause each other Secured Obligor to, permit representatives of the Administrative Agent to inspect the Secured Assets and for that purpose to enter on any Property where any of the Secured Assets may be situated; provided, however, if no Event of Default has occurred and is continuing, inspection may only occur once in any twelve month period and must take place during reasonable business hours and on reasonable notice.

(m)	Books and Records. Each Primary Obligor shall, and shall cause each other Obligor to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from its earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Administrative Agent and the Lenders to inspect such books of account, records and documents and to discuss the affairs, finances and accounts of each Primary Obligor or each other Obligor with the officers of each Primary Obligor or such other Obligor; provided, however, if no Event of Default has occurred and is continuing, inspection may only occur once in any twelve month period and must take place during reasonable business hours and on reasonable notice. Each Primary Obligor shall, and shall cause each other Obligor to, at any time that a Default has occurred and is continuing, permit representatives of the Administrative Agent and the Lenders to make copies of all of the aforesaid records, books of account and documents and to discuss the affairs, finances and accounts of each Primary Obligor or each other Obligor with their auditors.

(n)	Change in Information. If any material information contained in Schedule G, Schedule L and/or any Perfection Certificate shall change, the Borrowers shall notify the Administrative Agent in writing of the details of such change at the time of the next delivery by the Borrowers to the Administrative Agent pursuant to Section 11.1(b)(iii) and Schedule G, Schedule L and/or any Perfection Certificate, as the case may be, shall thereupon be deemed to be amended accordingly.

(o)	Change of Name or Jurisdiction of Incorporation. If any Secured Obligor changes its corporate name, adopts a French form of name or changes its jurisdiction of incorporation or the jurisdiction of its location for the purposes of Section 7(4) of the PPSA, the Borrowers shall promptly notify the Administrative Agent in writing of the details of such change or adoption and the applicable Perfection Certificate, as the case may be, shall thereupon be deemed to be amended accordingly.

(p)	Environmental Compliance. Each Borrower shall, and shall cause each other Obligor to:

(i)	use and operate all of its facilities and properties in compliance with all Environmental Laws applicable to such facilities and properties, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters and necessary for the operation of its business in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ii)

permit the Administrative Agent and/or the Lenders to conduct inspections, audits and appraisals of all or any of the records, business and assets of such Borrower or such other Obligor at any time and from time to time to ensure material compliance with applicable Environmental Laws; provided, however, if no Event of Default has occurred and is continuing, inspection may only occur once in any twelve month period and must take place during reasonable business hours and on reasonable notice, and environmental audits and appraisals may only be required with reasonable cause;

(iii)	promptly notify the Administrative Agent and provide copies upon receipt of all adverse written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect, and take commercially reasonable efforts to promptly cure, have dismissed or otherwise resolved to the satisfaction of the Lenders any actions and proceedings relating to any such compliance with Environmental Laws, except for those being diligently contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books; and

(iv)	provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with the foregoing.

(q)	ERISA. The Primary Obligors shall, and shall cause each other relevant Subsidiary thereof to, deliver to the Administrative Agent, promptly and in any event within ten Banking Days after the relevant Subsidiary becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Subsidiary or an ERISA Affiliate proposes to take with respect thereto:

(i)	with respect to any Plan, any “reportable event”, as defined in section 4043(c) of ERISA and the regulations thereunder, for which the 30-day notice thereof has not been waived pursuant to such regulations as in effect on the date hereafter; or

(ii)	the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such member or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)	any event, transaction or condition that is reasonably likely to result in the incurrence of any liability by such member or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of such member or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions; or

(iv)	receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity; or otherwise) with respect to one or more Non-U.S. Plans and which would have a Material Adverse Effect;

(v)	upon the reasonable request of the Administrative Agent, copies of documents described in Sections 101(k) or 101(l) of ERISA that any Company or any ERISA Affiliate has received from any Multiemployer Plan with respect to such Multiemployer Plan;

(vi)	within 10 days after the due date for filing with the PBGC pursuant to section 430(k) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, or within 10 days of a failure to make by its due date a required installment under section 430(j) of the Code, a statement of a financial officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC, if applicable, but only if such failure to make a required installment would result in a Material Adverse Effect; or

(vii)	promptly and in any event within 15 Banking Days after the filing or receipt thereof, a copy of any other report or notice that any Borrower or any ERISA Affiliate files under ERISA or the Code with the Internal Revenue Service, the PBGC or the U.S. Department of Labour with respect to any Plan or Multiemployer Plan, or receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labour or from any Multiemployer Plan, if such report or notice concerns an event or action that would result in a Material Adverse Effect.

(r)	Intellectual Property.

(i)	Each Primary Obligor shall promptly notify the Administrative Agent if it knows or has reason to know that any item of Intellectual Property that is material to the business of any Obligor or otherwise of material value may become, in the case of Intellectual Property owned by such Obligor (A) abandoned or dedicated to the public or placed in the public domain, or (B) invalid or unenforceable, or (C) subject to any adverse determination or development regarding such Obligor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the Canadian Intellectual Property Office, the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court), or (D) the subject of any reversion or termination rights.

(ii)	In the event that any Intellectual Property that is material to the business of any Obligor or otherwise of material value and that is owned by or exclusively licensed to any Obligor is infringed, misappropriated, diluted or otherwise violated by a third party, the Primary Obligors shall, and shall cause the other Obligors to, promptly take all commercially reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages.

(iii)	Each Primary Obligor shall take all commercially reasonable steps necessary to protect the Intellectual Property of the Obligors and the secrecy of all Trade Secrets of the Obligors, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents if doing so is commercially reasonable.

(s)	Additional Guarantors. Forthwith following the formation or acquisition of a Material Canadian Subsidiary or upon a Subsidiary becoming a Material Canadian Subsidiary (but, subject to the last sentence of this Section 11.1(s) in any event no later than 60 days following such formation, acquisition or change in status):

(A)	Anixter Canada shall forthwith cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guarantee and one or more Security Documents, as necessary, for the purpose of charging all of its present and after-acquired property in favour of the Administrative Agent;

(B)	Anixter Canada shall forthwith deliver, or cause to be delivered to, the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(I)	a duly certified copy of the articles of incorporation or similar documents and by-laws of such Subsidiary;

(II)	a certificate of status or good standing for such Subsidiary issued by the appropriate governmental body or agency of the jurisdiction in which such Subsidiary is incorporated;

(III)

a duly certified copy of the resolution of the board of directors of such Subsidiary authorizing it to execute, deliver and perform its obligations under each Loan Document to which such Subsidiary is a signatory and a duly certified copy of the resolution of the board of directors (if required under the constating documents or by-laws of such Subsidiary) of such Subsidiary authorizing the pledge of all of its issued and outstanding shares to the Administrative Agent and any subsequent disposition thereof by the Administrative Agent in realizing on the security therein constituted by the relevant Security Documents;

(IV)	a certificate of an officer of such Subsidiary, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Guarantee and Security Documents to which such Subsidiary is a signatory;

(V)	all documents and other evidence reasonably requested by the Administrative Agent in order for them to identify the Subsidiary and to carry out all necessary checks to comply with AML/CTF Laws;

(VI)	a Perfection Certificate of such Subsidiary in form and substance satisfactory to the Administrative Agent;

(VII)	share certificates representing all of the issued and outstanding shares of such Subsidiary, in each case duly endorsed in blank for transfer or attached to duly executed stock transfers and powers of attorney;

(VIII)	an opinion of such Subsidiary’s counsel addressed to the Lenders, the Administrative Agent and its counsel, relating to the status and capacity of such Subsidiary, the due authorization, execution and delivery and the validity and enforceability of the Guarantee by virtue of its execution of the Guarantee in the jurisdiction of incorporation of such Subsidiary and in the Province of Ontario and such other matters as the Administrative Agent may reasonably request; and

(IX)	an opinion of the Administrative Agent’s counsel with respect to such matters as may be reasonably required by the Administrative Agent in connection with such Subsidiary (including, without limitation, the legality, validity and binding nature of the obligations of such Subsidiary under, and the enforceability against such Subsidiary of, the Loan Documents which are governed by the laws of the Province of Ontario);

(C)	Anixter Canada shall forthwith cause such additional Security Documents or amendments to existing Security Documents to be executed and delivered to permit the pledge of the shares of such Subsidiary;

(D)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein; and

(E)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgements, undertakings, directions, negotiable documents of title and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, acting reasonably, are desirable or required to make effective the Security created or intended to be created pursuant to, and to ensure the perfection and the intended first-ranking priority of such Security subject to Permitted Liens;

whereupon such Subsidiary shall become an Additional Guarantor for all purposes of this agreement. Notwithstanding the first sentence of this Section 11.1(s), Anixter Canada shall, on the date of the initial drawdown hereunder, comply with this provision in respect of the Target and all subsidiaries thereof which are Material Canadian Subsidiaries.

(t)	Additional Borrower. As a condition of any Subsidiary of Anixter Canada becoming a borrower under this Agreement from time to time, Anixter Canada shall cause such Subsidiary to execute and deliver to the Administrative Agent an instrument of adhesion in the form set forth in Schedule J hereto and Anixter Canada shall have complied with Section 11.1(s) in respect of such Subsidiary with the sole exception that the Guarantee referenced in Section 11.1(s)(A) shall not be required to be executed and delivered by such Subsidiary.

(u)	Intercompany Indebtedness. The Primary Obligors shall cause all Indebtedness owing by any Obligor to the Ultimate Parent or any direct or indirect Subsidiary thereof (other than another Obligor) to be subordinated and postponed, pursuant to the Postponement and Subordination Agreement, to the Obligations of such Obligor for so long as a Default has occurred and is continuing. The Primary Obligors shall cause any such direct or indirect Subsidiary of the Ultimate Parent (other than another Obligor), prior to the incurrence of any such Indebtedness, to execute and deliver to the Administrative Agent the Postponement and Subordination Agreement or an instrument of adhesion thereto.

(v)

Keepwell. Each Primary Obligor jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honour all of its obligations under its Guarantee in respect of Capital Market Obligations

(provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.1(v) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.1(v), or otherwise under its Guarantee voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.1(v) shall remain in full force and effect until discharged in accordance with the provisions of its Guarantee. Each Qualified ECP Guarantor intends that this Section 11.1(v) constitute, and this Section 11.1(v) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.2	Performance of Covenants by Administrative Agent.

The Administrative Agent may, on the instructions of the Majority Lenders and upon notice by the Administrative Agent to the applicable Primary Obligor, perform any covenant of such Primary Obligor under this agreement which such Primary Obligor fails to perform or cause to be performed and which the Administrative Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Administrative Agent shall not be obligated to perform any such covenant on behalf of such Primary Obligor (unless so instructed by the Majority Lenders) and no such performance by the Administrative Agent shall require the Administrative Agent to further perform such Primary Obligor’s covenants or shall operate as a derogation of the rights and remedies of the Administrative Agent or the Lenders under this agreement or as a waiver of such covenant by the Administrative Agent or the Lenders. Any amounts paid by the Administrative Agent as aforesaid shall be reimbursed by the Lenders in their Pro Rata Shares and shall be repaid by the applicable Primary Obligor to the Administrative Agent on behalf of the Lenders on demand.

11.3	Restrictive Covenants.

Each Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Facilities Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Liens. The Borrowers shall not, and shall not suffer or permit any other Company to, enter into or grant, create, assume or suffer to exist any Lien affecting any property or assets of the Companies other than Permitted Liens.

(b)	Indebtedness. The Borrowers shall not, and shall not suffer or permit any other Company to, incur, assume or otherwise permit any Indebtedness other than Permitted Indebtedness.

(c)

Corporate Existence. The Borrowers shall not, and shall not suffer or permit any other Secured Obligor to, take part in any consolidation, amalgamation, merger, winding-up, dissolution, capital or corporate reorganization or similar proceeding or arrangement; provided, however, that the foregoing shall not prohibit any such transaction solely between two or more members of the

Borrowing Group provided should one such member be a Secured Obligor prior to such transaction, the resulting entity shall be a Secured Obligor provided (w) notice of such transaction (and reasonable details thereof) has been provided by the Borrowers to the Administrative Agent at least ten Banking Days before the proposed implementation date of such transaction, (x) at the time of the delivery of the aforesaid notice by the Borrowers to the Administrative Agent, the Borrowers deliver to the Administrative Agent a certificate certifying that the implementation of such transaction will not have a Material Adverse Effect, (y) the Borrowers shall deliver or cause to be delivered to the Administrative Agent, contemporaneously with the completion of such transaction, all share certificates of Pledged Companies, certificates, opinions and other things as the Administrative Agent may reasonably request to ensure that the completion of such transaction shall not adversely affect any rights of the Administrative Agent or any of the Lenders under any Guarantee or any Security Document and (z) no Default has occurred and is continuing at the time of such proposed transaction and no Default would arise immediately thereafter. Upon compliance by the Borrowers with the provisions in this Section 11.3(c) with respect to any such transaction between two or more members of the Borrowing Group, the Borrowers shall deliver a revised Schedule G reflecting such transaction and, upon receipt thereof, Schedule G hereof shall be deemed to be amended accordingly.

(d)	Change in Business. The Borrowers shall not suffer or permit any Secured Obligor engage to any material extent in, any business other than businesses of the type conducted by the Ultimate Parent and its Subsidiaries on the date hereof, business of the type proposed to be conducted in connection with and following the consummation of the HDS Acquisition, and businesses in substantially similar or related businesses thereto and reasonable extensions thereof.

(e)	Capital of Borrowers. The Borrowers shall not, and shall not suffer or permit any other member of the Borrowing Group to, issue any Shares unless such Shares are issued to an Obligor, another Person that is a shareholder of the issuer as of the date of this agreement or, in the case of Anixter Mid Holdings, another Subsidiary of the Ultimate Parent.

(f)	Amendments. Subject to Section 11.3(c), no Borrower shall, or shall suffer or permit any other Secured Obligor to, enter into any amendment of its articles of incorporation (i) that would reasonably be considered to prejudice the rights or interests of the Administrative Agent or the Lenders under or in connection with the Loan Documents, or (ii) without promptly providing a copy of the amendment to the Administrative Agent.

(g)	Investments. The Borrowers shall not, and shall not permit any of the other Secured Obligors to, make any Investments other than Permitted Investments.

(h)	Acquisitions. The Borrowers shall not, and shall not suffer or permit any other Secured Obligors to, make any Acquisitions other than Permitted Acquisitions.

(i)	Fiscal Year. No Obligor shall change its Fiscal Year end.

(j)	Capital Market Agreements. The Borrowers shall not, and shall not suffer or permit any other Company to, enter into any Capital Market Agreements for speculative purposes or on a margined basis.

(k)	Transactions with Affiliates. The Borrowers shall not, and shall not suffer any Secured Obligor to, enter into any transaction including, without limitation, any management or consulting agreement, with any Affiliate of a Borrower, except on arm’s length and commercially reasonable terms.

(l)	Distributions. At any time prior to the NRT Obligations Termination Date, the Borrowers shall not, and shall not suffer or permit any of the other Secured Obligors to, make any Distributions other than Permitted Distributions.

(m)	Disposition of Secured Assets. The Borrowers shall not, and shall not suffer or permit any of the other Companies to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of their property, assets or undertaking or enter into any agreement to do any of the foregoing except:

(i)	dispositions of inventory, or used, worn-out or surplus property, all in the ordinary course of business;

(ii)	the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of other equipment;

(iii)	the sale of assets pursuant to a sale leaseback transactions not otherwise prohibited pursuant to Section 11.3(o);

(iv)	dispositions or transfers of assets by a Company to a Secured Obligor; or

(v)	disposition of assets (other than those referred to in Sections 11.3(m)(i)-(iii), inclusive)) or sales of shares or units of any Company (other than a Pledged Company) provided that:

(A)	the net aggregate proceeds of all such sales by the Companies shall not exceed $25,000,000 or the Exchange Equivalent thereof during the period from and including the Closing Date to and including the Maturity Date;

(B)	the consideration received reflects the fair market value of the property sold;

(C)	no less than 75% of the consideration for any particular disposition or sale is for Cash; and

(D)	no Default exists at the time of such disposition or would arise immediately thereafter as a result of such disposition.

Notwithstanding the foregoing, the Borrowers shall not, and shall not suffer any Company to, effect any securitization of receivables.

(n)	Restrictive Agreements. The Borrowers shall not, and shall not suffer or permit any other Company to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Company, (i) to pay dividends or make other distributions to any other Secured Obligor with respect to its Shares, (ii) to pay any Indebtedness owed to any other Secured Obligor, (iii) to make or permit to exist loans or advances to any other Secured Obligor, (iv) to make any payments to the Credit Parties, or provide security or perform or observe any of its other covenants and agreements, as and when required hereunder; or (v) to sell transfer, lease or otherwise dispose of any of its properties or assets to any other Secured Obligor; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this agreement.

(o)	Sale and Leaseback. The Borrowers shall not, and will not allow the other Companies, to enter into any arrangement with any Person providing for the leasing by any Company, in each case, as lessee, of property which has been or is to be sold or transferred by such Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or the lease obligation of such Company except to the extent that such arrangement constitutes Permitted Indebtedness or the arrangement relates to real or immovable property acquired in a Permitted Acquisition not more than 18 months before the completion of the arrangement.

(p)	Use of Proceeds. The Borrowers shall not, and shall not suffer or permit any Obligor or other Company to, use any of the proceeds under either Credit Facility (i) for business activities in any Sanctioned Countries or with Sanctioned Persons or (ii) for Sanctioned Activities.

11.4	Deposit Arrangements and Subordinate Debt Documents.

Notwithstanding any other term of this agreement or any other Loan Document, the Ultimate Parent and its Subsidiaries may (a) continue to operate their deposit and related arrangements with Bank Mendes Gans N.V. (or any successor to it) on substantially the basis on which they are operated at the date of this agreement as disclosed to the Administrative Agent and (b) make payments under and otherwise perform the terms of the Subordinate Debt Documents in accordance with their respective terms, except as limited by any applicable Postponement and Subordination Agreement, in each case as long as no Event of Default has occurred and is continuing.

ARTICLE 12

CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.1	Conditions Precedent to All Credit.

The obligation of the Lenders to extend credit under any of the Credit Facilities is subject to fulfilment of the following conditions precedent at the time such credit is extended:

(a)	no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

(b)	the applicable Borrower shall have complied with the requirements of Article 4, Article 5 or Article 6, as the case may be, in respect of the relevant credit; and

(c)	other than in connection with the sole extension of credit under the NRT Facility and the initial extension of credit under the RT Facility, the representations and warranties of the Obligors contained in the Loan Documents shall be true and correct on the date such credit is made available as if such representations and warranties were made on such date except to the extent the same expressly relate to an earlier date.

12.2	Conditions Precedent to Effectiveness of Agreement.

This agreement shall become effective upon, and the obligations of the Lenders to extend the sole extension of credit under the NRT Facility and the initial extension of credit under the RT Facility is subject to, the fulfillment of the following conditions precedent:

(a)	the conditions precedent set forth in Sections 12.1(a) and (b) have been fulfilled, except to the extent that a Default has occurred by reason of a representation or warranty other than a Specified Representation being incorrect when made or furnished;

(b)	the Specified Representations shall be true and correct, and the Purchase Agreement Representations shall be true and correct, except to the extent that the truthfulness and accuracy of any such Purchase Agreement Representation does not constitute a condition precedent to the purchaser’s obligation to close under the Purchase Agreement, in each case on the date such credit is made available as if such representations and warranties were made on such date except to the extent the same expressly relate to an earlier date;

(c)	the Loan Documents and other documents referenced in Schedule H, in form and substance satisfactory to the Lenders, shall have been executed and delivered by each party thereto;

(d)	each relevant Subsidiary of Anixter Canada has executed and delivered to the Administrative Agent the Postponement and Subordination Agreement, in form and substance satisfactory to the Administrative Agent, and any other documents in connection therewith as the Administrative Agent may require;

(e)	there shall exist no pending or threatened litigation, legal proceedings or investigations which contest, enjoin or restrict the consummation of the subject financing and which could reasonably be expected to have a Material Adverse Effect;

(f)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein including, without limitation, in connection with the HDS Acquisition;

(g)	nothing shall have occurred (nor shall any Lender become aware of any facts not previously known) which the Lenders shall determine is reasonably likely to have a material adverse effect on:

(i)	the business, property, assets, liabilities or condition (financial or otherwise) of the Ultimate Parent, the Parent or the Obligors, taken as a whole, since December 31, 2014;

(ii)	the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents; or

(iii)	the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents;

(h)	the Administrative Agent has received, in form and substance satisfactory to the Lenders:

(i)	a duly certified copy of the articles of incorporation and by-laws (or analogous organizational documents) of each Obligor;

(ii)	a duly certified resolution of the board of directors of each Obligor authorizing it to execute, deliver and perform its obligations under the Loan Documents to which such Obligor is a party and, in the case of any Obligor whose Shares are pledged to the Administrative Agent pursuant to a Security Document, authorizing such pledge and any subsequent disposition thereof by the Administrative Agent in realizing on the security therein constituted by the relevant Security Documents;

(iii)	a copy of a resolution duly passed by the shareholder of Anixter Mid Holdings authorizing Anixter Mid Holdings to execute, deliver and perform the Loan Documents to which Anixter Mid Holdings is a party;

(iv)	a copy of a resolution of the members of Eurinvest Coopertief U.A. authorizing Eurinvest Coopertief U.A. to execute and deliver the Security Document reference at Schedule H, paragraph II(5);

(v)	a certificate of a senior officer of each Obligor setting forth specimen signatures of the individuals authorized to sign Loan Documents on behalf of such Obligor;

(vi)	a certificate of status or good standing (or equivalent) for each Obligor (where available), issued by the appropriate governmental body or agency of the jurisdiction in which such Obligor is incorporated or formed;

(vii)	a certificate of a senior officer of each Borrower certifying that no Default has occurred and is continuing or would occur or arise immediately after this agreement becomes effective;

(viii)	a compliance certificate, substantially in the form attached as Schedule B hereto (but excluding calculation of the Interest Coverage Ratio) demonstrating a maximum Total Leverage Ratio of 3.75 to 1 (calculated on a pro forma basis after accounting for the sole drawdown under the NRT Facility) with respect to the most recent Fiscal Quarter for which Anixter Canada’s financial statements have been completed, which compliance certificate shall be calculated, as concerns the Target and its Canadian Subsidiaries, by using the financial performance of the Target and its Canadian Subsidiaries for the most recent Fiscal Quarter for which the Target’s financial statements have been completed, with such financial performance for such Fiscal Quarter calculated in accordance with the methodology employed in the definition of Total Leverage Ratio;

(ix)	a certificate of a senior officer of Anixter Canada certifying that the aggregate Borrowing Group EBITDA, calculated on a pro forma basis inclusive of the Target and its Canadian Subsidiaries, for the most recently completed four consecutive Fiscal Quarters for which Anixter Canada’s financial statements have been completed, was no less than US$72,400,000;

(x)	opinions of legal counsel to the Obligors with respect to, inter alia, the Obligors, the enforceability of the Loan Documents and as to such other matters as the Lenders may reasonably request, and otherwise in form and substance satisfactory to the Administrative Agent;

(xi)	certified copies of the Transaction Documents and the Intercompany Notes;

(xii)	certificates representing all of the issued and outstanding Shares of each Pledged Company (where certificated), in each case duly endorsed in blank or accompanied by an executed stock transfer power of attorney;

(xiii)	evidence satisfactory to the Lenders that the Buyer (as defined in the Purchase Agreement) and Anixter Canada have sufficient liquidity to pay the Base Purchase Price (as defined in the Purchase Agreement);

(xiv)	all conditions precedent to completing the HDS Acquisition have been satisfied in accordance with the terms and conditions of the Purchase Agreement other than payment of the Base Purchase Price, without any conditions precedent in favour of Anixter Canada thereunder having been amended or waived (unless in accordance with this Section 12.2(h)(xiv)). Anixter Canada shall not enter into any amendment or modification of, or grant any waiver or consent under, the Purchase Agreement to the extent any such modification, amendment, consent or waiver that is materially adverse to the interest of the Lenders, acting reasonably, has not been consented to by the Lenders;

(xv)	certificates of insurance and statements of coverage with respect to the insurance referred to in Section 11.1(h); and

(xvi)	all documents and other evidence reasonably requested by the Lenders in order for them to identify the Obligors and to carry out all necessary checks to comply with AML/CTF Laws, delivered sufficiently in advance for each Lender to complete such identification;

(i)	the Lenders shall have completed and be satisfied with their legal and financial due diligence review of the Obligors, the Target and the Purchase Agreement;

(j)	each member of the Borrowing Group and the Ultimate Parent (and/or its Subsidiaries, as applicable) shall have executed and delivered shared services and/or consents in form and substance satisfactory to the Lenders, acting reasonably, for the purpose of ensuring the Borrowing Group’s ability to operate on an independent basis, and Anixter Canada shall have delivered to the Administrative Agent certified true copies of each such agreement;

(k)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgements, undertakings and non-disturbance agreements contemplated herein, directions, negotiable documents of title, ownership certificates and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, are desirable or required to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents and to ensure the perfection and the intended priority of the Security;

(l)	subject to Section 12.4, all outstanding Indebtedness under the Existing Credit Agreement shall have been irrevocably repaid in full and all Loan Documents (for the purpose of this Section 12.2(l) only, as defined in the Existing Credit Agreement) shall have been terminated; and

(m)	the Borrowers shall have paid all fees and expenses due and payable pursuant to the Loan Documents.

12.3	Waiver.

The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the Administrative Agent and the Lenders, and the Lenders may waive such terms and conditions in accordance with Section 14.14, in whole or in part, with or without terms or conditions, without prejudicing their right to assert the terms and conditions of Sections 12.1 and 12.2 in whole or in part in respect of any subsequent extension of credit.

12.4	Existing Letters of Credit.

The parties hereto acknowledge and agree that, contemporaneously with the fulfilment of the conditions precedent set forth in Section 12.2, the Existing Letters of Credit shall be deemed to be Letters under the RT Facility and all provisions of this agreement shall apply to such Existing Letters of Credit.

ARTICLE 13

DEFAULT AND REMEDIES

13.1	Events of Default.

Upon the occurrence of any one or more of the following events, unless expressly waived in writing in accordance with Section 14.14:

(a)	a breach of Section 9.1, 9.3, 9.5, 9.6, 9.7 or 9.8;

(b)	the non-payment of any amount due hereunder or under any other Loan Document (other than the payment pursuant to Section 9.1, 9.3, 9.5, 9.6, 9.7 or 9.8) within five Banking Days after the due date therefor;

(c)	the commencement of proceedings for the dissolution, liquidation or winding-up of any of the Obligors, the Parent or the Ultimate Parent or for the suspension of the operations of any of the Obligors, the Parent or the Ultimate Parent except, in the case of the Secured Obligors only, as permitted pursuant to the proviso in Section 11.3(c) (provided that, if such proceedings are commenced by another Person, such proceedings shall only constitute an Event of Default if (i) such proceedings are not being diligently defended and (ii) such proceedings have not been discharged, vacated or stayed within 30 days after commencement);

(d)

any of the Obligors, the Parent or the Ultimate Parent ceases to carry on its business or is adjudged or declared bankrupt or insolvent or admits in writing its inability to pay debts as they become due or makes an assignment for the general benefit of creditors, petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or files a notice of intention to file a proposal, or commences (or any other Person commences) any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect (provided that, if such proceedings are commenced by another Person, such proceedings shall only constitute an Event of Default if (i) such proceedings are not being diligently defended and (ii) such proceedings have not been discharged, vacated or stayed within 30 days after commencement), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian for it or any such part of its property;

(e)	any representation or warranty made or deemed made by any Obligor in any Loan Document proves to have been incorrect when made or furnished;

(f)	the breach or failure of due observance or performance by any Borrower of Section 11.1(f), (g) or (k) or any provision of Section 11.3;

(g)	the breach or failure of due observance or performance by any of the Loan Parties of any covenant or provision of any of the Loan Documents, other than those heretofore or hereafter dealt with in this Section 13.1, which is not remedied within fifteen days after written notice to do so has been given by the Administrative Agent to Anixter Canada;

(h)	a writ, execution, attachment or similar process is issued or levied against all or any portion of the Secured Assets in connection with any judgment against any of the Obligors in excess of $25,000,000 and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

(i)	one or more encumbrances or lienors enforce their security or other remedies against any part of the property, assets or undertaking of any Obligor having a fair market value in excess of $25,000,000;

(j)	any Obligor, the Parent or the Ultimate Parent fails to make any payment in respect of any Indebtedness (whether as principal debtor or guarantor) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or the U.S. Dollar Equivalent thereof when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after taking into account any applicable grace period); or (ii) fails to perform or observe any condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness and the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) are able to cause such Indebtedness to be declared to be due and payable prior to its stated maturity;

(k)	the validity, enforceability or priority of any of the Loan Documents is contested in any manner by any Loan Party, the Parent or the Ultimate Parent;

(l)	any Loan Document is terminated or rescinded or any Person takes an action to terminate or rescind any Loan Document;

(m)	any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document;

(n)	any Security Document does not constitute first ranking, priority security over the Secured Assets charged under that Security Document (subject to Permitted Liens);

(o)	any one or more of the Security Documents is determined by a court of competent jurisdiction not to be valid and enforceable by the Administrative Agent or the Lenders, as the case may be, against the relevant Obligor, and any such document has not been replaced by a valid and enforceable document that is equivalent in effect to such document, assuming such document had originally been valid and enforceable, in form and substance acceptable to the Administrative Agent, within thirty (30) days of such determination, provided, however, that such grace period shall only be provided if the relevant Obligor actively cooperates with the Administrative Agent to so replace such document;

(p)	the occurrence of a Material Adverse Change;

(q)	Anixter Canada ceases to be directly or indirectly wholly owned by the Parent and the Parent ceases to be directly or indirectly wholly-owned by the Ultimate Parent;

(r)	any Person or group of Persons acting “jointly or in concert” (as contemplated by the Securities Act (Ontario)) shall obtain Control of the Ultimate Parent;

(s)

if: (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards under Section 412 of the Code or extension of any amortization period is sought or granted under section 431(d) of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (A) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (B) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Plans and Non-U.S. Plans allocable to such liabilities, shall exceed $15,000,000 or the U.S. Dollar Equivalent thereof, (iv) any Company, including by reason of liability of any ERISA Affiliate, shall have incurred, or is reasonably expected to incur, any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Company or any ERISA

Affiliate withdraws from any Multiemployer Plan or fails to make any contribution or payment to any Multiemployer Plan which such Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, (vi) any Company fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or, (vii) any Company becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; (viii) amend any Plan so as to result in any increase in current liability for the plan year such that any Company or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; and any such event or events described in clauses (i) through (vii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as used in this Section 13.1(r), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to each such term in section 3 of ERISA); or

(t)	there occurs a default under any of the Subordinate Debt Documents (howsoever defined or described therein) and such default is not corrected or otherwise remedied by 30 days after the earliest to occur of (i) the Borrowers or another Obligor becomes aware of such default, (ii) the Borrowers give notice to the Administrative Agent of such default, and (iii) the Administrative Agent gives notice of such default to the Borrower; or

(u)	if any Letter which has a term which extends past the Maturity Date (or an automatic renewal provision which, if exercised, would cause the term to extend past the Maturity Date) is not, at least 5 Banking Days prior to the Maturity Date, (i) returned to the Issuing Bank for cancellation or (ii) cash collateralized with the Issuing Lender for the full face amount thereof plus all fees relating thereto for its term;

(v)	the Indebtedness evidenced by the 5.625% Senior Notes due 2019 issued under the indenture dated as of April 30, 2012 between the Parent, the Ultimate Parent and Wells Fargo, as trustee, as the same may be amended or replaced from time to time, is not repaid in full or refinanced or replaced on terms mutually satisfactory to the Parent and the Administrative Agent (including, as to any Indebtedness refinancing or replacing such notes, such Indebtedness having a maturity date not earlier than ninety (90) days after the Maturity Date) by January 31, 2019, which is the date that is 90 days before the stated maturity date of such notes as of the date of this agreement;

(w)	any Member of the Borrowing Group is precluded, denied or otherwise prevented for any reason whatsoever from using employing Intellectual Property owned by or licensed to the Parent or the Ultimate Parent;

the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by notice to the Borrowers, terminate the Credit Facilities, declare all Indebtedness of the Borrowers to the Credit Parties pursuant to this agreement (including (i) the face amount of all Bankers’ Acceptances issued and outstanding hereunder and (ii) the then contingent liability of the Issuing Lenders under all outstanding Letters) and all accrued and unpaid interest and fees hereunder to be immediately due and payable, whereupon the Credit Facilities shall terminate, all such Indebtedness shall immediately become and be due and payable and the Administrative Agent may enforce or cause to be enforced the Security (provided, however, that the Credit Facilities shall terminate, all such Indebtedness of the Borrowers to the Credit Parties shall automatically become due and payable and the Security shall become immediately enforceable, without notice of any kind, upon the occurrence of an event described in clause (c) or (d) above). Upon the payment by the applicable Borrower to the relevant Issuing Lender of the then contingent liability of such Issuing Lender under all outstanding Letters issued by it, such Borrower shall have no further liability to such Issuing Lender with respect to such Letters. With respect to any Bankers’ Acceptances outstanding at the time all such Indebtedness becomes immediately due and payable, the applicable Borrower shall forthwith deposit with the Administrative Agent cash collateral in an amount equal to the aggregate face amount of the Bankers’ Acceptances, to be held on terms and conditions satisfactory to the Administrative Agent, and upon such deposit having been made such Borrower shall have no further liability to the Lenders with respect to such Bankers’ Acceptances.

13.2	Refund of Overpayments.

With respect to each Letter issued by a particular Issuing Lender for which such Issuing Lender has been paid all of its contingent liability pursuant to Section 9.1, 9.6, 9.7 or 13.1 and provided that all such amounts due by the applicable Borrower to such Issuing Lender under Section 9.1, 9.6, 9.7 or 13.1 have been paid, the Issuing Lender agrees to pay to the applicable Borrower, upon the earlier of:

(a)	the date on which either the original counterpart of such Letter is returned to such Issuing Lender for cancellation or such Issuing Lender is released by the beneficiary thereof from any further obligations in respect of such Letter;

(b)	the expiry of such Letter; and

(c)	such Issuing Lender is permanently enjoined by a court of competent jurisdiction from honouring such Letter pursuant to a final Order;

an amount equal to any excess of the amount received by such Issuing Lender hereunder in respect of its contingent liability under such Letter over the total of amounts applied to reimburse such Issuing Lender for amounts paid by it under or in connection with such Letter (such Issuing Lender having the right to so appropriate such funds).

13.3	Remedies Cumulative.

The Borrowers expressly agree that the rights and remedies of the Administrative Agent and the Lenders under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the

Administrative Agent or any of the Lenders of any right or remedy for a default or breach of any term, covenant or condition in this agreement does not waive, alter, affect or prejudice any other right or remedy to which the Administrative Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Administrative Agent with the approval of the Majority Lenders or all of the Lenders in accordance with Section 14.14 of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default.

13.4	Set-Off.

In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, the Administrative Agent and each Lender is authorized, at any time that an Event of Default has occurred and is continuing and without notice to the Borrowers or to any other Person, any such notice being expressly waived by the Borrowers, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Administrative Agent or such Lender, as the case may be, to or for the credit of or the account of any Borrower against and on account of the obligations and liabilities of such Borrower which are due and payable to the Administrative Agent or such Lender, as the case may be, under this agreement.

In the event that a Finance Party is party to a deposit account control agreement entered with the Administrative Agent or Hypothecary Representative, as the case may be, and the Obligor in respect of any deposit account of the Obligor maintained with such Finance Party, as the depository institution, the parties hereto acknowledge and agree that the rights of set-off and compensation of such Finance Party contemplated in this Section 13.4 shall be unaffected by the terms and conditions of such deposit account control agreement.

ARTICLE 14

THE ADMINISTRATIVE AGENT

14.1	Appointment and Authorization of Administrative Agent.

Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Finance Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Finance Documents as are delegated to the Administrative Agent by such Lender by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them thereunder or in connection therewith, except for its own gross negligence or wilful misconduct and each Lender hereby acknowledges that the Administrative Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

For greater certainty, but without limiting the powers of the Administrative Agent pursuant to the terms hereof or of any other the Finance Document, for the purposes of holding any Liens granted by any of the Obligors under the laws of the province of Québec pursuant to the Security Documents, the Finance Parties hereby acknowledge that the Administrative Agent shall be and act as the hypothecary representative of all present and future Finance Parties for all purposes of Article 2692 of the Civil Code of Quebec (the “Hypothecary Representative”). Each Finance Party therefore appoints, to the extent necessary, the Administrative Agent as its hypothecary representative to hold the Liens created pursuant to such Security Documents in order to secure the Finance Obligations. By executing any required instrument prior to becoming a Finance Party, each future Finance Party shall be deemed to ratify the appointment of the Administrative Agent as the hypothecary representative of such future Finance Party.

The Administrative Agent accepts to act as hypothecary representative of all present and future Finance Parties for all purposes of Article 2692 of the Civil Code of Quebec.

14.2	Interest Holders.

The Administrative Agent may treat each Lender set forth in Schedule A hereto or the Person designated in the last notice delivered to it under Section 16.2 as the holder of all of the interests of such Lender under the Finance Documents.

14.3	Consultation with Counsel.

The Administrative Agent may consult with legal counsel selected by it as counsel for the Administrative Agent and the Lenders and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4	Documents.

The Administrative Agent shall not be under any duty to the Finance Parties to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Finance Documents or any instrument, document or communication furnished pursuant to or in connection with the Finance Documents and the Administrative Agent shall, as regards the Finance Parties, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.5	Administrative Agent as Finance Party.

With respect to those portions of a particular Credit Facility made available by it, the Administrative Agent shall have the same rights and powers under the Finance Documents as any other Finance Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers and their Affiliates and Persons doing business with the Borrowers and/or any of their Affiliates as if it were not the Administrative Agent and without any obligation to account to the Finance Parties therefor.

14.6	Responsibility of Administrative Agent.

The duties and obligations of the Administrative Agent to the Finance Parties under the Finance Documents are only those expressly set forth herein. The Administrative Agent shall not have any duty to the Finance Parties to investigate whether a Default has occurred. The Administrative Agent shall, as regards the Finance Parties, be entitled to assume that no Default has occurred and is continuing unless the Administrative Agent has actual knowledge or has been notified by the Borrowers of such fact or has been notified by a Finance Party that such Finance Party considers that a Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.7	Action by Administrative Agent.

The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Finance Parties by and under this agreement; provided, however, that the Administrative Agent shall not exercise any rights under Section 13.1 or exercise any rights under the Guarantees or the Security Documents or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Administrative Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Administrative Agent upon the request or instructions of the Majority Lenders. The Administrative Agent shall incur no liability to the Finance Parties under or in respect of any of the Finance Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting under any of the Finance Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders. In respect of any notice by or action taken by the Administrative Agent hereunder, the Borrowers shall at no time be obliged to enquire as to the right or authority of the Administrative Agent to so notify or act.

14.8	Notice of Events of Default.

In the event that the Administrative Agent shall acquire actual knowledge or shall have been notified of any Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this agreement and under the other Finance Documents as the Majority Lenders shall request in writing and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Administrative Agent to take such action or to assert such rights under any of the Finance Documents in respect of such Default, the Administrative Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this agreement or under the other Finance Documents and other than giving an express waiver of any Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions unless required by law to do so.

14.9	Responsibility Disclaimed.

The Administrative Agent shall be under no liability or responsibility whatsoever as agent hereunder:

(a)	to the Borrowers or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Finance Party of any of their obligations under any of the Finance Documents;

(b)	to any Finance Party as a consequence of any failure or delay in performance by, or any breach by, the Borrowers or any other Person of any of their obligations under any of the Finance Documents; or

(c)	to any Finance Party for any statements, representations or warranties in any of the Finance Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Finance Documents or any other documents contemplated hereby or thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Finance Documents or any other document contemplated hereby or thereby.

14.10	Indemnification.

The Finance Parties agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) pro rata according to the Pro Rata Share of each of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any of the Finance Documents or any other document contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under any of the Finance Documents or any document contemplated hereby or thereby, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent.

14.11	Credit Decision.

Each Lender represents and warrants to the Administrative Agent that:

(a)	in making its decision to enter into this agreement and to make its Pro Rata Share of the Credit Facilities available to the Borrowers, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Companies and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and

(b)	so long as any portion of the Credit Facilities is being utilized by any of the Borrowers, it will continue to make its own independent evaluation of the financial condition and affairs of the Companies.

14.12	Successor Administrative Agent.

(a)	Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of Anixter Canada (which consent shall not be required for so long as an Event of Default has occurred and is continuing), resign at any time by giving 30 days written notice thereof to the Borrowers and the Lenders. Upon any such resignation, the Majority Lenders, with the prior written consent of Anixter Canada (which consent shall not be required (x) if the successor Administrative Agent is an Affiliate or Subsidiary of the Administrative Agent on the date hereof or (y) for so long as an Event of Default has occurred and is continuing), shall have the right to appoint a successor Administrative Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the prior written consent of Anixter Canada (which consent shall not be required for so long as an Event of Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a bank organized under the laws of Canada which has combined capital and reserves in excess of $250,000,000 and has an office in Toronto.

(b)	If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of Anixter Canada (which consent shall not be required for so long as an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)	Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring or removed Administrative Agent (in its capacity as Administrative Agent but not in its capacity as a Lender) and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (in its capacity as Administrative Agent but not in its capacity as a Lender). After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

14.13	Delegation by Administrative Agent.

The Administrative Agent shall have the right to delegate any of its duties or obligations hereunder as Administrative Agent to any Affiliate of the Administrative Agent so long as the Administrative Agent shall not thereby be relieved of such duties or obligations.

14.14	Waivers and Amendments.

(a)	Subject to Sections 14.14(b) and 14.14(c), inclusive, any term, covenant or condition of any of the Loan Documents may only be amended with the prior consent of the Borrowers and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default.

(b)	Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)	increase the amount of either of the Credit Facilities, the amount of either of the Credit Limits or the amount of the Individual Commitment of any Lender with respect thereto;

(ii)	amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect of either Credit Facility;

(iii)	change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(iv)	reduce the stated amount or postpone the date for payment of any fees or other amount to be paid pursuant to Article 7 or Article 8 of this agreement;

(v)	permit any subordination of any of the Obligations;

(vi)	release or discharge any of the Security Documents or the Security or any of the Guarantees, in whole or in part, or release any of the Secured Assets from the Security, in whole or in part except as permitted by Section 11.3(c) and Section 14.25;

(vii)	alter the terms of this Section 14.14, 14.16, 14.19 or 14.22; or

(viii)	amend the definitions of “Exposure”, “Finance Party”, “Obligations” or “Finance Obligations Termination Date” or any definition forming part thereof.

(c)	Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no amendment or waiver shall extend the Maturity Date or the time for the payment of interest on Loans made under the Credit Facilities or fees to be paid under the Credit Facilities, forgive any portion of principal thereof or reduce the stated rate of interest or fees payable thereon.

(d)	Notwithstanding any other provisions of this agreement, the Finance Obligations of each Qualified Capital Market Lender (including, for certainty, each Qualified Capital Market Lender that is no longer a Lender or an Affiliate of a Lender) shall at all times rank pari passu with the Obligations of each other Finance Party and the Finance Obligations of the Finance Parties (including, for certainty, any Qualified Capital Market Lender that is no longer a Lender or an Affiliate of a Lender) shall be paid pro rata in accordance with their relative Exposures that are then due and payable, in each case regardless of any amendments made to this agreement after the date hereof. Notwithstanding any other provisions of this agreement, no amendment shall be made to this Section 14.14(d) or Section 14.22 without the written consent of each Qualified Capital Market Lender that is no longer a Lender or an Affiliate of a Lender and each other Finance Party.

(e)	No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of the Administrative Agent shall be effective without the prior written consent of the Administrative Agent.

(f)	Without the prior written consent of an Issuing Lender, no amendment to or waiver of Article 14 or any other provision hereof to the extent it affects the rights or obligations of such Issuing Lender shall be effective.

(g)	Notwithstanding any other provision hereof, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Individual Commitment of such Lender may not be increased or extended nor any forgiveness or reduction of the principal and interest owed to such Defaulting Lender by the Borrowers hereunder be made without the consent of such Defaulting Lender.

14.15	Determination by Administrative Agent Conclusive and Binding.

Any determination that is expressly permitted to be made by the Administrative Agent on behalf of the Lenders or the Majority Lenders under this agreement shall be made by the Administrative Agent in good faith and, if so made, shall be binding on all parties, absent manifest error.

14.16	Adjustments among Lenders after Acceleration.

(a)	The Lenders agree that, at any time after all Indebtedness of the Borrowers to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facilities, they will at any time or from time to time upon the request of any Lender through the Administrative Agent purchase portions of the availments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.16, will be in the same proportions as their respective Pro Rata Shares thereof with respect to each of the Credit Facilities immediately prior to such acceleration, cancellation or termination.

(b)	The Lenders agree that, at any time after all Indebtedness of the Borrowers to such Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facilities, the amount of any repayment made by the Borrowers under this agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Finance Documents, which are to be applied against amounts owing hereunder as principal, will be so applied in a manner such that to the extent possible, the availments made available by the respective Lenders which remain outstanding, after giving effect to such application, will be in the same proportions as their respective Pro Rata Shares thereof with respect to each of the Credit Facilities immediately prior to such acceleration, cancellation or termination.

(c)	For greater certainty, the Lenders acknowledge and agree that without limiting the generality of the provisions of Section 14.16(a) and (b), such provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise) on account of any monies owing or payable by the Borrowers to it under the Finance Documents in excess of its pro rata share of payments on account of monies owing by the Borrowers to all the Finance Parties thereunder.

(d)	The Borrowers agree to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.16.

14.17	Redistribution of Payment.

If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it under any of the Credit Facilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of such Credit Facility (having regard to the respective Individual Commitments of the Lenders with respect to such Credit Facility), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the credits; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrowers, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

14.18	Distribution of Notices.

Except as otherwise expressly provided herein, promptly after receipt by the Administrative Agent of any notice or other document which is delivered to the Administrative Agent hereunder on behalf of the Lenders, the Administrative Agent shall provide a copy of such notice or other document to each of the Lenders.

14.19	Determination of Exposures.

Prior to any distribution of Cash Proceeds of Realization to the Finance Parties, the Administrative Agent shall request each Finance Party to provide to the Administrative Agent a written calculation of such Finance Party’s Exposure, each such calculation to be certified true and correct by the Finance Party providing same. Each Finance Party shall so provide such calculation within two Banking Days following the request of the Administrative Agent. Any such calculation provided by a particular Finance Party shall, absent manifest error, constitute prima facie evidence of such Finance Party’s Exposure at such time. With respect to each determination of the Exposure of the Finance Parties, the Administrative Agent shall promptly notify the Finance Parties. For the purposes of determining a particular Finance Party’s Exposure:

(a)	the Exposure of a Finance Party under any Loan Documents shall be the aggregate amount owing to such Finance Party thereunder on such date;

(b)	the Exposure of a Qualified Capital Market Lender in respect of Secured Capital Market Agreements shall be measured as the net exposure of such Qualified Capital Market Lender under all Secured Capital Market Agreements with the Secured Obligors to which such Qualified Capital Market Lender is a party, being the aggregate exposure of such Qualified Capital Market Lender thereunder less the aggregate exposure of the Secured Obligors thereunder; the exposure of a party to a Secured Capital Market Agreement shall be, in the case of a Secured Capital Market Agreement which has not been terminated as of such date, the total amount which would be owing to such party by the other party under such Secured Capital Market Agreement in the event of the early termination as of such date of such Secured Capital Market Agreement as a result of the occurrence of a default, event of default or termination event (however specified or designated) with respect to such party thereunder or, in the case of a Secured Capital Market Agreement which has been terminated as of such date, the total amount which is owing to such party by the other party under such Secured Capital Market Agreement, in each case expressed in Canadian dollars; and

(c)	the Exposure of a Qualified Cash Management Lender in respect of Cash Management Agreements shall be the aggregate amount which would be owing by the Obligors thereunder on such date if such agreements were terminated on such date, in each case expressed in Canadian dollars.

14.20	Decision to Enforce Security.

Upon the Security becoming enforceable in accordance with its terms, the Administrative Agent shall promptly so notify each of the Finance Parties. Any Finance Party may thereafter provide the Administrative Agent with a written request to enforce the Security. Forthwith after the receipt of such a request, the Administrative Agent shall seek the instructions of the Majority Lenders as to whether the Security should be enforced and the manner in which the Security should be enforced. In seeking such instructions, the Administrative Agent shall submit a specific proposal to the Finance Parties. The Administrative Agent shall promptly notify the Lenders of all instructions and approvals of the Majority Lenders.

14.21	Enforcement.

The Administrative Agent reserves the sole right to enforce, or otherwise deal with, the Security and to deal with the Obligors in connection therewith; provided, however, that the Administrative Agent shall so enforce, or otherwise deal with, the Security as the Majority Lenders shall instruct.

14.22	Application of Cash Proceeds of Realization.

(a)	All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Administrative Agent and disposed of, or realized upon, by the Administrative Agent in such manner as the Majority Lenders may approve so as to produce Cash Proceeds of Realization.

(b)	Subject to the claims, if any, of secured creditors of the Obligors whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Lenders shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:

(i)	firstly, to the payment of all reasonable costs and expenses incurred by or on behalf of the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under other Finance Documents and in payment of all of the remuneration of any receiver and all costs and expenses properly incurred by such receiver (including, without limitation, all legal fees and disbursements) in the exercise of all or any powers granted to it under the Security Documents;

(ii)	secondly, in payment of all amounts of money borrowed or advanced by the Administrative Agent or such receiver pursuant to the Security Documents and any interest thereon;

(iii)	thirdly, to the payment of fees and interest forming part of the Finance Obligations to the Finance Parties pro rata in accordance with their relative Exposures

(iv)	fourthly, to the payment or the prepayment of all other Finance Obligations (including holding as cash collateral to be applied against Finance Obligations which have not then matured) to the Finance Parties pro rata in accordance with their relative Exposures; and

(v)	the balance, if any, to the Borrowers or otherwise in accordance with Applicable Law.

14.23	Security Documents.

As continuing collateral security for the Finance Obligations, the Borrowers shall, and shall cause the Secured Obligors to, execute and deliver the Guarantees and the Borrowers shall, and shall cause the Secured Obligors to, execute and deliver the Security Documents. The Guarantees and the Security Documents shall be entered into in favour of the Administrative Agent for the rateable benefit of the Finance Parties. The Administrative Agent declares that it shall hold the Security, the Secured Assets charged by the Security Documents and the rights granted to it under the Finance Documents for its own benefit and in its capacity as agent for the rateable benefit of each Finance Party.

14.24	Entering into Contracts.

Each Finance Party hereby irrevocably authorizes the Administrative Agent to enter into the Guarantees and the Security Documents as agent for and on behalf of such Finance Party and Borrowers hereby expressly acknowledge the authority of the Administrative Agent to enter into the Guarantees and the Security Documents.

14.25	Discharge of Security.

(a)	To the extent a sale or other disposition of the Secured Assets is permitted pursuant to the provisions hereof, the Finance Parties hereby authorize the Administrative Agent, at the cost and expense of the Borrowers, to execute such discharges and other instruments which are necessary for the purposes of releasing and discharging the Security therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded or for the purpose of more fully and effectively carrying out the provisions of this Section 14.25.

(b)

At such time that (i) no Default has occurred and is continuing, (ii) the Parent and the Ultimate Parent have executed and delivered to the Administrative Agent and instrument of adhesion to this agreement in the form appended hereto as Schedule J and have caused to be delivered to the Administrative Agent a legal opinion, in form and substance satisfactory to the Administrative Agent, in respect of such instrument of adhesion, (iii) the Interest Coverage Ratio and the Total Leverage Ratio are both in compliance at such time and (iv) the NRT Obligations Termination Date has occurred, all Security Documents shall be terminated, all liens and registrations perfecting the Security shall be discharged and all collateral pledged pursuant to the Security Documents shall be returned to the applicable Obligor. For certainty, the Obligors may in their discretion choose to leave the Security Documents in place rather than arrange for the Parent and the Ultimate Parent to become Guarantors.

14.26	Survivorship.

The provisions of Articles 14 and 15 and all other provisions of this agreement which are necessary to give effect to each of the provisions of such Articles shall survive the permanent repayment in full of the Credit Facilities and the termination of all of the commitments of the Lenders in connection therewith until the Finance Obligations Termination Date.

ARTICLE 15

GUARANTEE

15.1	Guarantee.

Each Primary Obligor hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Finance Parties, as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of all of the Finance Obligations of each other Obligor in the same currency as the currency of such Finance Obligations, whether for principal, interest, fees, expenses, indemnities or otherwise.

15.2	Nature of Guarantee.

The guarantee provided for in this Article 15 shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until the Finance Obligations Termination Date. Each Primary Obligor guarantees that the Finance Obligations of each other Obligor will be paid strictly in accordance with the terms thereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Finance Parties with respect thereto. Each Primary Obligor renounces all benefits of discussion and division. The liability of the Primary Obligors hereunder shall be absolute, unconditional and irrevocable irrespective of, and without being released or limited by:

(a)	any lack of validity, legality or enforceability of any provision of this Agreement;

(b)	the failure of any Finance Party

(i)	to assert any claim or demand or to enforce any right or remedy against any Primary Obligor or any other Person (including any other guarantor) under the provisions of this Agreement, or otherwise, or

(ii)	to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Finance Obligations;

(c)	any change in the time, manner or place of payment of, or in any term of, all or any of the Finance Obligations, or any other extension, compromise, indulgence or renewal of any Finance Obligation;

(d)	any reduction, limitation, variation, impairment, discontinuance or termination of the Finance Obligations for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and each Primary Obligor hereby waives any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Finance Obligations or otherwise (other than by reason of any payment which is not required to be rescinded);

(e)	any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of the Finance Obligations or any guarantees or security;

(f)	any addition, exchange, release, discharge, renewal, realization or non-perfection of any collateral security;

(g)	any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by the Finance Parties as security for any of the Finance Obligations;

(h)	the loss of or in respect of or the unenforceability of any other guarantee or other security which the Finance Parties may now or hereafter hold in respect of the Finance Obligations, whether occasioned by the fault of a Finance Party or otherwise;

(i)	any change in the name of an Obligor or in the constating documents, capital structure, capacity or constitution of an Obligor, the bankruptcy or insolvency of an Obligor, the sale of any or all of an Obligor’s business or assets or an Obligor being consolidated, merged or amalgamated with any other Person; or

(j)	any other circumstance (other than final payment in full) which might otherwise constitute a defence available to, or a legal or equitable discharge of any surety or any other guarantor.

15.3	Credit Parties not Bound to Exhaust Recourse.

The Credit Parties shall not be bound to exhaust their recourse against an Obligor or others or any security or other guarantees they may at any time hold before being entitled to payment hereunder from a Primary Obligor.

15.4	Evidence of Finance Obligations.

A written statement of the Administrative Agent as to the amount of any Finance Obligations of any Obligor shall be prima facie evidence against each Primary Obligor as to the amount of such Finance Obligations.

15.5	Guarantee in Addition to Other Security.

The guarantee provided for in this Article 15 shall be in addition to and not in substitution for any other guarantee or other security which the Finance Parties may now or hereafter hold in respect of the Finance Obligations, and the Finance Parties shall be under no obligation to marshal in favour of any Primary Obligor any other guarantee or other security or any moneys or other assets which they may be entitled to receive or may have a claim upon.

15.6	Reinstatement.

The guarantee provided for in this Article 15 and all other terms of this Article 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment by a Primary Obligor or any other Guarantor of any of the Finance Obligations is rescinded or must otherwise be returned by the recipients thereof by reason of the insolvency, bankruptcy or reorganization of an Obligor or for any other reason, all as though such payment had not been made.

15.7	Waiver of Notice, Etc.

Each Primary Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Finance Obligations and this Agreement.

15.8	Subrogation Rights, Assignment and Postponement of Claim.

Until satisfaction in full of all of the Finance Obligations, all dividends, compositions, proceeds of security or payments received by the Finance Parties in respect of the Finance Obligations shall be regarded for all purposes as payments in gross. No Primary Obligor shall exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Finance Obligations. Any amount paid to a Primary Obligor on account of any such subrogation rights prior to the satisfaction in full of all Finance Obligations shall be held in trust for the benefit of the Finance Parties and shall immediately be paid to the Finance Parties and credited and applied against the Finance Obligations, whether matured or unmatured, in accordance with the terms hereof; provided, however, that if

(a)	A Primary Obligor has made payment to the Finance Parties of all of the Finance Obligations, and

(b)	the Finance Obligations Termination Date has occurred,

such Primary Obligor shall be subrogated to the rights of the Finance Parties against the applicable Obligor with respect to all Finance Obligations of such Obligor and, at the relevant

Primary Obligor’s request, the Finance Parties will execute and deliver to such Primary Obligor appropriate documents (without recourse and without representation or warranty, except that it has not released, assigned or encumbered any subject Finance Obligations) necessary to evidence the transfer by subrogation to such Primary Obligor of all such Finance Obligations.

All debts and liabilities, present and future, of each Primary Obligor to each other Obligor are hereby assigned to the Finance Parties and postponed in right of payment to the Finance Obligations of such other Obligor, and all moneys received by such Primary Obligor in respect thereof shall be received in trust for the Finance Parties and forthwith upon receipt shall be paid over to the Administrative Agent, the whole without in any way lessening or limiting the liability of such Primary Obligor hereunder; and this assignment and postponement shall remain in full force and effect until the Finance Obligations Termination Date.

15.9	Advance After Certain Events.

All advances, renewals and credits made or granted hereunder or in connection herewith by the Finance Parties purportedly to or for any Obligor after the bankruptcy or insolvency of such Obligor but before the Finance Parties have received notice thereof, shall be deemed to form part of the Finance Obligations, and all advances, renewals and credits obtained from the Finance Parties hereunder purportedly by or on behalf of any Obligor shall be deemed to form part of the Finance Obligations, notwithstanding any lack or limitation of power, incapacity or disability of such Obligor or of the directors or agents thereof and notwithstanding that such Obligor may not be a legal or suable entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Finance Parties had knowledge thereof.

15.10	Parallel Debt (Covenant to pay the Administrative Agent).

(a)	Notwithstanding any other provision of this Agreement, each Primary Obligor hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent (the “Parallel Debt”), as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by Anixter Canada or Anixter Mid Holdings to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document.

(b)	The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt.

(c)	Any Parallel Debt shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by Anixter Canada or Anixter Mid Holdings to the other Finance Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment of the corresponding Parallel Debt.

ARTICLE 16

MISCELLANEOUS

16.1	Waivers.

No failure or delay by the Administrative Agent, the Lenders or the Majority Lenders in exercising any remedy, right or power hereunder or otherwise shall operate as a waiver thereof, except a waiver which is specifically given in writing by the Administrative Agent, and no single or partial exercise of any power, right or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other power, right or privilege.

16.2	Notices.

All notices, demands and other communications provided for in this agreement shall be in writing and shall be personally delivered to an officer of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses, email addresses (which email notice shall be sent with a “read receipt” request) or telefacsimile numbers, as the case may be, set opposite the party’s name on the signature page hereof (in the case of the Borrowers and the Administrative Agent) or set forth in Schedule A hereto (in the case of the Lenders) or at or to such other address or addresses, email address or email addresses or telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made prior to 4:00 p.m. (Toronto time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made prior to 4:00 p.m. (Toronto time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

16.3	Severability.

Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

16.4	Counterparts.

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

16.5	Successors and Assigns; No Third Party Rights or Liabilities.

This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this agreement or any provision of this agreement. This agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and assigns.

16.6	Assignment.

(a)	Without the consent of all of the Lenders, neither the Loan Documents nor the benefit thereof may be assigned by the Borrowers.

(b)	A Lender may at any time sell to one or more other Persons (“Participants”) participating interests in any credit outstanding hereunder, any commitment of such Lender hereunder or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, the Lender’s obligations under this agreement to the Borrowers shall remain unchanged, the Lender shall remain solely responsible for the performance thereof and the Borrowers shall continue to be obligated to the Lender in connection with the Lender’s rights under this agreement. The Borrowers agree that if amounts outstanding under this agreement are due and unpaid, or shall have been declared to be or shall have become due and payable upon the occurrence of an Event of Default, or any Default which might mature into an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this agreement to the same extent as if the amount of its participating interest were owing directly to it as the relevant Lender under this agreement. The Borrowers also agree that each Participant shall be entitled to the benefits of Article 8 with respect to its participation hereunder; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Article than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

(c)

With the prior written consent of the Borrowers (which consent shall not be required for so long as a Default has occurred and is continuing), each Issuing Lender (which consent shall only be required with respect to an assignment of the RT Facility and which shall not otherwise be required if such sale is to one or more Lenders or to an affiliate or subsidiary of any of the Lenders), the Swingline Lender (which consent shall only be required with respect to an assignment of the RT Facility and which shall otherwise not be required if such sale is to one or more Lenders or to an affiliate or subsidiary of any of the Lenders) and the Administrative Agent (such consent not to be unreasonably withheld) and provided that, at any time other than when a Default has occurred and is continuing, such sale shall not be to a non-resident of Canada for purposes of the Income Tax Act (Canada) if such assignment would result in increased costs to any Borrower hereunder, a Lender may at any time sell all or any part of its rights and obligations under the Loan Documents to one or more Persons (“Purchasing Lenders”) in amounts no less than $5,000,000 and provided, unless the Lender is selling all of its remaining rights and obligations under the Loan Documents, such Lender retains an aggregate of at least $5,000,000 in Individual Commitments. Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations under the Loan Documents (subject always to its continuing obligations under Section 9.7) and each of the Purchasing Lenders shall become a party to the Loan Documents to the extent of the interest so purchased provided, however, no Lender that is a Defaulting Lender shall be released from any obligation in respect of damages arising in connection with it being or becoming a Defaulting Lender. Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Administrative Agent an assignment fee in the amount of $3,500 for each Purchasing Lender, unless and until the Purchasing Lender has executed an instrument substantially in the form of Schedule C hereto whereby the Purchasing Lender has agreed to be bound by the terms of the Loan Documents as a Lender and has agreed to specific Individual Commitments and a specific address and telefacsimile number for the purpose of notices as provided in Section 16.2. Upon any such assignment becoming effective, Schedule A hereto shall be deemed to be amended to include the Purchasing Lender as a Lender with the specific Individual Commitments, address and telefacsimile number as aforesaid and the Individual Commitments of the Lender making such assignment shall be deemed to be reduced by the respective amounts of the Individual Commitments of the Purchasing Lender. When an assignment has been effected pursuant to this Section 16.6(c) without the consent of the Borrowers, the Administrative Agent shall, within five Banking Days of any such assignment becoming effective, provide the Borrowers with written notice of such assignment.

(d)	The Borrowers authorize the Administrative Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrowers which has been delivered to them by or on behalf of the Borrowers pursuant to this agreement or which has been delivered to them by or on behalf of the Borrowers in connection with their credit evaluation of the Borrowers prior to becoming a party to this agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law.

16.7	Entire Agreement.

The Loan Documents and the agreements referred to therein and delivered pursuant thereto constitute the entire agreement between the parties hereto and supersede any prior agreements, commitment letters, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

16.8	Judgment Currency.

(a)

If, for the purpose of obtaining or enforcing judgment against any Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 16.8 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 16.8 referred to as the “Indebtedness Currency”) under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 16.8(a)(i) being hereinafter in this Section 16.8 referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 16.8(a)(i), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable Borrower shall pay to the Lenders, such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from a Borrower under the provisions of Section 16.8(b) shall be due to the judgment creditor as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

(d)	The term “rate of exchange” in this Section 16.8 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

16.9	Forum Selection and Consent to Jurisdiction.

Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the Province of Ontario for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation. Each Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this agreement. Nothing herein shall limit the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than the Province of Ontario.

16.10	Confidentiality.

The Administrative Agent and each Lender agrees to use commercially reasonable efforts to ensure that financial statements or other information relating to the Borrowers which may be delivered to it pursuant to this agreement and which are not publicly filed or otherwise made available to the public generally will be treated confidentially by the Administrative Agent and each Lender and will not, except with the written consent of the Borrowers, be distributed or otherwise made available by the Administrative Agent or any Lender to any Person other than its directors, officers, employees, authorized agents, counsel or other representatives (provided the other representatives have agreed or are under a duty to keep all information confidential) required, in the reasonable opinion of the Administrative Agent or such Lender, to have such information. The Administrative Agent and each Lender is authorized to deliver a copy of any financial statements or any other information which may be delivered to it pursuant to this agreement, to (i) any actual or potential Participant or Assignee provided prior written notice is given to the Borrowers and the Participant or Assignee agrees to keep all such information confidential, (ii) any Official Body having jurisdiction over the Administrative Agent or a Lender, as the case may be, in order to comply with any Applicable Law, (iii) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) and (iv) to any other Person in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

16.11	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

16.12	Anti-Money Laundering Legislation.

(a)

The Borrowers acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Obligors and their directors, authorized signing officers, direct or indirect shareholders or unitholders or other Persons in control of the Borrowers and/or any such Subsidiary, and the transactions contemplated hereby. The Borrowers shall promptly:

(i)	provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence; and

(ii)	if requested from time to time, notify the recipient of any such information of any changes thereto.

(b)	If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of a Borrower or any of its Subsidiaries or any authorized signatories of a Borrower or any of its Subsidiaries for the purposes of applicable AML Legislation on such Lender’s behalf, then the Administrative Agent:

(i)	shall be deemed to have done so as an agent for such Lender, and this agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the foregoing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Borrower or any of its Subsidiaries or any authorized signatories of any Borrower or any of its Subsidiaries, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any of its Subsidiaries or any such authorized signatory in doing so.

16.13	Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

16.14	Further Assurances.

The Borrowers shall, and shall cause the other Obligors to, from time to time and at all times hereafter, upon every reasonable request of the Administrative Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Administrative Agent for more effectually implementing and carrying out the true intent and meaning of the Loan Documents or any agreement delivered pursuant thereto and such additional security, legal opinions, consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions and negotiable documents of title in connection with the property and assets of the Obligors, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may from time to time request (and to the extent required to be provided by third parties, on a commercially reasonable basis), to ensure (i) that all Secured Assets are subject to a Lien in favour of the Administrative Agent and (ii) the intended first ranking priority of such Liens.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have executed this agreement.

Anixter Canada Inc. c/o Anixter, Inc. 2301 Patriot Boulevard Glenview, IL 60026		ANIXTER CANADA INC.

Attention:	Rodney Shoemaker, Treasurer	By:	/s/ Rodney Shoemaker
Telefax:	(221) 521-8990	Name:	Rodney Shoemaker
Email:	rod.shoemaker@anixter.com	Title:	Treasurer

Tri-Ed ULC c/o Anixter, Inc. 2301 Patriot Boulevard Glenview, IL 60026		TRI-ED ULC

Attention:	Rodney Shoemaker, Treasurer	By:	/s/ Rodney Shoemaker
Telefax:	(221) 521-8990	Name:	Rodney Shoemaker
Email:	rod.shoemaker@anixter.com	Title:	Treasurer

Anixter Mid Holdings B.V. c/o Anixter, Inc. 2301 Patriot Boulevard Glenview, IL 60026		ANIXTER MID HOLDINGS B.V.

Attention:	Rodney Shoemaker, Treasurer	By:	/s/ Rodney Shoemaker
Telefax:	(221) 521-8990	Name:	Rodney Shoemaker
Email:	rod.shoemaker@anixter.com	Title:

THE BANK OF NOVA SCOTIA Corporate Banking - Loan Syndications 40 King Street West, 55th Floor Toronto, Ontario M5H 1H1		THE BANK OF NOVA SCOTIA, as Administrative Agent
		By:	/s/ Eugene Dempsey
Attention:	Head, Agency Services	Name:	Eugene Dempsey
Telefax:	(416) 866-3329	Title:	Director
Email:	agency.services@scotiabank.com		Corporate Banking

THE BANK OF NOVA SCOTIA, as Lender

		By:	/s/ Eugene Dempsey
		Name:	Eugene Dempsey
		Title:	Director
Corporate Banking

By:
Name:
Title:

BANK OF AMERICA, N.A., CANADA BRANCH, as Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title	Vice President

By:
Name:
Title:

SCHEDULE A

INDIVIDUAL COMMITMENTS

Name and Address of Lender		Individual Commitments
The Bank of Nova Scotia		RT Facility: $25,000,000
Corporate Banking
650 West Georgia Street, 18th Floor		NRT Facility: $150,000,000
Vancouver, British Columbia V6B 4N7
Attention:	Eugene Dempsey, Director & Execution Head
Telefax:	(604) 697-2200
Email:	eugene.dempsey@scotiabank.com

Bank of America, N.A., Canada Branch		RT Facility: Nil
181 Bay Street, Suite 400
Toronto, Ontario M5J 2V8		NRT Facility: $150,000,000

Attention:	Medina Sales De Andrade, Vice President
Telefax:	(416) 369-8148
Email:	medina.sales_de_andrade@baml.com

N-1